   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1998
                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                            NETSOLVE, INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
        DELAWARE                     4813                   75-2094811-2
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                               ----------------
                           12331 RIATA TRACE PARKWAY
                              AUSTIN, TEXAS 78727
                                (512) 340-3000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                                CRAIG S. TYSDAL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           12331 RIATA TRACE PARKWAY
                              AUSTIN, TEXAS 78727
                                (512) 340-3000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------
 Copies of all communications, including all communications sent to the agent for service, should be sent to:

WORSHAM, FORSYTHE & WOOLDRIDGE, L.L.P.          FOLEY, HOAG & ELIOT LLP
     ATTN: L. SCOTT AUSTIN, ESQ.              ATTN: MARK L. JOHNSON, ESQ.
        TIMOTHY A. MACK, ESQ.                   ONE POST OFFICE SQUARE
    1601 BRYAN STREET, 30TH FLOOR             BOSTON, MASSACHUSETTS 02109
         DALLAS, TEXAS 75201


                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                        PROPOSED
                                           PROPOSED      MAXIMUM
                               AMOUNT      MAXIMUM      AGGREGATE   AMOUNT OF
  TITLE OF EACH CLASS OF       TO BE    OFFERING PRICE  OFFERING   REGISTRATION
SECURITIES TO BE REGISTERED  REGISTERED   PER SHARE     PRICE(2)       FEE
-------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share..........       (1)          (1)      $51,750,000   $15,267
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) The number of shares being registered and offering price per share will be determined by the registrant prior to the offering of such shares.
(2) The price is estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN +
+OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE       +
+SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED OCTOBER 15, 1998



                                      LOGO


                                        SHARES

                                  COMMON STOCK

  NetSolve, Incorporated is offering      shares of its common stock and the
selling stockholders are offering an additional shares. This is our initial public offering and no public market currently exists for our shares. We have applied for quotation of the offered shares on the Nasdaq National Market under the symbol "NTSL." We anticipate that the initial public offering price will be
between $   and $   per share.
                                 ------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                                 ------------

                                                                      PER
                                                                     SHARE TOTAL
                                                                     ----- -----
Public Offering Price............................................... $     $
Underwriting Discounts and Commissions..............................
Proceeds to NetSolve................................................
Proceeds to Selling Stockholders....................................

                                  -----------

  THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  NetSolve and certain selling stockholders have granted the underwriters a
thirty-day option to purchase up to an additional     shares of common stock to
cover over-allotments. BancBoston Robertson Stephens Inc. expects to deliver
the shares of common stock to purchasers on      , 1998.

BANCBOSTON ROBERTSON STEPHENS                                  HAMBRECHT & QUIST

                  The date of this Prospectus is      , 1998.

[The inside front cover contains the following:]

[1.  The following text appears at the top of the page:]

     NetSolve Scope
     Network Management and Security Services

[2. A background photograph of two people viewing a computer screen appears in the middle of the page.]

[3. A diagram composed of the following items is superimposed on the background photograph:]

     [A. Three circles are linked by arrows pointing from left to right. The three circles contain the following words:]

          Design
          Configure
          Implement

     [B. Arrows lead from the circle captioned "Implement" to two additional circles. The two circles contain the following words:]

          Network Operations and Support
          Security Services

     [C. The following terms appear vertically, along the right margin of the page:]

          Monitor
          Diagnose
          Resolution
          Report
          Upgrade
          Document

[4.  The following text appears below the diagram:]

     Benefits to Our Customers
     .  Increased network reliability and up-time
     .  Reduced overall network costs
     .  Simplified, timely migration to new technologies

[5. The NetSolve name and logo appear in the bottom right hand corner of the page]

[The front gatefold pages contain a diagram composed of the following:]

[1. The background of the diagram contains a black-and-white photograph of three people viewing a computer terminal.

[2.  The following text appears in the upper left hand corner of the diagram:]

     DESIGNING, IMPLEMENTING AND MANAGING ADVANCED DATA NETWORKS

     NetSolve offers a range of remote network management and security services that allow companies to selectively outsource, or "out-task," activities relating to the design, implementation and management of their WANs and LANs. Our services are designed to increase network reliability and up-time, reduce overall network costs, and simplify timely migration to new technologies.

[3. An oval ring appears in the center of the diagram. The following text appears on the ring, beginning at the top and moving clockwise:]

     Supported Technologies
     Internet
     Asynchronous Transfer Mode (ATM)
     Frame Relay

     [A color copy of the background photograph (which depicts three people viewing a computer screen) appears inside the ring. Superimposed on the photograph are four circles and rectangles containing the following:]

     NetSolve Management Center [with icons of a computer terminal, a screwdriver and wrench, a lock, and a server]
     Standards Based Tools, Database
     Firewall [with an icon of a lock]
     Intrusion Detection [with an icon of a lock]

[4. A computer screen containing lines of code appears in the left center of the diagram. A bold line links the screen to the oval ring appearing in the center of the diagram. The following text appears next to the screen:]

     PROWATCH FOR WANS
     Remote network management services for router-based Frame Relay and ATM networks

[5.  A second computer screen appears below the computer screen described in item 4 above. The computer screen depicts a portion of a sample monthly security incident summary. The following text appears next to the screen:]

     PROWATCH SECURE

     Remote security protection services for networks' Internet and intranet perimeter points through our ProWatch Secure Managed Firewall Service and ProWatch Secure Remote Intrusion Detection and Response Service

[6. A schematic diagram linking five circles and rectangles appears in the bottom lefthand corner, beneath the computer screen described in item 5 above. The following words appear in these shapes:]

     LAN
     External Services [the following text appears below this circle:] Internet, e-mail, FTP, etc.
     Firewall [with an icon of a lock]
     Intrusion Detection [with an icon of a lock; a bold line links this shape and the second computer screen described above]
     Router [lines link this rectangle with oval ring; these lines are labeled as follows:] Management connection to NetSolve

[7. A third computer screen appears in the bottom right hand corner. The screen depicts a map of the United States and a portion of a graphical user interface. The following text appears next to the screen:]

     PROWATCH EXCHANGE
     Software tools that allow companies to access up-to-date network status reports through standard Web browsers

[8. The NetSolve name and logo appear in a circle at the lower right hand corner of the diagram.]

[9. A fourth computer screen appears at the right center of the diagram, above the computer screen described in item 7 above. The screen contains a line graph and the bar graph. The following text appears next to the screen:]

     PROWATCH FOR LANS
     Remote network management services for routers, switches and intelligent hubs in corporate LANs

[10. A schematic diagram linking three circles and rectangles appears in the upper right hand corner of the diagram, above the computer screen described in item 7 above. The following words appear in these shapes:]

     LAN
     Firewall [with an icon of a lock]
     Router [a bold line links this rectangle with the computer screen described in item 5 above]

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, THE "COMPANY," "NETSOLVE," "WE," "OUR" AND "US" REFER TO NETSOLVE, INCORPORATED, TOGETHER WITH ITS CONSOLIDATED SUBSIDIARIES (UNLESS THE CONTEXT OTHERWISE REQUIRES).

  UNTIL      , 1998, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Summary..................................................................   4
Risk Factors.............................................................   7
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Consolidated Financial Data.....................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  33
Management...............................................................  44
Certain Transactions.....................................................  52
Principal and Selling Stockholders.......................................  53
Description of Capital Stock.............................................  55
Shares Eligible for Future Sale..........................................  57
Underwriting.............................................................  59
Legal Matters............................................................  60
Experts..................................................................  60
Additional Information...................................................  61
Index to Consolidated Financial Statements............................... F-1

                                    SUMMARY

  Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire Prospectus, especially "Risk Factors" and the Consolidated Financial Statements and Notes, before deciding to invest in shares of our common stock.

                                    NETSOLVE

OUR BUSINESS:     NetSolve offers a range of remote network management and
                  security services that allow companies to selectively outsource, or "out-task," activities relating to the design, implementation and management of their wide area networks
                  ("WANs") and local area networks ("LANs"). Our services are designed to increase network reliability and up-time, reduce overall network costs, and simplify timely migration to new technologies.

OUR CONCEPT:      Businesses increasingly depend on the ability to access and share electronic information reliably. As a result, networks have become a more critical part of day-to-day operations and businesses are seeking ways to implement responsive, reliable and secure networks. Many companies are large enough to employ WANs across multiple sites, but too small to afford the information technology ("IT") personnel necessary to manage and secure their networks. Facing rapid advances in technology and a continuing shortage of IT professionals, these companies are beginning to turn to third-party service providers for network management and security solutions.

OUR SERVICES:     Our network management services address all or selected parts of the full life cycle of network management, which consists of the following elements:

                    . design            . monitoring        . reporting

                    . configuration     . fault diagnosis   . upgrading

                    . implementation    . fault resolution  . documentation

                  We furnish our network management services remotely 24 hours per day, seven days per week from our Network Management Center in Austin, Texas, and we offer software tools that allow companies to access up-to-date network status reports through standard Web browsers. We also provide around-the-clock remote security services for networks' Internet and intranet perimeter points.

OUR CUSTOMERS:    We target middle market companies, roughly defined as
                  companies that have between 200 and 1,500 employees and annual revenues between $50 million and $2.5 billion. More than 375 middle market companies currently use our services to manage more than 4,800 network sites. We market our services through relationships with resellers, including telecommunications carriers, Internet service providers and value-added resellers, as well as through our direct sales force. Sales to AT&T, which resells our services to its customers, accounted for 52% of our total revenues in our fiscal year ended March 31, 1998.

OUR OFFICES:      Our executive offices are located at 12331 Riata Trace
                  Parkway, Austin, Texas 78727. Our telephone number is (512)
                  340-3000.

                                  THE OFFERING

Common Stock Offered by NetSolve.....................     shares
Common Stock Offered by the Selling Stockholders.....     shares
Common Stock to be Outstanding after the Offering....     shares(1)
Use of Proceeds...................................... General corporate purposes, including
                                                      working capital and
                                                      acquisitions. See "Use of
                                                      Proceeds."
Proposed Nasdaq National Market Symbol............... NTSL

---------------
(1) Based on shares outstanding as of September 30, 1998, which exclude:
    . 2,465,444 shares issuable upon exercise of outstanding options with a weighted average exercise price of $2.26 per share;
    . 167,500 shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $2.72 per share; and . 827,527 shares reserved for future issuance under our stock-based compensation plans.


                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             SIX MONTHS ENDED
                                   YEAR ENDED MARCH 31,        SEPTEMBER 30,
                                  -------------------------  ------------------
                                   1996     1997     1998      1997      1998
                                  -------  -------  -------  --------  --------
STATEMENT OF OPERATIONS DATA:
Total revenues..................  $ 3,670  $ 6,316  $14,523  $  6,683  $ 11,985
Total cost of revenues..........    2,546    5,072   11,054     5,383     8,826
Operating loss..................   (2,093)  (3,753)  (3,154)   (1,993)     (167)
Discontinued operations, net....    2,041   12,757      506       320       --
Net income (loss)...............      456   10,295   (2,226)   (1,411)      (96)
Pro forma basic and diluted loss
 per share(1):
 From continuing operations.....                    $ (0.29)           $  (0.01)
 Net loss.......................                    $ (0.24)           $  (0.01)
Pro forma weighted average
 shares used in per share
 calculation(1).................                      9,390               9,669

                                                   SEPTEMBER 30, 1998
                                          -------------------------------------
                                                                   PRO FORMA
                                           ACTUAL   PRO FORMA(2) AS ADJUSTED(3)
                                          --------  ------------ --------------
BALANCE SHEET DATA:
Cash and cash equivalents...............  $    117    $   117
Working capital.........................     4,689      4,689
Total assets............................    14,013     14,013
Capital lease obligations, net of
 current portion........................     1,224      1,224
Redeemable convertible preferred stock..    42,884        --
Total stockholders' equity (deficit)....   (34,373)     8,511

---------------

(1) Reflects the conversion of all of the outstanding shares of our redeemable convertible preferred stock into 6,394,727 shares of common stock as of April 1, 1997. See Note 4 of Notes to Consolidated Financial Statements.

(2) Reflects the conversion of all of the outstanding shares of our redeemable convertible preferred stock into 6,394,727 shares of common stock, which will take effect immediately prior to the closing of this offering. See
    Note 4 of Notes to Consolidated Financial Statements.

(3) On a pro forma basis, further adjusted to reflect our sale of     shares of
    common stock at an assumed initial public offering price of $     per share
    (after deducting the estimated underwriting discounts and commissions and estimated offering expenses) and the application of our estimated net proceeds. See "Use of Proceeds."

  Except as otherwise indicated herein, all information in this Prospectus assumes the underwriters' over-allotment option is not exercised. See "Principal and Selling Stockholders" and "Underwriting." Except as otherwise noted, all information in this Prospectus reflects:

  . the conversion of all of the outstanding shares of our redeemable convertible preferred stock into 6,394,727 shares of common stock, which will take effect immediately prior to the closing of this offering;

  . the amendment of our certificate of incorporation, which is expected to take effect in October 1998, to increase the number of authorized shares of common stock to 25,000,000; and

  . the amendment of our Long-Term Incentive Compensation Plan, which is expected to take effect in October 1998, to increase the number of shares reserved for issuance under such plan to 1,350,000.

                                ----------------

  We have federal trademark registrations for the NetSolve(R) logo and the name NetSolve(R) and applications pending for the trade names ProWatch SM, ProWatch for WANs SM, ProWatch for LANs SM, ProWatch Exchange SM and ProWatch Secure SM. Trade names, trademarks and service marks of other companies appearing in this Prospectus are the property of the respective holders.

                                 RISK FACTORS

  Investing in shares of our common stock involves risks. You should be able to bear a complete loss of your investment. You should carefully consider the following factors and other information in this Prospectus before deciding to invest in shares of our common stock. We are uncertain about the future of our business and, in preparing this Prospectus, have made a number of assumptions and projections. We generally use words like "expect," "believe" and "intend" to indicate these assumptions and projections. Our assumptions and projections could be wrong for many reasons, including the reasons discussed below.

LIMITED           Although NetSolve began operating in 1987, we did not
OPERATING         introduce our first remote network management service until
HISTORY; PAST     the quarter ended March 31, 1994. From inception through
LOSSES            November 1996, we generated substantially all of our
                  revenues from our data transport business, which we sold in December 1996. Thus, our track record in the remote network management services business is short, and it is difficult to predict our future revenues and operating results. We incurred substantial net losses from continuing operations through the quarter ended June 30, 1998. We had operating losses from continuing operations of $3.2 million in the fiscal year ended March 31, 1998 and $0.2 million in the six months ended September 30, 1998. As the result of accumulated operating losses, our accumulated deficit at September 30, 1998 totaled $37.4 million. Our ability to operate profitably depends on increasing sales of our services while maintaining sufficient gross profit margins.
                  We must, among other things:

                     . maintain satisfactory relationships with AT&T, which
                       is our largest customer, and network equipment manufacturers such as Cisco;

                     . establish relationships with additional marketing
                       partners for the resale of our services;

                     . develop software to make our principal existing
                       service, ProWatch for WANs, more efficient and economical;

                     . develop and sell other remote network management
                       services;

                     . maintain reliable, uninterrupted service from our
                       Network Management Center 24 hours per day, seven days per week;

                     . respond effectively to competitive pressures; and

                     . maintain reasonable levels of development and selling
                       costs.

                  Our ability to operate profitably also depends upon a number of circumstances outside our control, including the extent to which:

                     . our competitors develop solutions that compete with
                       our services;

                     . the number of qualified IT professionals increases
                       without a significant increase in compensation;

                     . equipment manufacturers introduce new, more
                       technologically advanced equipment and related software; and

                     . our marketing partners dedicate resources or give
                       priority to reselling our services.

                  As a result, we cannot assure you that we will operate profitably on a quarterly or annual basis. For more information, see "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON     Sales to AT&T, which resells our services to its customers,
AT&T              accounted for 52% of our total revenues in the fiscal year ended March 31, 1998. We expect that services sold to AT&T will continue to generate a substantial percentage of our revenues. Our strategy is to develop more end users outside of our AT&T relationship by increasing the number of telecommunications carriers, Internet service providers and data networking value-added resellers that market our services. We expect, however, that sales to AT&T will comprise an even higher percentage of our revenues during the latter half of fiscal 1999 and at least a significant portion of fiscal 2000. As a result, we cannot be sure that we will be successful in reducing our dependence on AT&T.

                  Our existing agreements with AT&T can be canceled by AT&T at any time for reasons beyond our control. These agreements do not prohibit AT&T from marketing other products and services that compete with our services. We will need to maintain a good working relationship with different business units of AT&T in order to maintain the business we currently provide to AT&T's customers and to encourage AT&T to sell our services to additional customers. Problems in our relationship with AT&T would seriously damage our business. We cannot assure you that AT&T will continue to sell our services to existing or additional AT&T customers. A substantial reduction in our AT&T business would result in diminished revenues for an extended period of time as we attempt to replace that business. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Revenues" and "Business--Relationship with AT&T."

FLUCTUATIONS IN   Our revenues and results of operations are difficult to
QUARTERLY         predict and may fluctuate significantly from quarter to
PERFORMANCE       quarter. If either our revenues or results of operations
                  fall below the expectations of investors or public market analysts, the price of the common stock could fall dramatically.

                  Our revenues are difficult to forecast for a number of reasons:

                     . the market for network management services is
                       relatively new, and we have no reliable means to assess overall customer demand;

                     . we derive a majority of our revenues from AT&T and
                       other resellers, and our revenues therefore depend significantly on the willingness and ability of AT&T and those other resellers to sell our services to their customers;

                     . we may not be able to attract additional resellers to
                       market our services as expected;

                     . potential end users may delay the installation of
                       equipment or the purchase of our services, and as a result, we may have difficulty determining when a potential customer will purchase our services;

                     . we expect to encourage end users to purchase
                       equipment from other sources, and we therefore anticipate that our revenues from equipment sales will decline from quarter to quarter as we seek to manage our mix of revenues by limiting discounts on equipment;

                     . we may not add new end users as rapidly as we expect;

                     . we may lose existing end users as the result of
                       competition, problems with our services or, in the case of end users who are customers of our resellers, problems with the reseller's services;

                     . we may not be able to develop new or improved
                       services as rapidly as they are needed;

                     . some of our employees may terminate their employment
                       with NetSolve, resulting in an increase in our recruiting and training costs and a decrease in the level and quality of services that we can provide;

                     . our competition may offer better or cheaper services,
                       forcing us to lower prices or to spend more to market our services; and

                     . either we or other service providers may suffer from
                       network service interruptions that cause us to make payments under the contractual performance guarantees that we offer our customers.

                  Most of our expenses, particularly employee compensation and rent, are relatively fixed. As a result, variations in the timing of revenues could cause significant variations in results of operations from quarter to quarter and could result in quarterly losses.

                  We believe our future operating results may vary by season:

                     . Our bookings may be slower during the months of July
                       and August due to the vacation schedules of our end users and our sales and marketing employees. This may lead to lower levels of revenues earned during the following fiscal quarter, which ends December 31.

                     . Our revenues during our third and fourth fiscal
                       quarters may be more volatile and difficult to predict due to the budgeting and purchasing cycles of our end users. End users typically purchase our services at the same time they purchase new equipment such as routers. As a result, the timing of their large capital expenditures could affect the timing of their purchases of our services. Some end users may not be able to purchase network equipment and our services near the end of a calendar year due to depleted budgets. Other end users may accelerate purchases in order to use the unspent portion of their budget.

                  As a result of these factors, we believe that quarter-to-quarter comparisons of our results of operations are not necessarily meaningful. You should not rely on our quarterly results of operations to predict our future performance. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

NEWNESS OF        Our long-term viability depends significantly upon the
MARKET FOR OUR    acceptance and use of remote network management services by
SERVICES          mid-sized companies. The market for remote network
                  management services is new and rapidly evolving. This makes it more difficult to determine the size and growth of the market and to predict how this market will develop. Changes in technology, the availability of qualified IT professionals and other factors that make internal network management more cost effective than remote network management would adversely affect the market for our services. Our business may be seriously damaged if this market fails to grow, grows more slowly than we expect or develops in some way that is different from our expectations.

UNCERTAINTIES     We expect to rely increasingly on resellers such as
OF RESELLER       telecommunications carriers, Internet service providers and
CHANNEL           data networking value-added resellers to market our
                  services. Our failure to establish these alternative sales channels would seriously damage our business. We have limited experience in managing sales through resellers. We have only recently begun to develop these sales channels, and we have established relationships with only a few resellers. Except for AT&T, these resellers have not generated significant sales of our services to date and may not succeed in marketing our services in the future.

                  Our agreements with resellers, including AT&T, generally do not require that the resellers sell any minimum level of our services and do not restrict the resellers' development or sale of competitive services. We have very little control over these resellers, and we cannot be sure that they will dedicate resources or give priority to selling our services. In addition, resellers may seek to make us reduce the prices for our services in order to lower the total price of their equipment and software offerings.

                  If we succeed in increasing our sales through resellers, we may have weaker relationships with the end users of our services. This may inhibit our ability to gather customer feedback that helps us improve our services, develop new services and monitor customer satisfaction. We may also lose brand identification and brand loyalty, since our services may be identified by private label names or may be marketed differently by our resellers. A failure by any of our resellers to provide their customers with satisfactory products, services or customer support could injure our reputation and seriously damage our business. Our agreements with these resellers may limit our ability to sell our services directly to the resellers' customers in the future.

DEPENDENCE ON     Sales of our ProWatch for WANs and similar WAN services
WAN SERVICES;     accounted for 98% of our recurring network management
NEED TO DEVELOP   services revenues in both the fiscal year ended March 31,
AND SELL          1998 and the six months ended September 30, 1998. We expect
ADDITIONAL        that these WAN services will continue to generate
SERVICES          substantially all of our revenues for the foreseeable
                  future. Our success therefore depends directly on continued market acceptance of our WAN services, as well as our ability to introduce enhanced versions of these services that make these services more efficient and economical. Our revenues from these WAN services will suffer if there is a decrease in the market demand for the Frame Relay-based networks and other switched networks that underlie WANs. In addition, competitive pressures or other factors that adversely affect sales of our WAN services or that cause significant decreases in the prices of our WAN services could seriously damage our business.

                  Our future financial performance will depend in part on our ability to develop, introduce and sell new and enhanced remote network management services other than WAN services, including services that:


                     . address the increasingly sophisticated needs of
                       current and prospective end users; and

                     . respond on a timely and cost-effective basis to
                       technological advances and emerging industry standards and protocols.

                  Although we have developed new services, such as remote network management services for LANs and network security services, we have not derived significant revenues from these services to date. We cannot be sure that we will be successful selling these services or developing additional services on time or on budget. The development of new services is a complex and uncertain process. The newness of the market for remote network management services makes it difficult to determine whether a market will develop for any particular network management service. If we succeed in increasing the percentage of our revenues that is derived from resellers, we may have weaker relationships with the end users of our services, making it even more difficult for us to identify services acceptable to our target market of mid-sized companies. We have experienced delays in developing new services in the past and may experience similar delays in the future. We cannot assure you that future technological or industry developments will be compatible with our business strategy or that we will be successful in responding to such changes in a timely or cost-effective manner. Our failure to develop and sell services other than WAN services could seriously damage our business.

DEPENDENCE ON     Our future success depends to a significant degree on the
SERVICES OF       skills, experience and efforts of our executive officers,
CURRENT CHIEF     particularly Craig S. Tysdal, the President and Chief
EXECUTIVE         Executive Officer of NetSolve. Mr. Tysdal has led NetSolve
OFFICER           during our transition from the data transport business to
                  the remote network management field. He was our principal sales executive during the fiscal year ended March 31, 1998, and he continues to be our key representative in our relationship with AT&T. We do not have employment contracts requiring Mr. Tysdal or any of our other personnel to continue their employment for any period of time, and we do not maintain key man life insurance on Mr. Tysdal or any of our other personnel. The loss of the services of Mr. Tysdal would seriously damage our business. For more information, see "Management--Executive Officers and Directors."

LIMITED SUPPLY    We derive all of our revenues from remote network management
OF QUALIFIED IT   services and related sales of equipment. These services can
PROFESSIONALS     be extremely complex, and in general only highly qualified, highly trained IT professionals have the necessary skills to develop and provide these services. In order to continue to staff our current and future bookings, we need to attract, motivate and retain a significant number of qualified IT professionals. Qualified IT professionals are in short supply, and we face significant competition for these professionals, from not only our competitors but also our marketing partners and companies throughout the industry.
                  Other employers may offer IT professionals significantly greater compensation and benefits or more attractive career paths or geographic locations than we are able to offer. Any failure on our part to hire, train and retain a sufficient number of qualified IT professionals would seriously damage our business.

                  Because of the limited availability of IT professionals, we seek to hire persons who have obtained college bachelor's degrees and then train those persons to provide our services. As a result, we invest a significant amount of time and money in training these new employees before they begin to help us. We do not enter into employment agreements requiring these employees to continue in our employment for any period of time.

COMPETITION       We face competition from different sources. Currently, we
                  compete principally with potential end users' and resellers' internal development organizations. These organizations may have developed tools and methodologies to manage their network processes and may be reluctant to adopt applications offered by third parties such as NetSolve. In order for us to compete effectively with internal solutions, we must establish one or more of the following competitive advantages:

                     .quality of service;

                     .price;

                     .functionality;

                     .product reputation; and

                     .quality of support.

                  If the market for network management services grows as we expect, we believe this market will be highly competitive. Competition is likely to increase significantly as new companies enter the market and current competitors expand their service and product lines. Many of these potential competitors are likely to enjoy substantial competitive advantages, including:

                     . larger technical staffs;

                     . more established sales channels;

                     . more software development experience;

                     . greater name recognition; and

                     . substantially greater financial, marketing, technical
                       and other resources.

                  To be competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and our competitors' innovations by continuing to enhance our services, as well as our sales programs and channels. Any pricing pressures, reduced margins or loss of market share resulting from increased competition, or our failure to compete effectively, could seriously damage our business. For more information, see "Business--Competition."

SYSTEM FAILURE    To succeed, we must be able to operate our network
                  management infrastructure 24 hours per day, seven days per week without interruption. All of our remote network management services are provided from our Network Management
                  Center, which is located at a single site. We do not have any redundant systems or facilities at a separate geographic location. In order to operate without interruption, we must guard against:

                     . power outages, fires, tornados and other natural
                       disasters at our Network Management Center;

                     . telecommunications failures;

                     . equipment failures or "crashes;"

                     . security breaches; and

                     . other potential interruptions.

                  Any interruptions could:

                     . require us to make payments on the contractual
                       performance guarantees we offer our customers;

                     . cause end users to seek damages for losses incurred;

                     . require us to spend more money replacing existing
                       equipment or adding redundant facilities;

                     . damage our reputation for reliable service;

                     . cause existing end users and resellers to cancel our
                       contracts; or

                     . make it more difficult for us to attract new end
                       users and resellers.

                  Any of these results could seriously damage our business.

OBSOLESCENCE OF   As part of our strategy, we have elected to support only
NETWORKING        selected providers of networking equipment and carrier
EQUIPMENT AND     services. For example, we support routers manufactured by
CARRIER           3Com, Bay/Nortel and Cisco, but not by other equipment
SERVICES WE       providers. Our services cannot be used by companies with
SUPPORT           networking equipment and carrier services that we do not
                  support. Our business would be seriously damaged if the networking equipment and carrier services that we support are not used by a significant portion of our target market or if they become unavailable or significantly more expensive. Technological advances that make obsolete any of the networking equipment and carrier services that we support, or that offer significant economic or functional advantages over such equipment and services, also would seriously damage our business. For more information, see "Business--
                  Strategy" and "-- Network Management Services."

LIMITED           Our success depends to a significant degree upon our
PROTECTION OF     software and other proprietary technology. The software
PROPRIETARY       industry has experienced widespread unauthorized
TECHNOLOGY        reproduction of software products. We have no patents. The steps we have taken may not be adequate to deter competitors from misappropriating our propriety information, and we may not be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

                  We could be the subject of claims alleging infringement of third-party intellectual property rights. In addition, we may be required to indemnify our distribution partners and end users for similar claims made against them. Any such claims could require us to spend significant time and money in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. As a result, any such claim could seriously damage our business. For more information, see "Business--Intellectual Property Rights."

YEAR 2000         Many currently installed computer systems and software
ISSUES            products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as "00," which the system might consider to be the year 1900 rather than 2000.
                  This could result in system failures, delays or miscalculations. Computer systems and software that have not been developed or enhanced recently may need to be upgraded or replaced to comply with Year 2000 requirements.

                  Our financial and accounting system for our accounts payable, accounts receivable and general ledger accounts is not Year 2000 compliant. We intend to upgrade this system prior to March 31, 1999 in order to make the system Year 2000 compliant. We are still in the process of checking our other systems. Our systems incorporate certain third-party software and systems that may not be Year 2000 compliant. In addition, our resellers', end users' and vendors' software and systems may not be Year 2000 compliant. The failure of systems maintained by our resellers, end users and vendors to be Year 2000 compliant could cause us to incur significant expenses to remedy any problems, reduce our revenues from such resellers or end users or otherwise seriously damage our business.

                  We have not incurred significant costs to date complying with Year 2000 requirements, and we do not believe that we will incur significant costs for such purposes in the foreseeable future. We expect to spend approximately $200,000 to upgrade our financial and accounting systems. If we discover other Year 2000 errors or defects in our internal systems, we could incur substantial costs in making repairs. The resulting disruption of our operations could seriously damage our business. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

POTENTIAL         Because our products are designed to provide critical
LIABILITY         network management services, we may receive significant
                  liability claims. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. These limitations may not, however, preclude all potential claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful could seriously damage our reputation and our business.

                  Our remote network management service for WANs generally includes a guarantee that the end-to-end network will be available for at least 99.5% of the time in any given month. In the event this guaranteed level of availability is not achieved for an end user, we may be required to refund all of our WAN management fees from the end user for that month. We may, in some instances, refund amounts to customers for circumstances beyond our control. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Revenues" and "Business--Network Management Services--Remote Network Management Services."

NO PRIOR PUBLIC   Before this offering, there has been no public market for
MARKET            our common stock. NetSolve, the selling stockholders and the underwriters of the offering will determine the initial public offering price by negotiations, and this price may not be the price at which the common stock will trade. See
                  "Underwriting" for a discussion of factors to be considered in determining the initial public offering price. Although the common stock will be quoted on the Nasdaq National
                  Market, an active trading market may not develop or be sustained after this offering.

                  The market price of our common stock may fluctuate substantially due to a variety of factors, including:

                     . quarterly fluctuations in our results of operations;

                     . changes in our relationship with AT&T;

                     . adverse circumstances affecting the introduction or
                       market acceptance of new products or services offered by us;

                     . announcements of new products or services by
                       competitors;

                     . changes in our business strategies;

                     . changes in earnings estimates by public market
                       analysts;

                     . changes in accounting principles;

                     . sales of common stock by existing holders; and

                     . loss of key personnel.

                  In addition, the stock market is subject to other factors outside our control that can cause extreme price and volume fluctuations. Securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Litigation brought against us could result in substantial costs and a diversion of management's attention and resources, which could seriously damage our business.

MANAGEMENT        After this offering, NetSolve's executive officers and
CONTROL OF        directors collectively will beneficially own approximately
NETSOLVE           % of the outstanding common stock. For more information,
                  see "Principal and Selling Stockholders." Thus, they will continue to control NetSolve and, if they act together, could elect all of the directors, appoint management and control all matters submitted to our stockholders for a vote.

FUTURE SALES OF   The market price of our common stock could drop as a result
SHARES            of sales of a large number of shares in the market after
                  this offering or in response to the perception that such
                  sales could occur. All of the      shares sold in this
                  offering will be freely tradable, while      of the other
                  shares outstanding after this offering will be "restricted securities" under applicable securities laws. Most of these restricted securities will be subject to 180-day lock-up
                  agreements with the underwriters. After this 180-day period
                  expires,      of such shares will be eligible for immediate
                  sale and     of such shares will become eligible for sale at
                  various times in the future upon expiration of applicable
                  holding periods under, and subject to the terms of, Rule
                  144. BancBoston Robertson Stephens can release shares from one or more of the 180-day lock-up agreements without our
                  approval. In addition, holders of approximately     shares
                  (including shares issuable upon exercise of warrants) have the right to request that we register those shares for sale in the public market.

BROAD             We expect to use our net proceeds from this offering for
MANAGEMENT        general corporate purposes, giving our management broad
DISCRETION IN     discretion in the allocation of the net proceeds. Possible
USE OF PROCEEDS   uses of these funds could include acquisitions of, or
                  investments in, complementary business and technologies. The failure of our management to apply such funds effectively could seriously damage our business.

ANTI-TAKEOVER     Certain provisions of our certificate of incorporation and
PROVISIONS        Delaware law could be used by NetSolve's incumbent
                  management to make it more difficult for a third party to acquire control of NetSolve, even if the change in control might be beneficial to our stockholders. This could discourage potential takeover attempts and could adversely affect the market price of our common stock.

DILUTION;         Since our common stock has in the past been sold at prices
ABSENCE OF        substantially less than the initial public offering price
DIVIDENDS         that you will pay, you will suffer immediate dilution of $
                  per share in pro forma net tangible book value. The exercise of outstanding options and warrants may result in further dilution. We do not currently anticipate paying cash dividends in the foreseeable future.

                                USE OF PROCEEDS

  The net proceeds to NetSolve from the sale of the     shares of common stock
offered by NetSolve are estimated to be $    million ($    million if the
underwriters' over-allotment is exercised in full), assuming an initial public
offering price of $    per share and after deducting the estimated
underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company estimates that its expenses in connection with this offering will total approximately $750,000. The Company will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

  The principal purposes of this offering are to:

  . increase the Company's capitalization and financial flexibility;

  . increase the Company's visibility in the marketplace;

  . provide a public market for the Company's common stock;

  . facilitate the Company's future access to public equity markets; and

  . provide liquidity for the Company's existing stockholders.

  The Company believes that its enhanced financial position will provide the Company with needed flexibility to respond to technological and market developments as well as other future opportunities. The Company also believes that its completion of this offering will improve its ability to attract and retain customers and employees.

  The Company intends to use its net proceeds from this offering for general corporate purposes, including working capital and possible acquisitions of, and investments in, complementary businesses and technologies. Accordingly, the Company will have broad discretion in the application of its net proceeds. See "Risk Factors--Broad Management Discretion in Use of Proceeds." The Company is not currently involved in negotiations with respect to, and has no agreement or understanding regarding, any such acquisition or investment. Pending these uses, the Company intends to invest its net proceeds in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

  NetSolve has never declared or paid any cash dividends on its capital stock. NetSolve intends to retain all available funds and any future earnings for use in the operation of its business. Therefore, NetSolve does not anticipate paying any cash or other dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion.

                                CAPITALIZATION

  The following table sets forth as of September 30, 1998 the capitalization of NetSolve: (1) on an actual basis; (2) on a pro forma basis giving effect to the conversion of the Company's redeemable convertible preferred stock into common stock; and (3) on a pro forma basis, as further adjusted to reflect the
receipt of the estimated net proceeds from the sale of the     shares of
common stock offered by NetSolve at an assumed initial public offering price
of $    per share. See "Use of Proceeds."

  This table should be read together with the Consolidated Financial Statements and Notes appearing elsewhere in this Prospectus.

                                                  SEPTEMBER 30, 1998
                                           -------------------------------------
                                                                     PRO FORMA
                                            ACTUAL     PRO FORMA    AS ADJUSTED
                                           ----------  ----------   ------------
                                            (IN THOUSANDS, EXCEPT SHARE AND
                                                    PER SHARE DATA)
Capital lease obligations, net of current
 portion.................................  $    1,224  $    1,224    $
                                           ----------  ----------    ----------
Redeemable convertible preferred stock
 (Series A and B), $0.10 par value;
 7,500,000 shares authorized; 6,394,727
 shares issued and outstanding, actual;
 no shares issued or outstanding, pro
 forma and pro forma as adjusted.........      42,884         --
                                           ----------  ----------    ----------
Stockholders' equity (deficit):
  Common stock, $0.01 par value;
   14,000,000 shares authorized, actual;
   3,285,577 shares issued and
   outstanding, actual; 25,000,000 shares
   authorized, pro forma and pro forma as
   adjusted; 9,680,304 shares issued and
   outstanding, pro forma;      issued
   and outstanding, pro forma as
   adjusted(1)...........................          33          97
  Additional paid-in capital.............     (14,297)     28,523
  Accumulated deficit....................     (20,109)    (20,109)
                                           ----------  ----------    ----------
Total stockholders' equity (deficit).....     (34,373)      8,511
                                           ----------  ----------    ----------
Total capitalization.....................  $    9,735  $    9,735    $
                                           ==========  ==========    ==========

---------------
(1) Excludes as of September 30, 1998:

    . 2,465,444 shares issuable upon exercise of outstanding options with a weighted average exercise price of $2.26 per share;

    . 167,500 shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $2.72 per share; and

    . 827,527 shares reserved for future issuance under NetSolve's stock-based compensation plans.

  See "Management--Long Term Incentive Compensation Plan," "--1988 Stock Option Plan" and Note 5 of Notes to Consolidated Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of NetSolve as of September 30, 1998, was $8,511,000, or $0.88 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the total pro forma number of shares of common stock outstanding, after giving effect to the conversion of all of the outstanding shares of the Company's redeemable convertible preferred stock into common
stock. After giving effect to the sale of the     shares of common stock
offered by the Company in this offering at an assumed initial public offering
price of $   per share, and after deducting the estimated underwriting
discounts and commissions and estimated offering expenses payable by NetSolve, the pro forma net tangible book value of NetSolve, as adjusted, at September
30, 1998, would have been approximately $    or $    per share of common
stock. This amount represents an immediate increase in pro forma net tangible
book value of $    per share to existing stockholders and an immediate
dilution in pro forma net tangible book value of $    per share to new
investors. The following table illustrates this per share dilution:

   Initial public offering price per share........................        $
    Pro forma net tangible book value per share at September 30,
     1998.........................................................  $0.88
    Increase per share attributable to new investors..............
                                                                    -----
   Adjusted pro forma net tangible book value per share after this offering......................................................
                                                                          -----
   Dilution per share to new investors............................        $
                                                                          =====

  The following table summarizes, on a pro forma as adjusted basis as of September 30, 1998, the number of shares of common stock purchased from NetSolve, the total consideration paid and the average price per share paid
(based on an assumed initial public offering price of $    per share before
deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company).

                            SHARES PURCHASED  TOTAL CONSIDERATION
                            ----------------- ------------------- AVERAGE PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            --------- ------- ----------- ------- -------------
   Existing stockholders... 9,680,304      %  $29,031,000      %      $3.00
   New investors...........
                            ---------   ---   -----------   ---
       Total...............             100%  $             100%
                            =========   ===   ===========   ===

  The foregoing tables assume no exercise of outstanding options and warrants and no issuance of shares reserved for future issuance under the Company's stock-based compensation plans. Sales by selling stockholders will reduce the
number of shares of common stock held by existing stockholders to    , or  %
of the total number of shares of common stock outstanding after this offering
(or     or  %, if the underwriters' overallotment option is exercised in full)
and will increase the number of shares of common stock held by new investors
to    , or  % of the total number of shares of common stock outstanding after
this offering (or     or  %, if the underwriters' overallotment option is
exercised in full). See "Principal and Selling Stockholders."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the Consolidated Financial Statements and Notes. The following selected consolidated financial data of the Company for the years ended March 31, 1996, 1997 and 1998 and as of March 31, 1997 and 1998 are derived from the consolidated financial statements of NetSolve included elsewhere in this Prospectus, which have been audited by Ernst & Young LLP, independent auditors. The following selected consolidated financial data of the Company for the years ended March 31, 1994 and 1995 and as of March 31, 1994, 1995 and 1996 are derived from audited consolidated financial statements of NetSolve not included in this Prospectus. The following selected consolidated financial data of the Company for the six months ended September 30, 1997 and 1998 and as of September 30, 1998 are derived from the unaudited consolidated financial statements of NetSolve included elsewhere in this Prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of NetSolve's management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data set forth therein.

                                                                       SIX MONTHS ENDED
                                   YEAR ENDED MARCH 31,                  SEPTEMBER 30,
                          -------------------------------------------  ------------------
                           1994     1995     1996     1997     1998      1997      1998
                          -------  -------  -------  -------  -------  --------  --------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Network management
  services..............  $   487  $   428  $   782  $ 2,830  $ 7,324  $  3,247  $  5,641
 Equipment and other....    2,729    1,846    2,888    3,486    7,199     3,436     6,344
                          -------  -------  -------  -------  -------  --------  --------
 Total revenues.........    3,216    2,274    3,670    6,316   14,523     6,683    11,985
Cost of revenues:
 Cost of network
  management services...      844      390      548    2,434    5,706     2,801     3,876
 Cost of equipment and
  other.................    1,758    1,138    1,998    2,638    5,348     2,582     4,950
                          -------  -------  -------  -------  -------  --------  --------
 Total cost of
  revenues..............    2,602    1,528    2,546    5,072   11,054     5,383     8,826
                          -------  -------  -------  -------  -------  --------  --------
Gross profit............      614      746    1,124    1,244    3,469     1,300     3,159
Operating expenses:
 Development............    1,007    1,081    1,132    1,262    1,902       958       824
 Sales and marketing....      466      383      732    2,246    2,562     1,398     1,449
 General and
  administrative........    1,431    1,331    1,353    1,489    2,159       937     1,053
                          -------  -------  -------  -------  -------  --------  --------
 Total operating
  expenses..............    2,904    2,795    3,217    4,997    6,623     3,293     3,326
                          -------  -------  -------  -------  -------  --------  --------
Operating loss..........   (2,290)  (2,049)  (2,093)  (3,753)  (3,154)   (1,993)     (167)
Other income (expense),
 net....................     (211)    (178)    (110)      34      125        75        71
                          -------  -------  -------  -------  -------  --------  --------
Loss from continuing
 operations before
 income taxes...........   (2,501)  (2,227)  (2,203)  (3,719)  (3,029)   (1,918)      (96)
Income tax benefit......      --       599      618    1,257      297       187       --
                          -------  -------  -------  -------  -------  --------  --------
Net loss from continuing
 operations.............   (2,501)  (1,628)  (1,585)  (2,462)  (2,732)   (1,731)      (96)
Discontinued operations:
 Income (loss) from
  discontinued
  operations, net of
  applicable income
  taxes.................     (148)  (1,244)   2,041    2,142      165       169       --
 Gain on sale of
  discontinued
  operations, net of
  applicable income
  taxes.................      --       --       --    10,615      341       151       --
                          -------  -------  -------  -------  -------  --------  --------
Net income (loss).......  $(2,649) $  (384) $   456  $10,295  $(2,226) $ (1,411) $    (96)
                          =======  =======  =======  =======  =======  ========  ========
Pro forma basic and
 diluted income (loss)
 per share from(1):
 Continuing operations..                                      $ (0.29)           $  (0.01)
                                                              =======            ========
 Net income (loss)......                                      $ (0.24)           $  (0.01)
                                                              =======            ========
Pro forma weighted
 average shares used in
 per share
 calculations(1)........                                        9,390               9,669

---------------
(1) Reflects the conversion of redeemable convertible preferred stock into 6,394,727 shares of common stock as of April 1, 1997. See Note 4 of Notes to Consolidated Financial Statements.

                                          MARCH 31,
                         ------------------------------------------------  SEPT. 30,
                           1994      1995      1996      1997      1998      1998
                         --------  --------  --------  --------  --------  ---------
                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $    517  $    361  $    874  $  8,128  $  1,333  $    117
Working capital
 (deficit)..............     (514)     (859)     (623)    9,464     5,399     4,689
Total assets............    3,368     2,464     3,534    16,068    13,227    14,013
Capital lease
 obligations, net of
 current portion........      581       248       235       175     1,146     1,224
Redeemable convertible
 preferred stock........   31,488    34,018    36,555    39,085    41,615    42,884
Total stockholders'
 deficit(1).............  (31,153)  (34,046)  (36,104)  (28,313)  (33,029)  (34,373)

---------------
(1) The Company has never declared or paid cash dividends on its capital stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following discussion should be read together with the Consolidated Financial Statements and Notes included elsewhere in this Prospectus.

OVERVIEW

  NetSolve provides remote network management services that allow enterprises and carriers to selectively outsource, or "out-task," network specific activities in order to increase network reliability and up-time, reduce overall network costs, and migrate efficiently to new technologies and services. The Company was incorporated in September 1985 in the State of Delaware and began operating in the second half of 1987. Until December 1996, substantially all of the Company's services revenues were derived from the sale of data transport services. These services consisted of provisioning and providing Private Line and Frame Relay data networks. To provide these transport services, the Company leased network transmission facilities from major carriers, and it also resold AT&T's Frame Relay services. This business was discontinued in the quarter ended December 31, 1996. See "--Discontinued Operations" below. The Company began developing its first remote network management service offering for WANs in early 1993 and began offering that service, together with AT&T's Frame Relay services, in the quarter ended March 31, 1994. The Company began selling remote network management services separately from its Frame Relay transport services in the quarter ended March 31, 1995. The Company introduced its first security service in the quarter ended September 30, 1996, and began offering remote network management services for LANs in the quarter ended June 30, 1997.

 Revenues

  The Company's revenues consist of network management services revenues as well as equipment and other revenues. Network management services revenues contain both recurring and non-recurring components, with 68% of network management services revenues coming from recurring services in the first six months of fiscal 1999.

  . Revenues from recurring services represent monthly fees charged to resellers or end users for the Company's remote network management services. Recurring network management services revenues are typically based on the number of devices under management and are recognized in the period in which the services are rendered.

  . Non-recurring network management services consist of data network design, project implementation services and equipment installation services, as well as one-time project and development assignments that assist resellers in defining and creating new remote network management services. Non-recurring network management services revenues are generally recognized upon completion of the assignment or service which, in the case of project implementation services, is recognized on a per-location basis.

  NetSolve's network management services revenues are derived from contracts with telecommunications carriers, value-added resellers of networking equipment and services, and enterprises sold to by the Company's direct sales force. Typical contracts for the Company's services include an initial implementation fee plus a fixed monthly fee per managed device. The Company's contracts with its end users are generally for terms of 24 to 36 months, although customers may cancel services prior to the end of the service terms. Cancellations due to reasons other than closings of managed locations are generally subject to cancellation fees ranging from twenty to eighty percent of the recurring charges payable for the remainder of the service term. The Company's contracts with resellers are typically from 12 to 36 months and, in some cases, require the Company to continue providing services throughout the term of the reseller's contract with the end user.

  The Company's remote network management services for WANs typically include a guarantee providing end-to-end network availability for at least 99.5% of the time in any given month. In the event the guaranteed availability is not achieved, the Company generally is obligated to refund its WAN management fees for that month. This guarantee covers some components of the end user's WAN, such as the transport services provided by the end user's carrier, that are not directly under the control of the Company. As a result, the Company may, in some instances, refund amounts to customers for circumstances beyond the Company's control. The Company establishes a reserve against guarantees it offers. Guarantee payments have not been significant in any month, other than one event in which a major carrier's Frame Relay network was inoperable for an extended number of hours. In order to enhance the Company's relationships with its direct customers using that carrier's service, the Company refunded all of the management fees for that month to those direct customers, even though the outage was outside the coverage of NetSolve's guarantee. The cost of that refund was $64,000. In the future, refunds made under the Company's guarantees or otherwise could have a material adverse impact on the results of operations. See "Risk Factors--System Failure" and "--Potential Liability."

  NetSolve's equipment and other revenues are derived from the resale of customer premise equipment ("CPE") and from the sale of CPE maintenance contracts to its network management services customers. Revenues from the sale of CPE are recognized upon shipment to the end user. However, if the transaction is financed through the Company's lease financing subsidiary, the revenues are recognized upon sale of the underlying lease contract. Revenues from CPE maintenance contracts are recognized on a monthly basis as the services are provided. The Company expects to encourage end users to purchase equipment from other sources, and therefore anticipates that revenues from CPE sales will decline from quarter to quarter as the Company seeks to manage its mix of revenues by limiting discounts on CPE.

  The Company currently has a network management services contract with two business units within AT&T: AT&T Solutions and AT&T Business Network Services. For fiscal 1996, 1997 and 1998, the Company derived 9%, 27% and 52% of its total revenues, respectively, from AT&T. It is anticipated that AT&T will continue to represent a high percentage of the Company's management services revenues and that this concentration will increase during the latter half of fiscal 1999 and at least a significant portion of fiscal 2000. No other customer accounted for more than 10% of the Company's revenues in fiscal 1996, 1997 or 1998. See "Risk Factors--Dependence on AT&T" and "Business-- Relationship with AT&T."

  Historically, substantially all of the Company's revenues have been generated from sales to customers in the United States although the Company manages devices in several locations around the world for these customers.

 Costs and Expenses

  In March 1998, the Company relocated all of its operations from its previous facility, consisting of approximately 25,000 square feet leased at prices negotiated originally in 1991 which were substantially below current market rates in 1998, into a new leased facility of approximately 70,000 square feet. Concurrent with this move, the Company upgraded its computing and network management infrastructure environment. The impact of these changes increased costs by approximately $300,000 per quarter. These costs are allocated across the cost of network management services revenues, development, sales and marketing, and general and administrative expenses.

  As of March 31, 1998, the Company had net operating loss carryforwards of approximately $18.2 million available to offset future net income for U.S. federal income tax purposes. These net operating loss carryforwards will expire beginning in 2004 if not utilized. The Company has alternative minimum tax credit carryforwards of $177,000 which do not expire. Utilization of these net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of the net operating losses before utilization.

 Discontinued Operations

  In December 1996, the Company decided to discontinue its data transport services business segment and it sold its Private Line portion of that segment to Intermedia Communications Inc. of Florida ("Intermedia"). The sale to Intermedia was closed on December 30, 1996 at a price of $12.3 million. As a part of this transaction, all customer and supplier contracts related to the Private Line portion of the business segment were assigned to Intermedia, and the capital equipment related to this portion of the business segment was sold to Intermedia. The agreement for this sale contains a non-compete provision which prohibits the Company from competing in the data transport business for five years. To ease the transition associated with this sale, the Company agreed to provide management services to the transferred customer base through October 1997. The Company recorded revenues of $500,000 and $715,000 in fiscal years 1997 and 1998, respectively, with respect to these services. To complete the discontinuance of this business segment, on October 1, 1997, the Company assigned its rights and obligations to customer and supplier contracts for Frame Relay transport services to NetPlus, Inc. The purchase price was established at 25% of NetPlus' gross profit from these services (as defined in the purchase agreement) for a period of three years beginning April 1, 1998.

RESULTS OF OPERATIONS

  The following table sets forth certain statement of operations data of the Company expressed as a percentage of total revenues for the periods indicated, except as noted below:

                                                               SIX MONTHS
                                                                  ENDED
                                     YEAR ENDED MARCH 31,     SEPTEMBER 30,
                                     ----------------------   ---------------
                                      1996    1997    1998     1997     1998
                                     ------  ------  ------   ------   ------
STATEMENT OF OPERATIONS DATA:
Revenues:
 Network management services........   21.3%   44.8%   50.4%    48.6%    47.1%
 Equipment and other................   78.7    55.2    49.6     51.4     52.9
                                     ------  ------  ------   ------   ------
   Total revenues...................  100.0   100.0   100.0    100.0    100.0
Total cost of revenues(1)...........   69.4    80.3    76.1     80.5     73.6
                                     ------  ------  ------   ------   ------
Gross profit........................   30.6    19.7    23.9     19.5     26.4
Operating expenses:
 Development........................   30.8    20.0    13.1     14.4      6.9
 Sales and marketing................   19.9    35.5    17.6     20.9     12.1
 General and administrative.........   36.9    23.6    14.9     14.0      8.8
                                     ------  ------  ------   ------   ------
   Total operating expenses.........   87.6    79.1    45.6     49.3     27.8
                                     ------  ------  ------   ------   ------
Operating loss......................  (57.0)  (59.4)  (21.7)   (29.8)    (1.4)
Other income (expense), net.........   (3.0)    0.5     0.8      1.1      0.6
                                     ------  ------  ------   ------   ------
Loss from continuing operations
 before income taxes................  (60.0)  (58.9)  (20.9)   (28.7)    (0.8)
Income tax benefit..................   16.8    19.9     2.1      2.8      --
                                     ------  ------  ------   ------   ------
Net loss from continuing
 operations.........................  (43.2)  (39.0)  (18.8)   (25.9)    (0.8)
Discontinued operations:
 Income from discontinued
  operations, net of applicable
  income taxes......................   55.6    33.9     1.1      2.5      --
 Gain on sale of discontinued
  operations, net of applicable
  income taxes......................    --    168.1     2.4      2.3      --
                                     ------  ------  ------   ------   ------
Net income (loss)...................   12.4%  163.0%  (15.3)%  (21.1)%   (0.8)%
                                     ======  ======  ======   ======   ======
---------------
(1) Cost of network management services and cost of equipment and other, expressed as percentages of network management services revenues and equipment and other revenues, respectively, are as follows:

                                                               SIX MONTHS
                                                                  ENDED
                                     YEAR ENDED MARCH 31,     SEPTEMBER 30,
                                     ----------------------   ---------------
                                      1996    1997    1998     1997     1998
                                     ------  ------  ------   ------   ------
  Cost of network management servic-
   es...............................   70.0    86.0    77.9     86.3     68.7
  Cost of equipment and other.......   69.2    75.7    74.3     75.1     78.0

SIX MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30, 1997

 Revenues

  Total Revenues. Total revenues increased 79%, from $6.7 million in the first six months of fiscal 1998 to $12.0 million in the first six months of fiscal 1999.

  Network Management Services. Revenues from network management services increased 74%, from $3.2 million in the first six months of fiscal 1998 to $5.6 million in the first six months of fiscal 1999, representing 49% and 47% of total revenues, respectively. The dollar increase resulted primarily from a growth in the number of managed devices under contract, increased implementation revenues and, to a lesser extent, increased installation revenues resulting from higher volumes of CPE sales. Increased implementation fees in the first six months of fiscal 1999 were largely due to a change in Company policy in the quarter ended March 31, 1998 which resulted in the Company charging fees for, rather than absorbing the costs of, implementing new networks. These increases were partially offset by a decrease in the fiscal quarter ended December 31, 1997, in the revenues attributable to the management of the customer base sold to Intermedia. See "--Overview-- Discontinued Operations."

  Equipment and Other. Revenues from equipment sales and other increased 85%, from $3.4 million in the first six months of fiscal 1998 to $6.3 million in the first six months of fiscal 1999, primarily as a result of increased purchases of CPE by AT&T and, to a lesser extent, an increase in the number of equipment maintenance contracts in place. The Company expects to encourage end users to purchase equipment from other sources, and therefore anticipates that revenues from CPE sales will decline from quarter to quarter as the Company seeks to manage its mix of revenues by limiting discounts on CPE.

 Cost of Revenues

  Cost of Network Management Services. Cost of network management services includes salary and other costs of personnel, depreciation of equipment utilized to manage customer networks, the network management infrastructure utilized to provide remote network management services, and the costs of third party providers of CPE installation services. Cost of network management services is expensed as incurred. Cost of network management services increased 38%, from $2.8 million in the first six months of fiscal 1998 to $3.9 million in the first six months of fiscal 1999, representing 86% and 69% of network management services revenues in the first six months of fiscal 1998 and in the first six months of fiscal 1999, respectively. The dollar increase was due primarily to the addition of personnel to accommodate growth, upgrades to the network management infrastructure including the addition of a separate infrastructure support group, the upgrade of facilities as described under "-- Overview--Costs and Expenses" above and, to a lesser extent, increased subcontractor costs related to installation of CPE. The percentage decrease was due primarily to improvements in processes and tools which have resulted in a higher number of managed devices per operations employee.

  Cost of Equipment and Other. Cost of equipment and other includes the purchase of CPE from manufacturers and distributors, maintenance contracts purchased for resale to end users, and capital equipment maintained by the Company for replacement of failed units. This cost is expensed as incurred. Cost of equipment and other increased 92%, from $2.6 million in the first six months of fiscal 1998 to $5.0 million in the first six months of fiscal 1999, representing 75% and 78% of equipment and other revenues in the first six months of fiscal 1998 and in the first six months of fiscal 1999, respectively. The increase in dollars and as a percent of equipment and other revenues was due to higher volume of CPE sales in the first six months of fiscal 1999 to the Company's resellers at lower resale margins. This increase in cost was partially offset by a higher percentage of these revenues coming from maintenance services which typically have higher gross margins than CPE sales.

 Operating Expenses

  Development. Development expenses consist primarily of salaries and related costs of development personnel, including contract programming services. Development employees are responsible for developing internal software systems, selecting and integrating purchased software applications, developing software tools for the Company's network management services, developing the Company's Web-enabled software applications that give customers access to network management information, and defining and developing operating processes for new services. Development expenses decreased 14%, from $958,000 in the first six months of fiscal 1998 to $824,000 in the first six months of fiscal 1999, representing 14% and 7% of total revenues in the first six months of fiscal 1998 and the first six months of fiscal 1999, respectively. The decrease in dollars and as a percentage of total revenues was due to the development of the Company's LAN product which was introduced in the first quarter of fiscal 1998 and reduced usage of third party contract programming resources. This decrease was partially offset by increased depreciation on development tools. The decrease was also affected by the Company's decision to manage development spending to a lower level as a percentage of total revenues in the first six months of fiscal 1999, after having accelerated spending in the first six months of fiscal 1998 in order to support future revenue growth, cost reduction and service quality.

  Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions, travel and costs associated with creating awareness for the Company's services. Sales and marketing expenses increased 4%, to $1.4 million, representing 21% and 12% of total revenues in the first six months of fiscal 1998 and the first six months of fiscal 1999, respectively. In the first six months of fiscal 1999, total sales and marketing salaries paid increased as additional people were added to support resellers and to focus on new product definition. This dollar increase was offset by cost savings realized when the Company closed its remaining remote sales offices and relocated all sales activities to the Company's headquarters in Austin. The decrease of sales and marketing expenses as a percentage of total revenues reflects the increase in total revenues and a move to reduce these expenditures as a percentage of total revenues as the Company began to rely more on an indirect distribution strategy. The Company anticipates sales and marketing costs may increase slightly as a percentage of total revenues over the next 12 months, as additional sales and marketing personnel are added.

  General and Administrative. General and administrative expenses consist primarily of expenses related to the Company's human resources, finance and executive departments. Included in human resources spending is all Company-sponsored training as well as most costs of recruiting and relocating new employees. General and administrative expenses increased 12%, from $937,000 in the first six months of fiscal 1998 to $1.1 million in the first six months of fiscal 1999, representing 14% and 9% of total revenues in the first six months of fiscal 1998 and the first six months of fiscal 1999, respectively. The dollar increase was due primarily to the addition of human resources professionals who were responsible for enhancing training and recruiting programs in preparation for growth. The increase was also due to higher facility costs, and additional spending for outside training programs. The decrease as a percentage of revenues is primarily the result of higher total revenues in fiscal 1998.

 Other Income (Expense), Net

  Other income (expense), net consists primarily of interest expense from the Company's leases for capital equipment, offset by interest income earned on the Company's cash balances. Net other income decreased 5%, from $75,000 in the first six months of fiscal 1998 to $71,000 in the first six months of fiscal 1999, both representing 1% of total revenues in the first six months of fiscal 1998 and the first six months of fiscal 1999, respectively. The dollar decrease in the first six months of fiscal 1999 was due to higher interest income in the first six months of fiscal 1998 earned from a higher level of funds available for investment offset by a write-off of contract development expenses in the first six months of fiscal 1998 and increased interest paid on capital lease obligations in the first six months of fiscal 1999.

YEAR ENDED MARCH 31, 1998 COMPARED TO YEAR ENDED MARCH 31, 1997

 Revenues

  Total Revenues. Total revenues increased 130%, from $6.3 million in fiscal 1997 to $14.5 million in fiscal 1998.

  Network Management Services. Revenues from network management services increased 159%, from $2.8 million in fiscal 1997 to $7.3 million in fiscal 1998, representing 45% of total revenues in fiscal 1997 and 50% of total revenues in fiscal 1998. The dollar and percentage increase in network management services revenues resulted primarily from a growth in the number of managed devices under contract, increased implementation revenues and, to a lesser extent, increased installation revenues resulting from higher volumes of CPE sales. Increased implementation fees in fiscal 1998 were largely due to a change in Company policy in the quarter ended March 31, 1998 which resulted in the Company charging fees for, rather than absorbing the costs of, implementing new networks. These increases were partially offset by a decrease in the fiscal quarter ended December 31, 1997 in the revenues attributable to the management of the customer base sold to Intermedia. See "--Overview-- Discontinued Operations."

  Equipment and Other. Revenues from equipment and other increased 107%, from $3.5 million in fiscal 1997 to $7.2 million in fiscal 1998, primarily as a result of increased sales of CPE.

 Cost of Revenues

  Cost of Network Management Services. Cost of network management services increased 134%, from $2.4 million in fiscal 1997 to $5.7 million in fiscal 1998, representing 86% and 78% of network management services revenues in fiscal 1997 and fiscal 1998, respectively. The dollar increase was due primarily to the addition of personnel to accommodate growth, upgrades to the network management infrastructure including the addition of a separate infrastructure support group, facilities expansion to accommodate new operations personnel, increased recruiting and relocation costs associated with strengthening the management and technical talent of the operations groups and, to a lesser extent increased subcontractor costs related to installation of CPE. The percentage decrease was due primarily to a higher number of managed devices per operations employee.

  Cost of Equipment and Other. Cost of equipment and other increased 103%, from $2.6 million in fiscal 1997 to $5.3 million in fiscal 1998, representing 76% and 74% of equipment and other revenues in fiscal 1997 and fiscal 1998, respectively. The dollar increase was due primarily to the higher volume of CPE sales in fiscal 1998 and, to a lesser extent, increased equipment maintenance revenues.

 Operating Expenses

  Development. Development expenses increased 51%, from $1.3 million in fiscal 1997 to $1.9 million in fiscal 1998, representing 20% and 13% of total revenues in fiscal 1997 and fiscal 1998, respectively. The dollar increase is due to higher development spending in fiscal 1998 enabled by the sale of the Company's transport business in the third quarter of fiscal 1997. This sale provided a source of working capital to invest in the Company's relatively new network management services offerings. These additional development expenses included the costs associated with hiring additional people, including additional facilities space. The decrease as a percentage of total revenues is primarily the result of higher total revenues in fiscal 1998.

  Sales and Marketing. Sales and marketing expenses increased 14%, from $2.2 million to $2.6 million, representing 36% and 18% of total revenues in fiscal 1997 and fiscal 1998, respectively. This dollar increase was due to increased facility costs related to the closing of most of the Company's remote sales offices as the Company began consolidating sales efforts at its Austin headquarters as well as increased public relations and market awareness efforts. The decrease as a percentage of total revenues reflects the increase in recurring network management services revenues and a move to reduce these sales and marketing expenditures as a percentage of total revenues as the Company began to rely more on an indirect distribution strategy.

  General and Administrative. General and administrative expenses increased 45%, from $1.5 million in fiscal 1997 to $2.2 million in fiscal 1998, representing 24% and 15% of total revenues in fiscal 1997 and fiscal 1998, respectively. The dollar increase was due primarily to the addition of human resources professionals beginning in the first quarter of fiscal 1998 who were responsible for enhancing training and recruiting programs in preparation for growth. The dollar increase was also due to additional facilities space, additional spending for outside training programs and increased recruiting costs. The decrease as a percentage of total revenues was primarily the result of higher total revenues in fiscal 1998.

 Other Income (Expense), Net

  Net other income increased 268%, from $34,000 in fiscal 1997 to $125,000 in fiscal 1998, representing 1% of total revenues in both fiscal 1997 and fiscal 1998. The dollar increase in fiscal 1998 was due to higher interest income in fiscal 1998 earned from a higher level of funds available for investment offset by a write-off of contract development expenses and obsolete equipment and increased interest on capital lease obligations in fiscal 1998.

YEAR ENDED MARCH 31, 1997 COMPARED TO YEAR ENDED MARCH 31, 1996

 Revenues

  Total Revenues. Total revenues increased 72%, from $3.7 million in fiscal 1996 to $6.3 million in fiscal 1997.

  Network Management Services. Revenues from network management services increased 262%, from $782,000 in fiscal 1996 to $2.8 million in fiscal 1997, representing 21% of total revenues in fiscal 1996 and 45% of total revenues in fiscal 1997. Substantially all of the dollar increase was due to growth in the number of managed devices under contract and, to a lesser extent, a contract to manage the customer base of the discontinued transport operations for Intermedia.

  Equipment and Other. Revenues from equipment and other increased 21%, from $2.9 million in fiscal 1996 to $3.5 million in fiscal 1997, primarily as a result of increased sales of CPE.

 Cost of Revenues

  Cost of Network Management Services. Cost of network management services increased 344%, from $548,000 in fiscal 1996 to $2.4 million in fiscal 1997, representing 70% and 86% of network management services revenues in fiscal 1996 and fiscal 1997, respectively. The dollar increase was due primarily to the addition of personnel to accommodate growth, upgrades to the network management infrastructure, facilities expansion to accommodate new operations personnel, and increased recruiting and relocation costs associated with adding personnel. The percentage increase was due to the reassignment of technical personnel following the sale of the discontinued transport operations in December 1996.

  Cost of Equipment and Other. Cost of equipment and other increased 32%, from $2.0 million in fiscal 1996 to $2.6 million in fiscal 1997, representing 69% and 76% of equipment and other in fiscal 1996 and fiscal 1997, respectively. The dollar increase was due to the higher volumes of CPE sales in fiscal 1997, lower gross margins on CPE due to higher discounting in fiscal 1997, and lower equipment maintenance gross margins resulting from certain contracts yielding higher gross margins sold to Intermedia.

Operating Expenses

  Development. Development expenses increased 11%, from $1.1 million in fiscal 1996 to $1.3 million in fiscal 1997, representing 31% and 20% of total revenues in fiscal 1996 and fiscal 1997, respectively. The dollar increase resulted primarily from hiring additional development personnel. The decrease as a percentage of total revenues reflected the significantly higher revenues in fiscal 1997.

  Sales and Marketing. Sales and marketing expenses increased 207%, from $732,000 to $2.2 million, representing 20% and 36% of total revenues in fiscal 1996 and fiscal 1997, respectively. This dollar increase was due primarily to the reassignment of sales personnel, who were previously focused on the Company's discontinued transport business, to the selling of network management services. To a lesser extent, the dollar increase resulted from increased public relations expenditures in fiscal 1997. The increase as a percentage of total revenues reflected higher levels of spending to support more rapid growth of the network management services business following the sale of the discontinued transport operations.

  General and Administrative. General and administrative expenses increased 10%, from $1.4 million in fiscal 1996 to $1.5 million in fiscal 1997, representing 37% and 24% of total revenues in fiscal 1996 and fiscal 1997, respectively. The dollar increase was due primarily to increased personnel and recruiting expenses partially offset by reduced facilities costs. The decrease as a percentage of total revenues is primarily the result of higher total revenues in fiscal 1997.

 Other Income (Expense), Net

  Other income (expense), net increased from a net expense of $110,000 in fiscal 1996 to net income of $34,000 in fiscal 1997, representing (3%) and 1% of total revenues in fiscal 1996 and fiscal 1997, respectively. The dollar increase in fiscal 1997 was due primarily to higher interest income in fiscal 1997 as the result of a higher level of funds available for investment following the sale of the discontinued transport operations. The dollar increase was offset partially by lower average outstanding obligations under capital leases in fiscal 1997.

QUARTERLY RESULTS OF OPERATIONS

  Although the Company's total revenues have increased in each of the last eight quarters, results of operations have varied from quarter to quarter. Accordingly, the Company believes that period to period comparisons of results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. The Company's operating results may fluctuate as a result of many factors, including the ability of the Company to renew or retain existing end-user and reseller relationships, the cost of introducing new service offerings and the profitability of such offerings, and the level and nature of competition. Further, the Company may be unable to adjust spending rapidly enough to compensate for any significant fluctuations in the number of new managed devices implemented in a given period. Any significant shortfall in the number of new managed devices could therefore seriously damage the Company's business. Finally, there can be no assurance that the Company will be profitable in the future or, if the Company is profitable, that its levels of profitability will not vary significantly between quarters. See "Risk Factors--Fluctuations in Quarterly Performance."

  The following tables set forth quarterly statement of operations data in dollars and, except as noted below, as a percentage of total revenues for each of the ten quarters in the period ended September 30, 1998. This quarterly information is unaudited and has been prepared on the same basis as the Company's audited annual consolidated financial statements and, in the opinion of the Company's management, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the periods presented, when read together with the Company's Consolidated Financial Statements and Notes appearing elsewhere in this Prospectus. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                                 QUARTER ENDED
                          ---------------------------------------------------------------------------------------------
                          JUNE 30, SEPT. 30, DEC. 31,  MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30,
                            1996     1996      1996      1997     1997     1997      1997     1998     1998     1998
                          -------- --------- --------  -------- -------- --------- -------- -------- -------- ---------
                                                                 (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
Network management
 services...............   $  334   $  467   $   821    $1,208   $1,524   $ 1,723   $1,811   $2,266   $2,560   $3,081
Equipment and other.....      766      632       917     1,171    1,584     1,852    1,795    1,968    3,002    3,342
                           ------   ------   -------    ------   ------   -------   ------   ------   ------   ------
Total revenues..........    1,100    1,099     1,738     2,379    3,108     3,575    3,606    4,234    5,562    6,423
Cost of revenues:
Cost of network
 management services....      384      512       603       935    1,325     1,476    1,407    1,498    1,808    2,068
Cost of equipment and
 other..................      532      438       739       929    1,232     1,350    1,349    1,417    2,321    2,629
                           ------   ------   -------    ------   ------   -------   ------   ------   ------   ------
Total cost of revenues..      916      950     1,342     1,864    2,557     2,826    2,756    2,915    4,129    4,697
                           ------   ------   -------    ------   ------   -------   ------   ------   ------   ------
Gross profit............      184      149       396       515      551       749      850    1,319    1,433    1,726
Operating expenses:
Development.............      297      306       343       316      494       464      465      479      446      378
Sales and marketing.....      554      570       612       510      627       771      561      603      739      710
General and
 administrative.........      315      338       465       371      419       518      600      622      541      512
                           ------   ------   -------    ------   ------   -------   ------   ------   ------   ------
Total operating
 expenses...............    1,166    1,214     1,420     1,197    1,540     1,753    1,626    1,704    1,726    1,600
                           ------   ------   -------    ------   ------   -------   ------   ------   ------   ------
Operating income
 (loss).................     (982)  (1,065)   (1,024)     (682)    (989)   (1,004)    (776)    (385)    (293)     126
Other income (expense),
 net....................      (20)     (23)      (23)      100      134       (59)     (16)      66       48       23
                           ------   ------   -------    ------   ------   -------   ------   ------   ------   ------
Income (loss) from
 continuing operations
 before income taxes....   (1,002)  (1,088)   (1,047)     (582)    (855)   (1,063)    (792)    (319)    (245)     149
Income tax benefit......      350      397       379       131       83       104       78       32      --       --
                           ------   ------   -------    ------   ------   -------   ------   ------   ------   ------
Net income (loss) from
 continuing operations..     (652)    (691)     (668)     (451)    (772)     (959)    (714)    (287)    (245)     149
Discontinued operations:
Income from discontinued
 operations, net of
 applicable income
 taxes..................      758      771       540        73       72        97        5       (9)     --       --
Gain on sale of
 discontinued
 operations, net of
 applicable income
 taxes..................      --       --     10,648       (33)     --        151       (4)     194      --       --
                           ------   ------   -------    ------   ------   -------   ------   ------   ------   ------
Net income (loss).......   $  106   $   80   $10,520    $ (411)  $ (700)  $  (711)  $ (713)  $ (102)  $ (245)  $  149
                           ======   ======   =======    ======   ======   =======   ======   ======   ======   ======

                                                                 QUARTER ENDED
                          -------------------------------------------------------------------------------------------------
                          JUNE 30, SEPT. 30, DEC. 31, MAR. 31,  JUNE 30,  SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,  SEPT. 30,
                            1996     1996      1996     1997      1997      1997      1997      1998      1998      1998
                          -------- --------- -------- --------  --------  --------- --------  --------  --------  ---------
AS A PERCENTAGE OF TOTAL
 REVENUES:
Revenues:
 Network management
  services..............    30.4%     42.5%    47.2%    50.8 %    49.0 %     48.2 %   50.2 %    53.5 %    46.0 %     48.0%
 Equipment and other....    69.6      57.5     52.8     49.2      51.0       51.8     49.8      46.5      54.0       52.0
                           -----     -----    -----    -----     -----      -----    -----     -----     -----      -----
 Total revenues.........   100.0     100.0    100.0    100.0     100.0      100.0    100.0     100.0     100.0      100.0
Total cost of
 revenues(1)............    83.3      86.4     77.2     78.4      82.3       79.0     76.4      68.8      74.2       73.1
                           -----     -----    -----    -----     -----      -----    -----     -----     -----      -----
Gross profit............    16.7      13.6     22.8     21.6      17.7       21.0     23.6      31.2      25.8       26.9
Operating expenses:
 Development............    27.0      27.8     19.7     13.3      15.9       13.0     12.9      11.3       8.0        5.9
 Sales and marketing....    50.4      51.9     35.2     21.4      20.1       21.6     15.6      14.3      13.3       11.0
 General and
  administrative........    28.6      30.8     26.8     15.6      13.5       14.5     16.6      14.7       9.8        8.0
                           -----     -----    -----    -----     -----      -----    -----     -----     -----      -----
 Total operating
  expenses..............   106.0     110.5     81.7     50.3      49.5       49.1     45.1      40.3      31.1       24.9
                           -----     -----    -----    -----     -----      -----    -----     -----     -----      -----
Operating income
 (loss).................   (89.3)    (96.9)   (58.9)   (28.7)    (31.8)     (28.1)   (21.5)     (9.1)     (5.3)       2.0
Other income (expense),
 net....................    (1.8)     (2.1)    (1.3)     4.2       4.3       (1.6)    (0.5)      1.6       0.9        0.3
                           -----     -----    -----    -----     -----      -----    -----     -----     -----      -----
Income (loss) from
 continuing operations,
 before income taxes....   (91.1)    (99.0)   (60.2)   (24.5)    (27.5)     (29.7)   (22.0)     (7.5)     (4.4)       2.3
Income tax benefit......    31.8      36.1     21.8      5.5       2.7        2.9      2.2       0.8       --         --
                           -----     -----    -----    -----     -----      -----    -----     -----     -----      -----
Net income (loss) from
 continuing operations..   (59.3)    (62.9)   (38.4)   (19.0)    (24.8)     (26.8)   (19.8)     (6.7)     (4.4)       2.3
Discontinued operations:
 Income from
  discontinued
  operations, net of
  applicable income
  taxes.................    68.9      70.2     31.0      3.1       2.3        2.7      0.1      (0.2)      --         --
 Gain on sale of
  discontinued
  operations, net of
  applicable income
  taxes.................     --        --     612.7     (1.4)      --         4.2     (0.1)      4.5       --         --
                           -----     -----    -----    -----     -----      -----    -----     -----     -----      -----
Net income (loss).......     9.6%      7.3%   605.3%   (17.3)%   (22.5)%    (19.9)%  (19.8)%    (2.4)%    (4.4)%      2.3%
                           =====     =====    =====    =====     =====      =====    =====     =====     =====      =====
---------------
(1) Cost of network management services and cost of equipment and other, expressed as percentages of network management services revenues and equipment and other revenues, respectively, are as follows:

                                                                 QUARTER ENDED
                          -------------------------------------------------------------------------------------------------
                          JUNE 30, SEPT. 30, DEC. 31, MAR. 31,  JUNE 30,  SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,  SEPT. 30,
                            1996     1996      1996     1997      1997      1997      1997      1998      1998      1998
                          -------- --------- -------- --------  --------  --------- --------  --------  --------  ---------
  Cost of network
   management services..   115.0     109.6     73.4     77.4      86.9       85.7     77.7      66.1      70.6       67.1
  Cost of equipment and
   other................    69.5      69.3     80.6     79.3      77.8       72.9     75.2      72.0      77.3       78.7

  The trends discussed in the annual comparisons of operating results from fiscal 1997 to fiscal 1998 and the first six months of fiscal 1998 to the first six months of fiscal 1999 are generally applicable to the comparison of quarters within the ten quarterly periods ended September 30, 1998. The following supplemental explanations are provided with respect to significant sequential changes in amounts.

  The relatively slower sequential growth of network management services revenues in the quarter ended December 31, 1997 was due to the expiration of the contract with Intermedia whereby the Company managed the customer base of the discontinued transport business. The larger than usual sequential growth in equipment and other revenues in the quarter ended June 30, 1998 was due primarily to increased sales of network management services to AT&T, which included higher volumes of CPE sales.

  The increase in cost of network management services as a percent of network management services revenues in the quarters ended March 31, 1997 and June 30, 1997 was due to planned increases in spending in order to prepare for growth following the sale of the discontinued transport operations in December 1996, and to evaluate alternate ways to increase the number of managed devices per employee in future periods.

  The increase in cost of equipment and other as a percent of equipment and other revenues in the quarter ended December 31, 1996 resulted from a significant increase in CPE sales, which have lower gross margins than equipment maintenance services. This percentage increase also reflected the sale of customer maintenance contracts, which typically yielded higher average gross margins, in connection with the sale of the discontinued transport operations. The increase in this cost as a percent of equipment and other revenues in the quarter ended June 30, 1998 was due primarily to a higher mix of CPE sales. The Company expects to encourage end users to purchase equipment from other sources, and therefore anticipates that revenues from CPE sales will decline from quarter to quarter as the Company seeks to manage its mix of revenues by limiting discounts on CPE.

  The increase in development expenses in the quarter ended June 30, 1997 was due to planned increases in personnel and contract programming following the sale of the discontinued transport operations.

  The fluctuations in general and administrative expenses on a quarter-to-quarter basis reflect periodic changes in amounts spent for training, recruiting and relocation, and consulting services.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception the Company has funded its operations primarily through:

  . private sales of capital stock totaling $28.3 million, including most recently the sale of capital stock in fiscal 1993 for $9.8 million;

  . the sale of its discontinued transport business for $12.3 million in December 1996;

  . leases on capital equipment;

  . working capital lines of credit; and

  . cash provided by operations in fiscal 1995 and 1996 of $1.1 million and $1.0 million, respectively.

  The Company used cash in fiscal 1997 and fiscal 1998 of $1.5 million and $2.2 million, respectively, and $1.1 million in the first six months of fiscal 1999, to purchase capital assets primarily used in the delivery of its network management services. The Company anticipates spending between $900,000 and $1.4 million for capital expenditures during the last six months of fiscal 1999, although it currently has no material commitments for capital expenditures. Proceeds from leases of capital equipment totaled $218,000 and $1.7 million in fiscal 1997 and 1998, respectively, and $562,000 in the first six months of fiscal 1999. The Company paid $514,000 and $257,000 toward its lease obligations for capital equipment in fiscal 1997 and fiscal 1998, respectively, and $328,000 in the first six months of fiscal 1999.

  The Company's financial and accounting system for accounts payable, accounts receivable and general ledger accounts is not Year 2000 compliant. The Company intends to upgrade this system prior to March 31, 1999, in order to make the system Year 2000 compliant. The Company is still in the process of checking its other systems, although the Company believes they are currently Year 2000 compliant. However, these systems incorporate certain third-party software and systems that may not be Year 2000 compliant. In addition, resellers', end users' and vendors' software and systems may not be Year 2000 compliant. The failure of systems maintained by the Company's resellers, end users and vendors to be Year 2000 compliant could cause the Company to incur significant expenses to remedy any problems, reduce the Company's revenues from such end users, or otherwise have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company has not incurred significant costs to date complying with Year 2000 requirements, and does not believe that it will incur significant costs for such purposes in the foreseeable future. The Company expects to spend approximately $200,000 to upgrade its financial and accounting systems. Any disruption of the Company's operations or additional unanticipated expenses could have an adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Year 2000 Issues."

  In December 1996, the Company terminated its $1.0 million bank line of credit prior to the closing of the sale of the transport business. If desirable, the Company believes it can obtain a similar working capital line of credit on acceptable terms.

  As of September 30, 1998, the Company had $117,000 in cash and cash equivalents and $2.9 million in net accounts receivable. The Company believes that the net proceeds from this offering, together with cash generated from operations, will be sufficient to fund its anticipated working capital needs, capital expenditures and any potential future acquisitions for at least twelve months. In the event the Company's plans or assumptions change or prove to be inaccurate, or if the Company consummates any unplanned acquisitions of businesses or assets, the Company may be required to seek additional sources of capital. Sources of additional capital may include public and private equity and debt financings, sales of nonstrategic assets and other financing arrangements.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued SFAS 130, Reporting Comprehensive Income. This statement requires the Company to report components of comprehensive income in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted SFAS 130 in the six months ended September 30, 1998. There was no impact to the Company as a result of the adoption of SFAS 130, as there were no significant differences between net income (loss) and comprehensive income
(loss) for any period presented.

  In June 1997, the Financial Accounting Standard Board issued SFAS 131, Disclosures about Segments of an Enterprise and Related Information. This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS 131 is effective for fiscal years beginning after December 15, 1997, but is not required for interim disclosure in the first year of adoption. The Company expects that implementation of this standard will not have a material effect on its financial disclosures.

                                   BUSINESS

  NetSolve offers a range of remote network management and security services that allow companies to selectively outsource, or "out-task," specific network activities in order to increase network reliability and up-time, reduce overall network costs, and simplify timely migration to new technologies. The Company's management services are intended to address all or selected parts of the full life cycle of network management, which consists of network design, configuration, implementation, monitoring, fault diagnosis, fault resolution, reporting, upgrading and documentation. NetSolve furnishes its network management services remotely 24 hours per day, seven days per week from its Network Management Center in Austin, Texas, and it offers software tools that allow companies to access up-to-date network status reports through standard Web browsers. The Company also offers around-the-clock remote security protection services for networks' Internet and intranet perimeter points. The Company's security offerings currently include a managed firewall service and a remote intrusion detection and response service. The Company has offered network management services since 1995 and currently has over 375 end users representing more than 4,800 managed sites. The Company targets middle market enterprises, roughly defined as companies that have between 200 and 1,500 employees and annual revenues between $50 million and $2.5 billion, and provides services both directly to end users as well as through resellers such as AT&T.

INDUSTRY BACKGROUND

  Businesses increasingly depend on the ability to access and share electronic information reliably. To enable effective internal communication, more and more companies are relying on client/server-based databases and applications, e-mail, remote access by mobile workers and various forms of online information. The proliferation of the use of the Internet and the emergence of e-commerce are driving the need for businesses to exchange electronic information externally with customers, business partners and vendors. In response to the growing need to share information internally and externally, companies' operations increasingly depend on data networks, including both wide area networks ("WANs") and local area networks ("LANs"). This has resulted in a dramatic increase in network traffic as well as heightened requirements for network performance. It has also driven growth in the amount of sensitive corporate information shared over networks, causing network security to become a high priority for many businesses. As a result of these trends, a growing number of businesses view responsive, reliable and secure networks as mission-critical to their operations.

  As networks have become a more integral part of day-to-day operations, many companies are seeking to control network costs and improve operating efficiencies. Economic and performance issues are especially important for organizations operating WANs to connect geographically dispersed sites. Providers of WAN equipment and services have responded to customer demand by introducing switched data technologies such as Frame Relay, Asynchromous Transfer Mode ("ATM") and Internet Protocol ("IP"). While traditional architectures provide dedicated circuits between computing facilities and fixed bandwidth regardless of traffic flow, new switched data technologies share and dynamically allocate bandwidth based on prevailing traffic patterns. The shared bandwidth of switched data technologies typically results in WANs that are more reliable and less expensive than those based on traditional leased-line services. As a result, switched data services have grown rapidly since WAN service providers initially introduced Frame Relay services as a solution. ATM services, a switched data technology characterized by higher capacities and higher speeds, are less widely offered today but are expected to compete with Frame Relay and experience rapid growth in the next several years. Likewise, services based on IP are becoming an important option to the traditional dedicated circuit WAN infrastructure.

  The growth of the switched data market has been enabled by the rapid development of sophisticated networking hardware such as routers, inverse multiplexers and switches. At the same time, software companies have introduced network management and security software designed to work with and optimize the new hardware. Implementation and management of new hardware and software technologies typically require significant expertise in order to maintain reliability, performance and security, especially since networks have grown more complex and heterogeneous as new technologies have been integrated with legacy networks.

Further, the tools available to manage today's networks are themselves complex and often require incremental investments in hardware, software, personnel and training. The proliferation of services available from WAN service providers, such as the major telecommunications carriers, further complicates network management and security.

  Many companies have encountered difficulties implementing and managing networks internally because of the significant shortage of qualified networking and information technology ("IT") professionals. An independent industry analyst estimates that between 15% and 30% of permanent IT positions were unfilled in mid-1998 and that the total volume of IT work will increase 45% by 2003. Maintaining internal IT staffs is costly since network management skills must be constantly upgraded to respond to the rapid changes in networking and security technologies. This situation is even more acute in the area of network security, an area that is increasing in importance due to threats of security attacks via the Internet as well as rapidly changing security technology. The resource scarcity and high cost of internal IT staffs represent significant challenges for businesses, especially mid-sized companies that are large enough to require sophisticated networks, but too small to gain efficiencies of scale achievable by a large enterprise that can amortize the costs of an in-house IT network management group across a large organization.

  Many companies are beginning to turn to third-party service providers for network management and security, particularly when those skills are not core business competencies. While some companies out-source their entire computing environment, a growing number of companies are managing their computing environments more actively and affordably by out-tasking a particular set of activities. Businesses seeking to out-task network management services typically need to migrate quickly to newer technologies as they become available, increase the reliability of their networks and reduce the overall cost of managing their networks. Further, these businesses' networks must be available to internal and external users 24 hours per day, seven days per week. Even if network management activities are out-tasked, internal IT managers need access to network information and performance reporting at all times. In addition, network security must be assured, with access to the networks limited to authorized users, and then only to those applications and data for which the users have been authorized. All of this network management must be done in an environment of constant and rapid change in networking and security technology where the time to implement new technologies can affect the time to market of new products and services.

NETSOLVE'S SOLUTION

  NetSolve offers remote network management services that allow customers to out-task network specific activities in order to increase network reliability and up-time, reduce overall network costs and migrate to new technologies and services on a timely basis. The Company also offers security protection for network perimeter points such as an enterprise's Internet or intranet connections. The Company's solutions are designed to address the needs of middle market enterprises, roughly defined as companies that have between 200 and 1,500 employees and annual revenues between $50 million and $2.5 billion. The Company currently has over 375 middle market end users that maintain more than 4,800 managed sites. The Company believes its solution offers the following key benefits:

  Full Breadth of Network Management Services. The Company's network management services cover the entire life cycle of an enterprise's network, including network design, configuration, implementation, monitoring, fault diagnosis, fault resolution, reporting, upgrading and documentation. End users have the ability to outsource all of their network requirements to NetSolve, or they can retain control over certain aspects of their network and out-task only selected network management tasks.

  Reduced Costs. Substantial costs are incurred in retaining and maintaining an internal IT staff that is qualified to manage a complex, multi-site network. NetSolve is able to amortize these personnel-related costs, as well as costs of necessary network infrastructure, software and tools, over hundreds of end users. As a result, NetSolve often is able to offer a better network solution at a lower cost than if an end user attempted to manage its network in-house. Furthermore, the Company evaluates, purchases, develops and integrates application-specific software and tools that allow the Company to deliver reliable solutions at low costs. The Company supports only the relatively small number of providers of networking hardware and carrier services that collectively dominate the market for such equipment and services. By focusing on the leading equipment manufacturers and carriers, the Company is able to leverage economies of scale in managing multiple end-user networks.

  Network Reliability, Security and Up-Time. As enterprises continue to increase their use of networks for internal and external communication and for conducting e-commerce, the need for reliable and secure networks becomes more critical. NetSolve provides its remote network management and security services to end-user locations worldwide 24 hours per day, seven days per week. The Company's remote network management services for WANs generally include a guarantee to provide end-to-end network availability for at least 99.5% of the time in any given month.

  Ease of Network Maintenance and Technology Upgrades. NetSolve's network management professionals act as an extension of the customer's IT staff. By relying on NetSolve's expertise, infrastructure and tools, end users are able to meet the challenges posed by rapidly evolving technologies and move quickly and affordably to more advanced network solutions as needed. NetSolve reports to end users on an ongoing basis and recommends upgrades or changes when appropriate.

  Web-Enabled Network Monitoring and Reporting. End users can out-task to NetSolve the complex, frustrating and expensive responsibilities of dealing with day-to-day network management and security issues, yet still be able to understand and see their networks in operation. End users can access the Company's Web-enabled network management and monitoring tools and view on their computer screens a network map that gives a current status of every site on their networks. NetSolve also provides end users with reports of network activity periodically or on demand.

STRATEGY

  NetSolve's goal is to be a leading provider of remote network management services. The key elements of the Company's strategy include the following:

  Target Middle Market Enterprises. The Company believes a significant market opportunity exists for its services among enterprises that are large enough to employ WANs across multiple sites, but too small to amortize the costs of an in-house IT network management staff across a large organization. These middle market companies, which typically have between 200 and 1,500 employees and annual revenues between $50 million and $2.5 billion, are facing a growing need for network expertise and technology. At the same time, they are encountering increased difficulties in attracting qualified and affordable networking professionals. The Company believes its remote network management and security services offer an attractive solution for many middle market companies and intends to target these companies in marketing its existing services and developing new services.

  Support Leading Technologies. The Company has been able to provide cost-effective solutions to its customers by supporting only the leading providers of networking hardware and carrier services. The suppliers which the Company supports include AT&T, MCI/WorldCom and Sprint in the data transport arena, and 3Com, Bay/Nortel, Cabletron and Cisco in the market for customer premise equipment ("CPE"). By designing its services to support this select group of leading service and equipment vendors, the Company seeks to leverage its expertise, technologies and processes, while still providing support for the needs of most middle market companies. The Company intends to continue to develop its processes and tools to support new hardware and services introduced by leading vendors. This ongoing support may require NetSolve to modify existing services and, in some cases, develop new services. For example, the Company recently has begun managing ATM devices and is actively attempting to define new value added services.

  Expand Service Offerings. The Company seeks to expand its service offerings by leveraging its existing expertise, technologies and processes. In August 1996, the Company introduced a security service that provides remote intrusion detection. This offering utilized the Company's Network Management Center and tools infrastructure and was supplemented by additional proprietary and third-party tools, as well as engineers with specific network security expertise. In the future, the Company intends to develop proactive network management services involving performance engineering and capacity planning.

  Add Distribution Partners. The Company believes it can market its services to middle market companies most effectively by partnering with resellers that bundle the Company's services with transport services or CPE. The Company believes it can expand its current distribution relationships to include other major carriers, competitive local exchange carriers ("CLECs") and Internet service providers ("ISPs"), and that it can also establish sales referral relationships with various manufacturers of networking hardware. The Company believes that these relationships will provide the Company with a significant competitive advantage.

NETWORK MANAGEMENT SERVICES

  NetSolve's network management services include one-time services such as design and implementation of new networks, as well as ongoing, or recurring, management and security services. NetSolve's current service offerings are grouped under three general categories: remote network management services, Internet and intranet security services, and Web-enabled network management tools.

 Remote Network Management Services

  Managed router services include the remote management of router-based WANs and LANs, LAN switches and intelligent hubs, as well as the monitoring of servers. These services are intended to address the full life cycle of network management, which includes the activities depicted below:

                   NETWORK MANAGEMENT LIFE CYCLE ACTIVITIES

[Four circles are linked by arrows pointing from left to right. The four circles contain the following words:]

    Design
    Configure
    Implement
    Network Operations and Support

[Six additional circles circumscribe the circle captioned "Network Operations and Support." The six circles contain the following words, beginning at the top and moving clockwise:]

    Monitor
    Diagnose
    Resolve
    Report
    Upgrade
    Document

  NetSolve provides services to address each of these life cycle activities. Customers may elect to purchase full life cycle management services or may, in some cases, purchase individual services, such as network design or monitoring. Pricing for recurring services is generally established as a monthly fee on a per-managed-device basis. The following highlights services performed by NetSolve for each life cycle activity:

  LIFE CYCLE ACTIVITY SERVICES PERFORMED BY NETSOLVE
  ------------------- --------------------------------------------------------
  Design              . Design network to meet specific end-user requirements
                      . Offer CPE and maintenance pricing information
  Configure           . Configure CPE to enhance initial and ongoing network
                        performance
                      . Determine addressing, packet filtering and routing
                        protocol
  Implement           . Provide project management
                      . Stage, configure and install equipment
                      . Verify operational readiness
  Monitor             . Monitor network 24 hours per day, 7 days per week from
                        the Company's Network Management Center
  Diagnose            . Proactively diagnose faults
                      . Notify end user of status
  Resolve             . Proactively resolve faults
                      . Notify end user of status
  Report              . Offer network performance, transport provider
                        performance and cost analysis reports
  Upgrade             . Upgrade or change components in the network as
                        requirements or configurations change
                      . Review software releases
                      . Install and configure new software and equipment as
                        appropriate
  Document            . Download and archive on NetSolve's management platform
                        information related to CPE configurations, carrier and
                        CPE service provider data and other network
                        connectivity information
                      . Create and update network maps


  The Company has two branded remote network management service packages:
ProWatch for WANs and ProWatch for LANs.

    ProWatch for WANs. NetSolve introduced its first WAN remote management service in January 1994 to enable remote management of router-based Frame Relay and ATM networks. This service is marketed by NetSolve and certain of its resellers as ProWatch for WANs. It is also marketed by other resellers, sometimes in modified versions, under the various brands of those resellers. The managed elements in this service include the WAN-attached router, the customer service unit ("CSU") connecting the router to the transport provider's Frame Relay or ATM service, and the transport provider's network services. Features offered in different options of ProWatch for WANs include: (1) performance engineering and fault management; (2) monitoring; and (3) performance reporting. The ProWatch for WANs service generally includes a guarantee to provide end-to-end network availability for at least 99.5% of the time in any given month, with the customer generally receiving a refund of the management fee in any month the guaranteed availability rate is not achieved. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview." Substantially all of the Company's recurring network management services revenues are derived from ProWatch for WANs and related WAN services. See "Risk Factors--Dependence on WAN Services; Need to Develop and Sell Additional Services."

    ProWatch for LANs. NetSolve introduced its LAN remote management service in May 1997 to measure, monitor and manage the routers, switches and intelligent hubs in corporate LANs. This service can also monitor the availability of servers manageable by the Simple Network Management

  Protocol ("SNMP"). NetSolve LAN management services are marketed by NetSolve and certain of its resellers as ProWatch for LANs and are also marketed by other resellers under the various brands of those resellers. In developing the ProWatch for LANs service, the Company leveraged the expertise, technologies and processes it developed in providing ProWatch for WANs. The primary differences between ProWatch for LANs and ProWatch for WANs are the exclusion of the transport provider's network services and the inclusion of additional performance reporting capabilities.

 Internet and Intranet Security Services

  The Company's network security services, marketed under the brand name ProWatch Secure, provide protection 24 hours per day, seven days per week for networks' Internet and intranet perimeter points. This security service includes the following elements of remote network security management: security assessment and recommendations; implementation; ongoing security management; assurance; security reports and consultation; configuration management; and virtual private network ("VPN") configuration management. The pricing for these security services is generally established as a monthly fee on a per-managed-device basis. Key services offered by the Company include:

    Managed Firewall Service. This service provides active management of the firewall by NetSolve security engineers reviewing firewall logs and alarms daily to detect suspicious activity and consulting with the end user regarding potential changes in the firewall configuration. NetSolve manages the firewall configuration and VPN connections on an ongoing basis. The end user receives security reports and a consultation session with a security engineer on a monthly basis. ProWatch Secure Managed Firewall Service is supported on Cisco's PIX Firewall series. The Cisco PIX Firewall is configured by a NetSolve security engineer to enforce the security policy that best meets the end user's requirements to control access by specified applications and source addresses. The ProWatch Secure Managed Firewall Service was introduced in September 1998 as a more basic security service than the Company's Remote Intrusion Detection and Response Service.

    Remote Intrusion Detection and Response Service. For more demanding security environments, such as those engaged in e-commerce, customers can implement intrusion detection monitoring as a second layer of network security. This service provides additional perimeter security beyond that offered by the access protection of ProWatch Secure Managed Firewall Service. ProWatch Secure Remote Intrusion Detection and Response Service uses Cisco's NetRanger intrusion detection system to detect suspicious activity on customer networks, repel attack attempts and bar the potential intruder from accessing the end user's network. The Company introduced its ProWatch Secure Remote Intrusion Detection and Response Service in August 1996.

  End users may purchase these services individually, together or as a combined network management service offering. In addition, the Company is seeking to offer these security services through marketing partnerships. For example, in October 1998, the Company, Cisco and CIGNA announced jointly that CIGNA would offer insurance coverage to companies who agree to use ProWatch Secure Remote Intrusion Detection and Response Service and Cisco's data security technology and equipment.

 Web-Enabled Tools

  The Company's Web-enabled network management tools provide end users with access to up-to-date status information of their networks, giving end users greater control and understanding of their networks while out-tasking day-to-day management to NetSolve. End users access these tools through a standard Web browser using the Company's ProWatch Exchange application. ProWatch Exchange provides trouble ticket status and history, plus network installation project status. An active network map displays the status of all managed sites in an end user's network. ProWatch Exchange also provides on-line viewing access to the monthly availability and performance reports included with the various remote network management services.

EQUIPMENT AND OTHER SERVICES

  The Company resells CPE from leading network equipment manufacturers or their resellers. This equipment typically includes routers, CSUs and LAN switches and is obtained primarily from Cisco and, to a lesser extent, from 3Com, Bay/Nortel and Paradyne.

  The Company also resells on-site maintenance services. These services address issues associated with hardware failures and software bugs, as well as software upgrades provided for under the equipment provider's maintenance contract. These maintenance services are provided by 3Com, Bay/Nortel, Cisco and Racal.

CUSTOMERS

  The Company's solutions are designed to address the needs of middle market enterprises, roughly defined as companies that have between 200 and 1,500 employees and annual revenues between $50 million and $2.5 billion. The Company currently has over 375 middle market end users that maintain more than 4,800 managed sites. The Company's end users consist of its direct customers as well as customers of its resellers. The following is a list of selected NetSolve direct customers grouped by industry.

BUSINESS SERVICES                 ENTERTAINMENT        MANUFACTURING
-----------------                 -------------        -------------
Claremont Technology Group        Capstar Broadcasting Temple Inland Forest
The Kinetic Group                 TCA Cable             Products Corp.
                                                       Texas Industries

CHEMICALS                         FINANCIAL SERVICES   MEDICAL
---------                         ------------------   -------
Condea Vista Company              Amresco              American Medical Response
Helena Chemical                   Firstplus Financial  YFCS, Inc.

DISTRIBUTION                      FOOD PRODUCTS
------------                      -------------
BT Office Products                Kendall-Jackson
Industrial Distribution           Sun Gro Horticulture
Inc./Boring Smith

EDUCATION                         HIGH TECHNOLOGY
---------                         ---------------
Bucks County School District      Splitrock Services
Corinthian Schools                Verifone Corporation




  When sold to end users by resellers, the Company's services are typically sold under the reseller's trade or brand name. In some instances, however, the reseller utilizes NetSolve's brand names. Certain of the Company's services sold to resellers are provided directly to the reseller either to support the reseller's network (as in the case of certain carriers) or are embedded as a portion of a carrier transport service sold to end users. The Company's resellers include AT&T, Enterprise Network Services, eSpire and Intermedia.

  The Company has derived a significant portion of its revenue from one reseller, AT&T. See "Business--Relationship with AT&T." No other NetSolve customer accounted for more than 10% of the Company's revenues in any of the last three fiscal years.

RELATIONSHIP WITH AT&T

  The Company has developed marketing partnerships with two separate business units of AT&T: AT&T Solutions and AT&T Business Network Services. Both of these business units market NetSolve's network management services to AT&T customers in conjunction with AT&T's overall network solution offering. NetSolve's technicians work directly with AT&T's sales and marketing personnel and the end users to design, implement and manage the end users' networks. For fiscal 1996, 1997, and 1998, the Company derived 9%, 27% and 52% of its total revenues, respectively, from AT&T. It is anticipated that this concentration of revenue from AT&T will continue, and it is expected to increase during the last half of fiscal 1999 and a significant portion of fiscal 2000.

  NetSolve provides its services for AT&T customers under a written contract that has separate terms for each of the two business units. The arrangements with AT&T Solutions currently terminate on the later of December 31, 1999 or six months following notice of termination. Following the termination date, NetSolve is required to continue to provide services to then-existing end users. The volume of such business that may be moved by AT&T to other entities may not exceed 8% per month times the dollar amount billed in the last full month prior to termination.

  The arrangements with AT&T Business Network Services are in support of two carrier services: COFRAD (Central Office Frame Relay Assembler and Disassembler) and Frame Relay Plus. The arrangements in support of COFRAD will terminate December 31, 1998. The arrangements in support of Frame Relay Plus are currently in place for a trial period which ends upon the installation of 1,000 managed devices. As of September 30, 1998, approximately 400 managed devices had been installed under this arrangement. Either AT&T or the Company may terminate these arrangements upon ninety days' notice. The Company believes the arrangement in support of Frame Relay Plus will be renewed upon completion of the trial period.

SALES AND MARKETING

  NetSolve markets its services directly to end users as well as to resellers. Services sold to carrier resellers support the carriers' network operations or are incorporated in services the carriers sell directly to end users. In fiscal 1998, 29% of network management service revenues were derived from direct customers. The Company's strategy is to build its reseller channels and the Company expects that these channels will represent an increasing percentage of the Company's network management revenues for the foreseeable future. The Company's resellers include AT&T, Enterprise Network Services, eSpire and Intermedia. All sales of the Company's services to date have been made in the U.S. However, the Company remotely manages locations around the world for these customers.

  At September 30, 1998, the Company employed ten people in sales and sales support. Each sales person is assigned one or more reseller channels to support. Certain sales individuals are also responsible for direct sales to end users of the Company's services. Reseller support by the NetSolve sales organization includes assistance with responses to requests for proposals, network design and proposal generation, and participation in sales calls to potential customers. The NetSolve sales organization also helps resellers define services and familiarize the reseller's sales forces with the Company's services and networking options. All of the Company's sales and marketing employees are based at the Company's headquarters in Austin.

  At September 30, 1998, the Company employed five people in marketing who are responsible for marketing communications, public relations and new service introductions. Primary marketing communications include direct mail promotions, seminars and the Company's Web site. Public relations activities include obtaining media coverage and public recognition. New service introductions include service definition, pricing, competitive analysis, service beta test and general availability launches, identification of potential reseller partners and service creation program management. The marketing group also works closely with its larger reseller partners to define, develop and implement embedded carrier services.

SOFTWARE DEVELOPMENT

  The role of the Company's software development group, which consisted of 11 people at September 30, 1998, is to develop or integrate the tools utilized by the Company to manage networks and to develop software applications, such as ProWatch Exchange, which become components of the Company's services. While certain of the Company's applications and tools are proprietary, all are built using industry-standard protocols, tools and development environments, including HyperText Markup Language (HTML), Java, Java Script, Microsoft Access, Oracle 8.x relational database software and development tools, Remote Monitoring (RMON), SNMP and Visual Basic.

OPERATIONS

  The NetSolve operations organization, comprised of 78 individuals at September 30, 1998, is responsible for delivery of the Company's services to end users. By defining network management tasks into sets of tightly defined services, the Company is able to deliver functionality to its end users at cost-effective prices. The Company's services generally are provided using a team approach where each customer is assigned to a team of customer engineers, with one member of the team being assigned primary customer responsibility and each member providing back-up when the primary engineer is not available.

  These customer engineer teams are supported by other groups within the Company's operations group. The first level of service delivery is the Company's Network Management Center, which is staffed 24 hours per day, seven days per week with network engineers and technicians who have a broad range of technical expertise. From the Network Management Center, responses to polls to managed devices are monitored continuously and trouble tickets are opened in response to network outages. The goal of this group is to provide the end user with notice and a diagnosis within fifteen minutes of a network failure. Upon isolation of the problem, the appropriate service provider is dispatched to the end user's premises as required to repair the outage. Network Management Center employees can electronically enter trouble tickets into selected transport provider's systems to enable faster resolution of carrier network issues.

  Other groups within operations include project implementation managers, installation engineers, equipment staging and configuration personnel, and a network and tools infrastructure group. By using specialized teams for defined processes, the Company can utilize network engineers with a broad range of skills and experience.

  The Company's approach to loss of the critical systems and management network infrastructure utilized to manage customer networks is one of disaster-avoidance backed up by selected disaster recovery. The network management infrastructure is primarily Frame Relay-based providing the high availability inherent in that technology. To minimize the potential loss of access to local telecommunications infrastructure, the Company employs a SONET ring which is served from two separate local exchange carrier serving offices. The Company's facility contains two separate rooms with redundant computing and networking equipment, each of which is monitored 24 hours per day, seven days per week. See "Risk Factors--System Failure."

  The Company delivers its services utilizing a workforce with a wide range of skills, from entry-level to highly trained networking professionals. The Company uses a strict operational methodology combined with proprietary software tools to leverage its workforce. The Company believes it can meet its requirements for networking professionals by hiring experienced networking professionals and by recruiting and training recent college graduates. See "Risk Factors--Limited Supply of Qualified IT Professionals."

COMPETITION

  The competition which the Company faces comes from a number of different sources. Currently, the Company competes primarily with the internal IT organizations of actual or potential end users of the Company's services. Many of these end users have internal network support capabilities and could choose to satisfy their needs through internal resources rather than through outside service providers like the Company. The Company believes that the principal factors involved in competing effectively with internal solutions include quality of service, price, functionality and features, product reputation and quality of support.

  The remote network management service market is new, highly fragmented, rapidly evolving and largely undefined. There are few substantial barriers to entry, and the Company expects that it will face additional competition from existing competitors and new market entrants in the future. Such competitors may have significantly greater financial, technical and marketing resources and greater name recognition than the Company. The Company believes the principal competitive factors in this market include networking and security engineering expertise, customer service, network and security capabilities, reliability and quality of service, the ability to maintain and expand distribution channels, price, the timing of introductions of new services, and conformity with industry standards. While the Company believes that it competes favorably with respect to these factors, there can be no assurance that the Company will have the resources or expertise to compete successfully in the future.

  The Company currently faces competition from other remote network management companies (such as Comdisco), telecommunications providers (such as AT&T, Sprint, and MCI/WorldCom), network equipment vendors (such as Bay/Nortel), and computer systems vendors (such as Digital Equipment Corporation and Hewlett Packard). With respect to its security services, the Company currently faces competition from computer systems vendors, such as IBM. The Company also faces potential competition from IT consulting firms, systems integrators, VARs, and local and regional network services firms and other new entrants into its markets. Many of these current and potential competitor companies have significantly greater financial, technical and marketing resources and greater name recognition and generate greater service revenue than does the Company. There can be no assurance that the Company will be able to compete successfully against current or potential competitors. The failure of the Company to compete successfully would have a material adverse effect on the Company's business, operating results and financial condition.

  The Company also faces potential competition from resellers with which the Company currently partners, or could partner, to market and sell the Company's services. These resellers generally have substantially greater resources than the Company and could directly compete, rather than partner, with the Company. Such a decision by the Company's resellers would have a material adverse effect on the Company's business, operating results and financial condition.

  With respect to the sale of equipment and on-site equipment maintenance services, the Company competes primarily with the equipment manufacturers and their resellers.

  See "Risk Factors--Competition."

INTELLECTUAL PROPERTY RIGHTS

  The Company relies on a combination of patent, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in technology underlying its services. The Company has recently applied for a patent with the United States Patent Office. This patent relates to software technology which allows the Company to poll, or communicate with, large numbers of routers or other SNMP devices over multiple WANs. Although the Company currently has no patented technology that would preclude or inhibit competitors from entering the Company's market, the Company intends to continue to evaluate the appropriateness of such protection and to seek patent protection for its inventions when appropriate. There can be no assurance that patents will issue from the currently pending or any future applications, or that any patents that may be issued will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to the Company. The Company has registered the name NetSolve and its distinctive logo as separate service marks in the U.S. and various state trademark offices. The Company also has service mark registrations pending for ProWatch, ProWatch for WANs, ProWatch for LANs, ProWatch Exchange and ProWatch Secure. There can be no assurance that such trademarks will be granted. The Company has not made any foreign patent or trademark filings. The Company has entered into proprietary rights and confidentiality agreements with its employees, and generally enters into nondisclosure agreements with its suppliers, distributors and appropriate customers in order to limit access to and disclosure of its proprietary information.

  There can be no assurance that these contractual arrangements or the other steps taken by the Company to protect its intellectual property will prove sufficient to prevent infringement or misappropriation of the Company's technology or to deter independent third-party development of similar technologies. Any such infringement or misappropriation, should it occur, could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, litigation may be necessary to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Limited Protection of Proprietary Technology."

  In June 1996, in connection with the Company's registration of the service mark NetSolve, GRC International, Inc. ("GRC") initiated a proceeding pursuant to which GRC alleged that the Company's use of the name NetSolve infringed certain common law intellectual property rights of GRC. This proceeding resulted in the negotiation and execution of an agreement, dated September 9, 1997, between the Company and GRC pursuant to which, among other things, GRC withdrew its opposition and consented to NetSolve's service mark registration. GRC retains the right to use the name NetSolve to describe a particular software product, and NetSolve retains the full right to its corporate name. The Company also agreed with GRC to refrain from using NetSolve as a brand name to describe products and services. The Company believes that the limited joint use of the name NetSolve by GRC will not have a material adverse effect on the Company. The Company's service mark for the name NetSolve was registered and issued on March 10, 1998. With the exception of GRC, the Company has not, to date, been notified that its services infringe the proprietary rights of third parties; however, there can be no assurance that third parties will not claim infringement or indemnification by the Company with respect to current or future services or products. The Company expects that participants in its markets will be increasingly subject to infringement claims as the number of services and competitors in the Company's industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause delays in product and service installation and implementation, prevent the Company from using important technologies or methods, subject the Company to substantial damages, or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to the Company or at all. As a result, any such claim could have a material adverse effect upon the Company's business, results of operations and financial condition.

EMPLOYEES

  As of September 30, 1998, NetSolve had 116 full-time employees, including 15 in sales and marketing, 11 in development, 78 in operations and 12 in finance and administration. NetSolve's success depends to a significant degree upon the continued contribution of its executive management and network management and engineering teams. See "Risk Factors--Dependence on Services of Current Chief Executive Officer." The Company intends to hire additional software development personnel to broaden its development capabilities. The future success of the Company will depend in large part upon its continued ability to attract and retain highly skilled and qualified personnel. Competition for such personnel is intense. See "Risk Factors--Limited Supply of Qualified IT Professionals."

  None of the Company's employees is represented by a collective bargaining agreement. The Company believes that its relations with its employees are good.

FACILITIES

  NetSolve's corporate headquarters are located in a leased facility in Austin, Texas. In March 1998, the Company relocated all of its operations, including all employees and the Network Management Center into its current facility, which covers approximately 70,000 square feet. In connection with this move, the Company upgraded its computing and network management infrastructure environment, adding an uninterrupted power supply system backed up by a power generator to guard against system failure and to provide emergency power in the event of an outage. The Company's new facility allows the Company to maintain dual computer rooms with redundant equipment in order to provide safeguards in the event of a fire or similar emergency.

  The lease for NetSolve's offices expires in November 2008 (including a five-year option to renew). NetSolve believes that its current facilities are adequate to meet its foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable terms.

LITIGATION

  The Company is not currently a party to any material legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  NetSolve's executive officers and directors and their ages as of October 15, 1998 are as follows:

NAME                      AGE POSITION(S) WITH COMPANY
----                      --- ------------------------
Craig S. Tysdal.........   52 Director; President and Chief Executive Officer
Kenneth C. Kieley.......   48 Vice President--Finance, Chief Financial Officer and Secretary
Christopher D. Buffum...   49 Vice President--Sales
Terrence S. Cheng.......   41 Vice President--Software Development
Robert C. Pojman........   35 Vice-President--Operations
Michael R. Turner.......   45 Vice President--Marketing
J. Michael Gullard(1)...   53 Chairman of the Board
Joel P. Adams(1)........   41 Director
C. Richard Kramlich(2)..   63 Director
John S. McCarthy(2).....   50 Director
H. Leland Murphy(1).....   53 Director
C. V. Prothro...........   56 Director
Howard D. Wolfe,
 Jr.(2).................   57 Director

---------------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  Craig S. Tysdal became the President and Chief Executive Officer and a director of NetSolve in September 1993. From May 1990 to March 1993, Mr. Tysdal was employed as Senior Vice President--Worldwide Sales at Network Equipment Technologies, Inc., a worldwide supplier of WANs. He was also employed at Network Equipment Technologies, Inc. as its Vice President-- Product Marketing from July 1989 to April 1990 and as its Vice President-- Sales from October 1986 to June 1989.

  Kenneth C. Kieley joined NetSolve in September 1989 as its Vice President-- Finance, Chief Financial Officer and Secretary. From July 1985 to September 1989, Mr. Kieley served as Vice President--Finance of VMX, Inc., a manufacturer of voice messaging systems. Mr. Kieley worked for Ernst & Young LLP from 1975 to 1985.

  Michael R. Turner joined NetSolve in January 1995 as its Vice President-- Marketing. Before joining the Company, Mr. Turner worked as a self-employed marketing consultant from May 1994 to December 1994. From January 1991 through April 1994, Mr. Turner worked as Vice President--Marketing of SES, Inc., a provider of system level design software and consulting services. From November 1985 through January 1991, Mr. Turner worked as Director of Marketing for Logic Automation Incorporated, a developer of software for electronic systems design.

  Christopher D. Buffum became NetSolve's Vice President--Sales in March 1998. From December 1996 to February 1998, Mr. Buffum was employed as Senior Vice President--OEM Sales at Boca Research, Inc., a manufacturer of peripherals for personal computers. He was also employed at Boca Research, Inc. as its Vice President, OEM Sales from January 1996 to December 1996, its Director OEM Sales from November 1994 to December 1995, and its OEM Sales Manager from August 1991 to November 1994.

  Robert C. Pojman has been the Company's Vice President--Operations since February 1997. From January 1995 to February 1997, Mr. Pojman was employed as First Vice President--Data Centers, a software and services company which facilitates the processing and clearing of payments. He also worked at Deluxe Data Systems as Director, Technical Services from April 1993 to January 1995 as well as Director Operations Services from July 1992 to March 1993.

  Terrence S. Cheng joined the Company in April 1998, as its Vice President-- Software Development. From April 1997 to March 1998, Mr. Cheng worked as Director, Technology for Transactive Corporation, a government services firm. From December 1995 to April 1997, he was employed as Chief Architect and Director, Software Development for Aetna, Inc., a provider of health and retirement benefit plans and financial services. From December 1993 to December 1995, Mr. Cheng served as Senior Architect, Business Technology for Advo, Inc., a targeted direct mail marketing services company.

  J. Michael Gullard is NetSolve's Chairman of the Board and has been a director of the Company since October 1992. He is founding general partner of Cornerstone Ventures, a venture capital firm. Mr. Gullard is also the Chairman of the Board of Micro Focus Group PLC, a developer of enterprise application system software.

  C. Richard Kramlich has been a director of the Company since April 1991. He is the general partner of New Enterprise Associates, a venture capital firm. Mr. Kramlich is also a director of Ascend Communications, Inc., a provider of WAN solutions, Chalone Wine Group, Ltd., a producer and distributor of wine, Com21, Inc., a provider of communications solutions for broadband access, Lumisys Incorporated, a producer of picture archiving and communications systems, Silicon Graphics, Inc., a developer of workstations with computer graphics capabilities, and SyQuest Technology, Inc, a manufacturer of portable hard disk cartridges.

  Joel P. Adams has been a director of the Company since December 1989. Mr. Adams is President of Adams Capital Management, Inc., a venture capital firm, and a general partner of Fostin Capital Associates II and the P/A Fund, both of which are venture capital firms.

  Howard D. Wolfe, Jr. has been a director of the Company since October 1988. He is the managing general partner of New Venture Partners, L.P. and New Venture Partners II, L.P, both of which are venture capital firms.

  C. V. Prothro has been a director of the Company since April 1991. He has been Chairman of the Board of Dallas Semiconductor Corporation, a developer of integrated circuits and semiconductor-based systems, since 1984, and has served as Dallas Semiconductor's President and Chief Executive Officer since 1989. Mr. Prothro is a general partner of Southwest Enterprise Associates, Limited Partnership, a venture capital firm. Mr. Prothro is also a director of Vari-Lite International, Inc, an automated light manufacturer.

  H. Leland Murphy was a director of the Company from November 1988 through April 1991. He was reelected as a director in March 1995. Mr. Murphy has been employed by Southwest Enterprises Associates, Limited Partnership, a venture capital firm, since 1985. Since December 1997, he has also served as a general partner of Trellis Partners, L.P., a venture capital firm.

  John S. McCarthy has been a director of the Company since August 1991. He is a managing general partner of Gateway Associates, L.P., a venture capital firm. He is also a director of Transaction Network Services, Inc., an operator of a nationwide communications operator.

  Each director is elected for a period of one year and serves until his or her successor is duly elected and qualified. NetSolve's executive officers are appointed by, and serve at the discretion of, the Board of Directors.

  There are no family relationships among any of the directors or executive officers.

BOARD COMMITTEES

  The Board of Directors has two standing committees, an Audit Committee and a Compensation Committee. The Audit Committee reviews the Company's annual audit and meets with the Company's independent auditors to review the internal accounting procedures and financial management practices. The Compensation Committee recommends to the Board of Directors compensation and benefits for the executive officers, reviews general policy relating to compensation and benefits of employees, and administers the Company's stock-based compensation plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No Compensation Committee member is currently or has been a NetSolve officer or employee. No executive officer of the Company serves as a member of the Board of Directors or compensation committee (or any entity serving an equivalent function) of any other entity that has one or more executive officers serving on NetSolve's Board or Compensation Committee.

DIRECTOR COMPENSATION

  Directors currently do not receive cash compensation for their services as directors or members of committees, but are reimbursed for their reasonable expenses incurred in attending meetings of the Board of Directors. Directors are eligible to participate in the Company's 1988 Stock Option Plan and Long-Term Incentive Compensation Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  NetSolve's Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for improper payments of dividends or improper stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

  NetSolve's Bylaws provide that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

  NetSolve intends to enter into agreements that indemnify its directors and executive officers. These agreements, among other things, indemnify the directors and executive officers for certain expenses (including attorneys' fees) and, in some instances, judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including any action by or on behalf of NetSolve, arising out of his or her service as a director or executive officer of NetSolve, any subsidiary of NetSolve or any other company or enterprise to which the person provides services at NetSolve's request. NetSolve believes that these provisions and agreements are desirable to attract and retain qualified directors and executive officers.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company in which indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning the compensation earned by: (1) each person who served as chief executive officer of the Company during fiscal 1998; and (2) the other executive officers of the Company whose bonus and salary for such fiscal year exceeded $100,000 for services rendered to the Company in all capacities for fiscal 1998. The persons named in the table are referred to as the "Named Executive Officers."

                          SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION
                             -----------------------------------
                              SALARY              OTHER ANNUAL       ALL OTHER
NAME AND PRINCIPAL POSITION    ($)    BONUS ($) COMPENSATION ($)  COMPENSATION ($)
---------------------------  -------- --------- ---------------- -----------------
Craig S. Tysdal,
 President and Chief
 Executive Officer.......    $175,000  $6,719        $  --             $ --
Kenneth C. Kieley, Vice
 President--Finance,
 Chief Financial Officer
 and Secretary...........     115,000  23,169           --             1,247(1)
Michael R. Turner, Vice
 President--Marketing....     104,000   5,225           --               767(1)
Robert C. Pojman, Vice
 President--Operations...     150,000   5,399        65,927(2)           --

---------------
(1) Represents reimbursement for long-term disability insurance premiums.
(2) Represents reimbursement of moving expenses.

  No options were granted to the Named Executive Officers during fiscal 1998.

  Christopher D. Buffum was hired in March 1998 as the Company's Vice President--Sales with an initial annual base salary of $150,000. Mr. Buffum has been granted options to purchase an aggregate of 120,000 shares of the Company's Common Stock under the Company's 1988 Stock Option Plan and Long-Term Incentive Compensation Plan at an exercise price of $2.80 per share. The sales function for the Company during most of fiscal 1998 was handled primarily by Mr. Tysdal.

  On July 21, 1998, the Board of Directors approved the grant of options, under the Long-Term Incentive Compensation Plan, to purchase shares of NetSolve's common stock at an exercise price of $7.50 per share to the following officers:

         NAME                                                   NUMBER OF SHARES
         ----                                                   ----------------
      Craig S. Tysdal..........................................     200,000
      Kenneth C. Kieley........................................      50,000
      Robert C. Pojman.........................................      50,000
      Terrence S. Cheng........................................      25,000

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

  The following table provides certain summary information concerning the shares of common stock represented by outstanding stock options held by each of the Named Executive Officers as of March 31, 1998.

      AGGREGATE OPTION EXERCISES IN THE FISCAL YEAR ENDED MARCH 31, 1998
                    AND FISCAL 1998 YEAR-END OPTION VALUES


                          NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                         UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                     OPTIONS AT MARCH 31, 1998 (#)   AT MARCH 31, 1998 ($)(2)
                     ----------------------------- ----------------------------
  NAME               EXERCISABLE  UNEXERCISABLE(1) EXERCISABLE UNEXERCISABLE(1)
  ----               -----------  ---------------- ----------- ----------------
Craig S. Tysdal......   546,875        43,125      $1,355,313      $43,556
Kenneth C. Kieley....   201,750        33,750         456,650       33,750
Michael R. Turner....    82,500        37,500         200,250       73,875
Robert C. Pojman.....    30,000        90,000          21,000       63,000

---------------
(1) Shares shown as unexercisable are unvested shares under exercisable options that may not be sold until vested.
(2) There was no public market for the common stock as of March 31, 1998. Accordingly, these values have been calculated by determining the difference between the estimated fair market value of the common stock underlying the options as of March 31, 1998, as determined by the Company's Board of Directors ($2.80 per share), and the aggregate exercise price of the options.

  No options were exercised by the Named Executive Officers during fiscal
  1998.

LONG-TERM INCENTIVE COMPENSATION PLAN

  The NetSolve, Incorporated Long-Term Incentive Compensation Plan (the "Long-Term Incentive Plan") was adopted by the Board of Directors and approved by the stockholders in July 1997. It is administered by the Compensation Committee. The purpose of the Long-Term Incentive Plan is to assist NetSolve in attracting, retaining and motivating executive officers, key employees and directors and consultants who are essential to NetSolve's success through performance-related incentives linked to long-range performance goals. Performance goals under the Long-Term Incentive Plan may be based on individual performance of the particular employee and/or include criteria such as absolute or relative levels of total stockholder return, revenues, sales, net income or net worth of the Company or any of its subsidiaries, divisions, business units or other areas of the Company, all as the Compensation Committee may determine.

  The Long-Term Incentive Plan is a comprehensive, stock-based incentive compensation plan, providing for discretionary awards of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, bonus stock and other stock-based awards. All awards under the Long-Term Incentive Plan are made in, or based on the value of, the common stock.

  Full-time employees and directors of, and consultants to, NetSolve are eligible to participate in, and receive awards under, the Long-Term Incentive Plan. The selection of participants under the Long-Term Incentive Plan, as well as all terms, conditions, performance criteria and restrictions applicable to each award, are determined by the Compensation Committee in its sole discretion.

  The maximum number of shares of common stock for which awards may be granted under the Long-Term Incentive Plan is 1,350,000 subject to adjustment in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other similar event. Shares subject to previously canceled, lapsed or forfeited awards, or awards paid in cash, may be reissued under the Long-Term Incentive Plan. The shares to be issued under the Long-Term Incentive Plan may consist of authorized but unissued shares, shares issued and reacquired by the Company or shares purchased in the open market.

  The Company expects that awards made under the Long-Term Incentive Plan will be fully deductible for federal income tax purposes. In this connection, if the Company becomes subject to Section 162(m) of the Internal Revenue Code of 1986, which limits such deductions for awards made to certain covered participants, performance-based compensation that can be provided to any covered participant in any year will be limited to stock options for up to 100,000 shares. No other types of awards may be made under the Long-Term Incentive Plan to covered participants.

  As of September 30, 1998, options covering an aggregate of 553,324 shares of common stock had been granted under the Long-Term Incentive Plan at exercise prices ranging from $2.80 to $7.50. Each of these options has a term of ten years and may be exercised at any time during such term. The exercise price may be paid in cash or shares of common stock already held by the exercising participant, or a combination of cash and shares. Each option vests over a four-year period with one-sixteenth of the total amount vesting in each calendar quarter following the grant. The unvested portion of any exercised options are subject to a repurchase right of the Company upon termination of employment.

  The Long-Term Incentive Plan may be amended, modified, suspended or terminated by the Board of Directors at any time. No amendment shall be effective prior to approval of the stockholders to the extent such approval is necessary to comply with any legal requirement. If not earlier terminated, the Long-Term Incentive Plan shall terminate on December 31, 2006.

  Stock Options. The Long-Term Incentive Plan authorizes (i) the grant of options to purchase common stock intended to qualify as incentive stock options under Section 422(b) of the Internal Revenue Code of 1986 ("incentive options") and (ii) the grant of options that do not so qualify ("nonqualified options"). The number of shares and other terms of each grant are determined by the Compensation Committee. The exercise price of incentive options granted under the Long-Term Incentive Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of incentive options granted to an optionee who owns stock possessing more than 10% of the voting power of the Company's outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. The exercise price of non-qualified options granted under the Long-Term Incentive Plan must not be less than 50% of the fair market value of the common stock on the grant date. Incentive options may be granted under the Long-Term Incentive Plan to employees, including officers and directors who are also employees. Non-qualified options may be granted under the Long-Term Incentive Plan to employees, officers, consultants and directors, whether or not they are employees of the Company. The exercise price for options granted under the Long-Term Incentive Plan may be paid in cash or with shares of common stock. Options granted under the Long-Term Incentive Plan may remain outstanding for no more than ten years.

  Stock Appreciation Rights. Stock appreciation rights ("SARs") entitle the participant to receive, upon exercise of the SAR, cash or, at the election of the Administrator, shares of common stock or a combination thereof, in an amount equal to the difference between the SAR exercise price and the fair market value of the shares of common stock subject to the SAR. SARs may be granted to participants under the Long-Term Incentive Plan on a freestanding basis or in tandem with a stock option. The exercise price of SARs will not be less than 100% of the fair market value of the common stock on the date of grant. SARs granted under the Long-Term Incentive Plan will not be exercisable until at least six months following the date of grant and no later than ten years thereafter. Incentive options and SARs may not be transferred other than by will or the laws of descent and distribution.

  Stock and Stock Unit Awards. The Long-Term Incentive Plan also provides for the granting of restricted stock, restricted stock units, performance shares and performance stock units, bonus stock and other stock-based awards. The number of shares or units and all terms and conditions, including the restriction period, performance criteria and other restrictions and conditions applicable to each such award, are determined by the Compensation Committee. During the restriction period, participants may exercise full voting rights, and are entitled to receive all dividends and other distributions paid, with respect to restricted stock they have been granted, provided that stock dividends, if any, remain subject to the same restrictions as the underlying stock. Payment to the participant may be in shares of common stock or cash, or a combination thereof, and in a lump sum or installments, all as determined by the Compensation Committee. Shares of common stock may also be awarded to participants under the Long-Term Incentive Plan as a bonus. Such shares may be granted with or without restrictions. Shares awarded subject to performance criteria or other restrictions which are not satisfied, are forfeited and must be returned to the Company. In addition to the foregoing types of awards, the Long-Term Incentive Plan permits the Compensation Committee to grant any other stock based award as the Administrator may determine. Such stock based awards may be in the form of common stock or other securities, the value of which is based, in whole or in part, on the value of common stock on the award date.

  Acceleration of Vesting Upon Change in Control. In the event of a change in control of the Company, all outstanding stock options and SARs shall immediately become fully vested, and all restrictions and performance criteria relating to all outstanding awards shall be deemed to have been fully satisfied, unless the transaction or event constituting the change in control was approved in advance by a majority of the Board of Directors. Under the terms of the Long-Term Incentive Plan, a change in control shall be deemed to have occurred if: (1) any person becomes the beneficial owner of 20% or more of the Company's voting securities; (2) the Company is involved in a merger, acquisition or similar transaction pursuant to which the Company's directors immediately before the transaction cease to constitute a majority of the Company's directors after the transaction; or (3) the Company is involved in a transaction pursuant to which it is not the surviving corporation, its common stock is exchanged for, or converted into securities of another entity, it becomes a subsidiary of another entity, or 50% or more of its aggregate assets or earning power is sold to another entity.

1988 STOCK OPTION PLAN

  The NetSolve, Incorporated 1988 Stock Option Plan (the "1988 Option Plan") was adopted by the Board of Directors and approved by the Company's stockholders in November 1988. The principal purpose of the 1988 Option Plan is to advance the interests of the Company and its stockholders by enabling the Company to attract qualified management and other key personnel and encourage selected directors, officers and key employees of, and consultants to, the Company to acquire and retain a proprietary interest in the Company through the ownership of common stock. A total of 2,601,976 shares of common stock has been reserved for issuance under the 1988 Option Plan.

  The 1988 Option Plan provides for the granting of incentive options to employees, including officers and directors, and for the granting of nonqualified options to employees and consultants, including nonemployee directors, of nonqualified stock options. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive options for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options shall be treated as nonqualified options.

  As of September 30, 1998, there were options outstanding under the 1988 Option Plan for 1,908,870 shares of common stock. As of such date, a total of 668,855 shares had been purchased pursuant to option exercises and the Company had repurchased 6,600 unvested shares pursuant to the provisions of the 1988 Option Plan, leaving an aggregate of 30,851 shares available for future option grants. No incentive options may be granted under the 1988 Option Plan after November 20, 1998.

  The 1988 Option Plan may be administered by the Board of Directors or a committee of the Board (the "Option Plan Administrator"). The 1988 Option Plan is currently administered by the Compensation Committee. The Option Plan Administrator determines the terms of options granted under the 1988 Option Plan, including the number of shares subject to the option, exercise price, term and exercisability. The exercise price of each incentive option granted under the 1988 Option Plan must be at least equal to the fair market value of common stock on the date of grant. The exercise price of any incentive option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of outstanding capital stock of the Company or any parent or subsidiary corporation of the Company must equal at least 110% of the fair market value of common stock on the date of grant. Payment of the exercise price may be made in cash or by delivery of previously owned shares of common stock, or partly in cash and partly in common stock.

  The Option Plan Administrator determines the term of options, which may not exceed ten years. No option may be transferred by an optionee other than by will or the laws of descent or distribution. Each option may be exercised during the lifetime of an optionee only by such optionee. The Option Plan Administrator determines when options become exercisable. Options granted under the 1988 Option Plan are generally exercisable at any time, but are subject to a four-year vesting schedule with one-sixteenth of the stock underlying the option vesting in each calendar quarter following the grant. The unvested portion of exercised options may be repurchased by the Company at the original exercise price upon termination of employment.

  The Company has the authority to amend or terminate the 1988 Option Plan, except that the Company may not increase the aggregate number of shares which may be issued under options granted pursuant to the 1988 Option Plan, and no action may be taken by the Company, not expressly provided for in the 1988 Option Plan, in derogation of the vested rights of any optionee under an option previously granted thereunder.

401(K) RETIREMENT PLAN

  Effective December 1, 1988, the Company established a 401(k) defined contribution retirement plan (the "Retirement Plan") covering all employees who are at least 21 years of age and have satisfied certain service eligibility requirements. Effective February 1, 1997, the Retirement Plan was amended to eliminate any service eligibility requirements so that employees who otherwise met the eligibility criteria could commence participation upon hire. The Retirement Plan provides for voluntary employee contributions in amounts determined by the employees, subject to a maximum limit allowed by Internal Revenue Service guidelines ($10,000 for 1998). The Company may contribute such amounts to the accounts of participants in the Retirement Plan as determined by the Board of Directors, subject to certain legal requirements. To date, the Company has not made any contribution to the Retirement Plan, and does not anticipate making any contribution to the Retirement Plan in the foreseeable future.

BONUS PLAN

  In July 1998, the Company adopted a bonus plan (the "Bonus Plan") pursuant to which selected employees are eligible to receive cash bonuses on a quarterly basis beginning with the quarter ended September 30, 1998 if, during such quarter, the Company meets certain financial performance objectives established from time to time by the Company. The Bonus Plan may be amended or terminated at any time.

                             CERTAIN TRANSACTIONS

  Venture capital firms affiliated with Messrs. Gullard, Adams, Kramlich, McCarthy, Prothro and Wolfe, directors of the Company, have certain rights with respect to the registration of shares of common stock they may hold. See "Description of Capital Stock--Registration Rights."

  NetSolve intends to enter into indemnification agreements with its executive officers and directors. Among other terms, under these agreements, NetSolve would agree to:

  . indemnify, to the fullest extent allowed by Delaware law, these officers and directors against certain liabilities related to their service or status as officers or directors; and

  . in any proceeding in which they could be indemnified, advance to these officers and directors the expenses they incur in those proceedings.

NetSolve intends to execute similar indemnification agreements with its future directors and executive officers. See "Management--Limitation of Liability and Indemnification Matters."

  As a matter of policy, all future transactions between the Company and any director or executive officer will be subject to approval by a majority of the independent and disinterested members of the Board of Directors and will be in connection with bona fide purposes of the Company.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth information known to the Company with respect to the beneficial ownership of common stock as of September 30, 1998, and as adjusted to reflect the sale by the Company and the selling stockholders of the shares of common stock offered by this prospectus, by (1) each of the Company's directors, (2) each of the Named Executive Officers, (3) all current directors and executive officers of the Company as a group, (4) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of the common stock, and (5) each of the selling stockholders. The selling stockholders will bear none of the expenses of this offering other than the underwriting discounts and commissions applicable to the shares of common stock to be sold by them.

                             SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                          OWNED PRIOR TO OFFERING(2)                OWNED AFTER OFFERING(2)
                          -----------------------------    SHARES   ----------------------------
                             NUMBER        PERCENT(3)    OFFERED(4)   NUMBER        PERCENT(3)
                          --------------- -------------  ---------- -------------- -------------
DIRECTORS, NAMED
EXECUTIVE OFFICERS AND
ALL DIRECTORS AND
EXECUTIVE OFFICERS AS A
GROUP(1)
-----------------------
C. Richard Kramlich(5)..        3,182,734          32.9%      --         3,182,734
Joel P. Adams(6)........        2,257,089          23.3   429,242        1,827,847
John S. McCarthy(7).....          875,000           9.0       --           875,000
C. V. Prothro(8)........          817,647           8.4       --           817,647
Craig S. Tysdal(9)......          790,000           7.5       --           790,000
J. Michael Gullard(10)..          604,541           6.1       --           604,541
Howard D. Wolfe,
 Jr.(11)................          302,589           3.1       --           302,589
Kenneth C. Kieley(12)...          285,500           2.9       --           285,500
Robert C. Pojman(13)....          170,000           1.7       --           170,000
Michael R. Turner(14)...          120,000           1.2       --           120,000
H. Leland Murphy(15)....           50,000             *       --            50,000           *
All directors and
 executive officers as a
 group (13
 persons)(16)...........        8,807,453          76.8       --               --
OTHER 5% STOCKHOLDERS(1)
------------------------
New Enterprise Associ-
 ates IV................        2,365,087          24.4       --         2,365,087
Limited Partnership
1119 St. Paul Street
Baltimore, MD 21202
APA/Fostin Pennsylva-
 nia....................        1,187,020          12.3       --         1,187,020
Venture Capital Fund
518 Broad Street
Sewickley, PA 15143
Gateway Venture Partners
 III, L.P. .............          875,000           9.0       --           875,000
8000 Maryland Avenue,
 Suite 1190
St. Louis, MO 63105
Southwest Enterprise As-
 sociates, L.P. ........          817,647           8.4       --           817,647
14305 Inwood Road, Suite
 101-44
Dallas, TX 75244-3944
Fostin Capital Associ-
 ates II................          640,827           6.6       --           640,827
518 Broad Street
Sewickley, PA 15143
OTHER SELLING
 STOCKHOLDERS(1)
----------------
[Stockholder information
 to come]

--------
 *Less than 1%.
(1) Unless otherwise indicated, the address of each of the individuals named above is: c/o NetSolve, Incorporated, 12331 Riata Trace Parkway, Austin, TX 78727.
(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except pursuant to applicable community property laws or as indicated in the footnotes of this table, to the Company's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder. The number of shares beneficially owned by a person includes shares of common stock subject to options and warrants held by that person that are currently exercisable within 60 days of September 30, 1998. Such shares issuable pursuant to such options and warrants are deemed outstanding for computing the percentage ownership of the person holding such options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.
(3) For purposes of this table, the number of shares of common stock outstanding prior to the offering is deemed to be 9,680,304, including 3,285,577 shares of common stock outstanding on September 30, 1998 and an additional 6,394,727 shares issuable upon conversion of the Company's preferred stock. For purposes of calculating the percentage beneficially owned by any person, shares of common stock issuable to such person upon the exercise of any options exercisable within 60 days of September 30, 1998 are also assumed to be outstanding. The number of shares of common stock deemed outstanding after this offering includes the additional shares being offered by the Company hereby, and assumes no exercise of the underwriters' over-allotment option.
(4) Does not give effect to the exercise of the underwriters' over-allotment option. If exercised in full, the number of additional shares offered and beneficial ownership after the offering would be as follows:

                                                                            SHARES BENEFICIALLY OWNED AFTER
                                                       ADDITIONAL          EXERCISE OF OVER-ALLOTMENT OPTION
                                                         SHARES            ---------------------------------
                    NAME                                OFFERED             NUMBER                  PERCENT
                    ----                               ----------          --------                ---------


                       (STOCKHOLDER INFORMATION TO COME)

(5) Represents 2,365,087 shares held by New Enterprise Associates IV, Limited Partnership ("NEA IV") and 817,647 shares held by Southwest Enterprise Associates, Limited Partnership ("SEA"). Mr. Kramlich, a NetSolve director and a general partner of NEA Partners IV, Limited Partnership, the general partner of NEA IV, and a general partner of NEA Partners Southwest, L.P., a general partner of SEA, disclaims beneficial ownership of the shares held by NEA IV and SEA, except for his proportional pecuniary interest therein, if any.
(6) Represents 2,257,089 shares held by APA/Fostin Pennsylvania Venture Capital Fund, Fostin Capital Associates II and Loyalhanna Commonwealth Fund ("Loyalhanna"). Mr. Adams, a director of the Company and a General Partner of the APA/Fostin Pennsylvania Venture Capital Fund, Fostin Capital Associates II and Loyalhanna disclaims beneficial ownership of the shares held by these entities except for his proportional pecuniary interest therein, if any. All of the 429,242 shares held by Loyalhanna are being offered. Mr. Adams has no pecuniary interest in such shares.
(7) Represents 875,000 shares held by Gateway Venture Partners III, L.P. Mr. McCarthy, a NetSolve director and a partner of Gateway Venture Partners III, L.P., disclaims beneficial ownership of the shares held by Gateway Venture Partners III, L.P., except for his proportional pecuniary interest therein, if any.
(8) Represents 817,647 shares held by SEA. Mr. Prothro, a NetSolve director and a general partner of SEA, disclaims beneficial ownership of the shares held by SEA, except for his proportional pecuniary interest therein, if any.
(9) Represents 790,000 shares that may be acquired upon the exercise of options within 60 days of September 30, 1998.
(10) Includes 404,541 shares held by Cornerstone Ventures and Cornerstone Ventures International C.V. and 200,000 shares which may be acquired within 60 days of September 30, 1998 upon the exercise of options held by Cornerstone Ventures and Cornerstone Ventures International C.V. Mr. Gullard, a NetSolve director and a general partner of Cornerstone
     Ventures and Cornerstone Ventures International C.V., disclaims beneficial ownership of the shares held, and options exercisable, by Cornerstone Ventures and Cornerstone Ventures International C.V., except for his proportional pecuniary interest therein, if any.
(11) Represents 300,589 shares held by New Ventures Partners II, L.P. Mr.
     Wolfe, a NetSolve director, is managing General Partner of New Venture Partners II, L.P. Mr. Wolfe disclaims beneficial ownership of the shares held by New Ventures Partners II, L.P., except for his proportional pecuniary interest therein, if any. Also includes 2,000 shares that may be acquired upon the exercise of options within 60 days of September 30, 1998.
(12) Represents 285,500 shares that may be acquired upon the exercise of options within 60 days of September 30, 1998.
(13) Represents 170,000 shares that may be acquired upon the exercise of options within 60 days of September 30, 1998.
(14) Represents 120,000 shares that may be acquired upon the exercise of options within 60 days of September 30, 1998.
(15) Represents 50,000 shares that may be acquired upon the exercise of options within 60 days of September 30, 1998.
(16) Includes 1,787,500 shares issuable upon exercise of options held by directors and officers that are exercisable within 60 days of September
     30, 1998. Shares that may be acquired by directors and officers upon the exercise of options are subject to NetSolve's right to repurchase such shares if such person's employment with the Company terminates before the expiration of a specified period of time (typically four years from the date of option grant). Includes shares held by certain entities with which certain NetSolve directors are affiliated, as described above.

                         DESCRIPTION OF CAPITAL STOCK

  After this offering, NetSolve's authorized capital stock will consist of 25,000,000 shares of common stock, $0.01 par value per share, and 7,500,000 shares of undesignated preferred stock, $0.10 par value per share.

COMMON STOCK

  As of September 30, 1998, NetSolve had 109 stockholders that owned a total of 9,680,304 shares of common stock outstanding (including shares issuable upon conversion of all outstanding preferred stock). Options to purchase an aggregate of 2,465,444 shares of common stock and warrants to purchase an aggregate of 167,500 shares of common stock were also outstanding. There will
be      shares of common stock outstanding after this offering (assuming no exercise of the Underwriter's over-allotment option, and no exercise of outstanding warrants or options after September 30, 1998) after giving effect to the sale of the shares of common stock offered in this offering.

  Each share of common stock is allowed one vote on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to the holders of outstanding preferred stock issued in the future, if any, holders of common stock are entitled to receive dividends as may be declared by the Board of Directors. See "Dividend Policy." If NetSolve liquidates or dissolves, subject to the rights of the holders of outstanding shares of preferred stock issued in the future, if any, the holders of common stock shall receive a share in all assets remaining after liabilities are paid and preferential rights of any outstanding preferred stock are satisfied. The common stock has no preemptive or conversion rights or other subscription rights. All shares of common stock are, and those to be issued in this offering will be, fully paid and non-assessable.

PREFERRED STOCK

  Each share of preferred stock outstanding as of September 30, 1998 will be converted into one share of common stock and automatically retired upon the closing of this offering. Thereafter, the Board of Directors is authorized to issue up to 7,500,000 shares of preferred stock. The Board of Directors may designate one or more series of preferred stock and may assign differing rights, preferences, privileges and restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further stockholder vote or action.

  If NetSolve issues preferred stock, this may delay, defer or prevent a change in control of NetSolve without further stockholder action. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights, of the holders of common stock. In certain circumstances, the market price of the common stock may decrease as a result. As of the closing of this offering, no shares of preferred stock will be outstanding and NetSolve currently has no plans to issue any shares of preferred stock.

WARRANTS

  As of September 30, 1998, NetSolve had outstanding exercisable warrants to purchase 167,500 shares of common stock with a weighted average exercise price of $2.72 per share. These warrants will expire between 1998 and 1999.

REGISTRATION RIGHTS

  Following this offering, the holders of       shares of common stock (the
"Registrable Securities") will be entitled to certain rights relating to the registration of such shares under state and federal securities laws. These rights, which are assignable, are outlined in an agreement between the Company and the holders of the Registrable Securities. The holders of at least 30% of the Registrable Securities may generally require that the Company register the Registrable Securities for public resale. If NetSolve registers any of its common stock, either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their Registrable Securities in such registration, subject to the ability of the underwriters to limit the number of shares included in such offering. Holders of at least 20% of the Registrable Securities may also require NetSolve (not more than one time in any 12-month period) to register all or a portion of their Registrable Securities on Form S-3, when use of such form becomes available, provided that, among other limitations, the proposed aggregate selling price (net of any underwriters' discounts or commissions) is at least $1,000,000. The registration rights of each holder of Registerable Securities terminate at the earlier of: (a) such time as the holder may, within a three-month period, offer and sell all of his Registerable Securities pursuant to Rule 144 under the Securities Act without any adverse effect on the price at which such Registerable Securities may be sold, such determination as to such adverse effect to be made by such holder acting in good faith; or (b) 48 months from the closing of this offering.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

  Certain provisions of Delaware law and NetSolve's restated certificate of incorporation could complicate NetSolve's acquisition by means of a tender offer, a proxy contest or otherwise. In addition, it might be difficult to remove incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage negotiation between NetSolve management and those persons seeking control. NetSolve believes it is more advantageous to protect its potential ability to negotiate, rather than discourage, unfriendly or unsolicited third parties attempting to acquire or restructure NetSolve. Among other things, negotiating such proposals could result in an improvement of their terms.

  NetSolve is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. This provision may delay, defer or prevent a change in control of NetSolve without the stockholders taking further action.

  It is more difficult for NetSolve's existing stockholders to replace the Board of Directors as well as for another party to obtain control of NetSolve by replacing the Board of Directors because cumulative voting is eliminated. The Board of Directors has the power to retain and discharge officers, making it more difficult for existing stockholders or another party to change the management.

  The foregoing provisions could have the effect of making it more difficult for a third party to effect a change in the control of the Board of Directors. In addition, these provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of NetSolve's outstanding voting stock. See "Risk Factors--Anti-Takeover Provisions."

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Chase Mellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

  There has not been any public market for NetSolve's common stock prior to this offering. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, only a limited number of shares will be available for sale shortly after this offering because of certain resale restrictions (as described below), and sales of substantial amounts of the common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and NetSolve's ability to raise equity capital in the future.

  Upon completion of this offering, based on the number of shares outstanding as of September 30, 1998, NetSolve will have outstanding an aggregate of shares of common stock (assuming no exercise of warrants or options to purchase common stock outstanding as of September 30, 1998). Of these shares,
the     shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by an existing "affiliate" of NetSolve as that term is defined in Rule 144 under the Securities Act (an "Affiliate"). The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). After 180 days from the date of this Prospectus (the
"Lock-up Period"): (1)     of the Restricted Shares will be eligible for
immediate sale without restriction under Rules 144(k) or 701 under the
Securities Act, (2)     of the Restricted Shares will be eligible for sale
subject to compliance with the volume and other restrictions of Rule 144, and
(3) of the Restricted Shares will become eligible for sale at various times after the Lock-up Period upon expiration of applicable holding periods under Rule 144, subject in some cases to the volume and other restrictions of Rule 144. In addition, as of September 30, 1998, there were outstanding 2,465,444 options and 167,500 warrants to purchase shares of the Company and all of such options and warrants will be subject to 180-day lock-up agreements. After the Lock-up Period, all of the warrants will be exercisable
and     of such options will be vested and exercisable.

  All of NetSolve's officers and directors and certain stockholders have entered into lock-up agreements. These agreements generally provide that they will not offer, pledge, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the shares of common stock or any securities convertible into, or exercisable or exchangeable for, common stock owned by them. Additionally, the lock-up agreements provide that these stockholders will not enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, or any securities convertible into, or exercisable or exchangeable for, shares of common stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of BancBoston Robertson Stephens, subject to certain limited exceptions. BancBoston Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. BancBoston Robertson Stephens currently has no plans to release any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, BancBoston Robertson Stephens will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of common stock then
outstanding (which will equal approximately     shares immediately after this
offering); or (ii) the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Accordingly, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

  Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Offering). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by: (i) persons other than Affiliates, subject only to the manner of sale provisions of Rule 144 and (ii) Affiliates, under Rule 144 without compliance with its one-year minimum holding period requirements.

  Approximately 90 days after the completion of this offering, NetSolve intends to file a registration statement under the Securities Act covering
approximately     shares of common stock, subject to outstanding options or
reserved for issuance under the Company's Long-Term Incentive Plan and 1988 Option Plan. See "Management--Long-Term Incentive Compensation Plan" and "-- 1988 Stock Option Plan." Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions with the Company.

  Upon completion of this offering, the holders of approximately shares of Registrable Securities or the transferees will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

  The underwriters named below (the "Underwriters"), acting through their representatives, BancBoston Robertson Stephens Inc. and Hambrecht & Quist LLC (the "Representatives"), have severally agreed with NetSolve and certain stockholders of the Company (the "Selling Stockholders"), subject to the terms and conditions of the Underwriting Agreement, to purchase from NetSolve and the Selling Stockholders the number of shares of common stock set forth opposite their names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                         NUMBER
                                                                           OF
   UNDERWRITERS                                                          SHARES
   ------------                                                          -------
   BancBoston Robertson Stephens Inc....................................
   Hambrecht & Quist LLC................................................
                                                                           ---

     Total..............................................................
                                                                           ===

  The Company and the Selling Stockholders have been advised by the Representatives that the Underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a
concession of not in excess of $   per share, of which $   may be reallowed to
other dealers. After the initial public offering, the public offering price, concession, and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company and the Selling Stockholders as set forth on the cover page of this Prospectus.

  The Company and certain Selling Stockholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of
this Prospectus, to purchase up to     additional shares of common stock at
the same price per share as the Company and the Selling Stockholders will
receive for the     shares that the Underwriters have agreed to purchase. To
the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of
the     shares offered hereby. If purchased, such additional shares will be
sold by the Underwriters on the same terms as those on which the     shares
are being sold. The Company and such Selling Stockholders will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby.

  The Underwriting Agreement contains covenants of indemnity among the underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representation and warranties contained in the Underwriting Agreement.

  Each officer and director who holds shares of the Company and certain other holders of shares of common stock have agreed, for the Lock-up Period, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have the power of disposition, without the prior written consent of BancBoston Robertson Stephens. However, BancBoston Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the Representatives and any of the Company's stockholders providing consent to the sale of shares prior to the expiration of the Lock-up Period. In addition, the Company has agreed that during the Lock-up Period the Company will not, without the prior written consent of BancBoston Robertson Stephens, subject to certain exceptions, (i) consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the Lock-up Period or
(ii) issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than the Company's sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options, and the Company's issuance of options and shares under existing stock option and incentive plans. See "Shares Eligible for Future Sale."

  The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price for the common stock offered by this Prospectus will be determined through negotiations among the Company, the Selling Stockholders and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

  The Representatives have advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of common stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of common stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with this offering if the common stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

  The validity of the shares offered hereby will be passed upon for the Company and the Selling Stockholders by Worsham, Forsythe & Wooldridge, L.L.P., Dallas, Texas. Certain legal matters will be passed upon for the Underwriters by Foley, Hoag & Eliot LLP, Boston, Massachusetts.

                                    EXPERTS

  The consolidated financial statements of the Company at March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998, appearing in this Prospectus and the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the common stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the common stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to contain the information required to be disclosed in this Prospectus pursuant to the Securities Act and the rules and regulations thereunder, and, in each instance, if the contract or document is filed as an exhibit, reference is made to the copy of the contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by reference to the exhibit. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza., 450 Fifth Street N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies may also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at http:\\www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that make electronic filings with the Commission.

  NetSolve intends to send its stockholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Ernst & Young LLP, Independent Auditors......................... F-2
Consolidated Balance Sheets as of March 31, 1997 and 1998 and September
 30, 1998................................................................. F-3
Consolidated Statements of Operations for each of the three years in the period ended March 31, 1998 and the six months ended September 30, 1997 and 1998................................................................. F-4
Consolidated Statements of Stockholders' Equity (Deficit) for each of the three years in the period ended March 31, 1998 and the six months ended
 September 30, 1998....................................................... F-5
Consolidated Statements of Cash Flows for each of the three years in the period ended March 31, 1998 and the six months ended September 30, 1997 and 1998................................................................. F-6
Notes to Consolidated Financial Statements................................ F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
NetSolve, Incorporated

  We have audited the accompanying consolidated balance sheets of NetSolve, Incorporated as of March 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NetSolve, Incorporated, at March 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Austin, Texas
April 30, 1998, except for Note 11,
 as to which the date is September 30, 1998

                             NETSOLVE, INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                     PRO FORMA
                                                                    REDEEMABLE
                                                                    CONVERTIBLE
                                                                  PREFERRED STOCK
                                                                        AND
                                                                   STOCKHOLDERS'
                                                                      EQUITY
                                    MARCH 31,                      (DEFICIT) AT
                                ------------------  SEPTEMBER 30,  SEPTEMBER 30,
                                  1997      1998        1998           1998
                                --------  --------  ------------- ---------------
                                                             (UNAUDITED)
            ASSETS
Current assets:
 Cash and cash equivalents....  $  8,128  $  1,333    $    117
 Restricted cash..............       --        155         267
 Certificates of deposit......     3,000     4,532       4,091
 Accounts receivable, net of
  allowance for doubtful
  accounts of $176 at March
  31, 1997, $209 at March 31,
  1998 and $193 at September
  30, 1998....................       844     1,602       2,929
 Amounts held in escrow
  account.....................     1,750       --          --
 Inventory....................       433       616         466
 Deposits.....................        76       115         100
 Prepaid expenses and other...       354       541         997
                                --------  --------    --------
Total current assets..........    14,585     8,894       8,967
Noncurrent restricted cash....       --      1,491       1,802
Property and equipment:
 Network communications
  equipment...................        88        77         430
 Computer equipment and
  software....................     1,958     1,882       1,862
 Other equipment..............       442       305         233
 Furniture, fixtures and
  leasehold improvements......       391       730         715
 Equipment held under capital
  leases......................       392     2,185       2,826
                                --------  --------    --------
                                   3,271     5,179       6,066
 Less accumulated depreciation
  and amortization............    (1,788)   (2,337)     (2,822)
                                --------  --------    --------
Net property and equipment....     1,483     2,842       3,244
                                --------  --------    --------
Total assets..................  $ 16,068  $ 13,227    $ 14,013
                                ========  ========    ========
   LIABILITIES, REDEEMABLE
 CONVERTIBLE PREFERRED STOCK
              AND
STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable.............  $  1,942  $  1,361    $  1,920
 Property taxes payable.......       137        53          43
 Sales taxes payable..........        46        49          80
 Accrued liabilities..........     1,575     1,200       1,291
 Capital leases obligations...       113       591         747
 Accrued liabilities from
  discontinued operations.....       500       241         197
 Net payable under management
  agreement...................       808       --          --
                                --------  --------    --------
Total current liabilities.....     5,121     3,495       4,278
Capital leases obligation, net
 of current portion...........       175     1,146       1,224
Redeemable convertible
 preferred stock, $.10 par
 value; 7,500,000 shares
 authorized; 6,394,727 issued
 and outstanding at March 31,
 1997 and 1998 and at
 September 30, 1998; aggregate
 liquidation preferences of
 $41,615 at March 31, 1998 and
 $42,884 at September 30,
 1998; none issued and
 outstanding on a pro forma
 basis at September 30, 1998..    39,085    41,615      42,884       $    --
Stockholders' equity (deficit)
 Common stock, $.01 par value;
  13,000,000, 14,000,000 and
  14,000,000 shares authorized
  at March 31, 1997 and 1998
  and at September 30, 1998,
  respectively; 2,910,527,
  3,265,094 and 3,285,577
  issued and outstanding at
  March 31, 1997 and 1998 and
  at September 30, 1998,
  respectively; 25,000,000
  shares authorized and
  9,680,304 shares issued and
  outstanding on a pro forma
  basis at
  September 30, 1998..........        29        33          33             97
 Additional paid-in capital...   (10,555)  (13,049)    (14,297)        28,523
 Accumulated deficit..........   (17,787)  (20,013)    (20,109)       (20,109)
                                --------  --------    --------       --------
Total stockholders' equity
 (deficit)....................   (28,313)  (33,029)    (34,373)      $  8,511
                                --------  --------    --------       ========
Total liabilities, redeemable
 convertible preferred stock
 and stockholders' equity
 (deficit)....................  $ 16,068  $ 13,227    $ 14,013
                                ========  ========    ========

                            See accompanying notes.

                             NETSOLVE, INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                            SIX MONTHS ENDED
                              YEAR ENDED MARCH 31,            SEPTEMBER 30,
                          -------------------------------  --------------------
                            1996       1997       1998       1997       1998
                          ---------  ---------  ---------  ---------  ---------
                                                               (UNAUDITED)
Revenues:
 Network management
  services..............  $     782  $   2,830  $   7,324  $   3,247  $   5,641
 Equipment and other....      2,888      3,486      7,199      3,436      6,344
                          ---------  ---------  ---------  ---------  ---------
 Total revenues.........      3,670      6,316     14,523      6,683     11,985
Costs of revenues:
 Cost of network
  management services...        548      2,434      5,706      2,801      3,876
 Cost of equipment and
  other.................      1,998      2,638      5,348      2,582      4,950
                          ---------  ---------  ---------  ---------  ---------
 Total cost of
  revenues..............      2,546      5,072     11,054      5,383      8,826
                          ---------  ---------  ---------  ---------  ---------
Gross profit............      1,124      1,244      3,469      1,300      3,159
Operating expenses:
 Development............      1,132      1,262      1,902        958        824
 Selling and marketing..        732      2,246      2,562      1,398      1,449
 General and
  administrative........      1,353      1,489      2,159        937      1,053
                          ---------  ---------  ---------  ---------  ---------
 Total operating
  expenses..............      3,217      4,997      6,623      3,293      3,326
                          ---------  ---------  ---------  ---------  ---------
Operating loss..........     (2,093)    (3,753)    (3,154)    (1,993)      (167)
Other income (expense):
 Interest income........         15        163        470        265        176
 Interest expense.......       (151)      (116)      (159)       (54)      (134)
 Other, net.............         26        (13)      (186)      (136)        29
                          ---------  ---------  ---------  ---------  ---------
                               (110)        34        125         75         71
                          ---------  ---------  ---------  ---------  ---------
Loss from continuing
 operations before
 income taxes...........     (2,203)    (3,719)    (3,029)    (1,918)       (96)
Income tax benefit......        618      1,257        297        187        --
                          ---------  ---------  ---------  ---------  ---------
Net loss from continuing
 operations.............     (1,585)    (2,462)    (2,732)    (1,731)       (96)
Discontinued operations:
 Income from
  discontinued
  operations, net of
  applicable income
  taxes.................      2,041      2,142        165        169        --
 Gain on sale of
  discontinued
  operations, net of
  applicable income
  taxes.................        --      10,615        341        151        --
                          ---------  ---------  ---------  ---------  ---------
Net income (loss).......  $     456  $  10,295  $  (2,226) $  (1,411) $     (96)
                          =========  =========  =========  =========  =========
Dividends on redeemable
 convertible preferred
 stock..................  $  (2,537) $  (2,530) $  (2,530) $  (1,269) $  (1,269)
                          ---------  ---------  ---------  ---------  ---------
Net income (loss)
 applicable to common
 stock..................  $  (2,081) $   7,765  $  (4,756) $  (2,680) $  (1,365)
                          =========  =========  =========  =========  =========
Basic and diluted net
 income (loss) per share
 from:
 Continuing operations..  $   (2.22) $   (1.75) $   (1.76) $   (1.02) $   (0.42)
 Discontinued
  operations............       1.10       4.47       0.17       0.11        --
                          ---------  ---------  ---------  ---------  ---------
 Net income (loss)......  $   (1.12) $    2.72  $   (1.59) $   (0.91) $   (0.42)
                          =========  =========  =========  =========  =========
Weighted average shares
 used in per share
 calculation............  1,859,657  2,850,565  2,995,070  2,943,597  3,273,970
                          =========  =========  =========  =========  =========
Pro forma basic and
 diluted net income
 (loss) per share from:
 Continuing operations..                        $   (0.29)            $   (0.01)
 Discontinued
  operations............                             0.05                   --
                                                ---------             ---------
 Net income (loss)......                        $   (0.24)            $   (0.01)
                                                =========             =========
Pro forma weighted
 average shares used in
 per share calculation..                        9,389,797             9,668,697
                                                =========             =========

                            See accompanying notes.

                             NETSOLVE, INCORPORATED

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                           COMMON STOCK    ADDITIONAL                  TOTAL
                         -----------------  PAID-IN   ACCUMULATED  STOCKHOLDERS'
                          SHARES    AMOUNT  CAPITAL     DEFICIT   EQUITY (DEFICIT)
                         ---------  ------ ---------- ----------- ----------------
Balance, March 31,
 1995................... 1,264,914   $ 13   $ (5,521)  $(28,538)      $(34,046)
  Exercise of common
   stock options and
   warrants............. 1,548,789     15          8        --              23
  Repurchase and
   cancellation of
   common stock.........      (139)   --         --         --             --
  Dividends on
   redeemable
   convertible preferred
   stock................       --     --      (2,537)       --          (2,537)
  Net income............       --     --         --         456            456
                         ---------   ----   --------   --------       --------
Balance, March 31,
 1996................... 2,813,564     28     (8,050)   (28,082)       (36,104)
  Exercise of common
   stock options and
   warrants.............    96,963      1         25        --              26
  Dividends on
   redeemable
   convertible preferred
   stock................       --     --      (2,530)       --          (2,530)
  Net income............       --     --         --      10,295         10,295
                         ---------   ----   --------   --------       --------
Balance, March 31,
 1997................... 2,910,527     29    (10,555)   (17,787)       (28,313)
  Exercise of common
   stock options and
   warrants.............   354,567      4         36        --              40
  Dividends on
   redeemable
   convertible preferred
   stock................       --     --      (2,530)       --          (2,530)
  Net loss..............       --     --         --      (2,226)        (2,226)
                         ---------   ----   --------   --------       --------
Balance, March 31,
 1998................... 3,265,094     33    (13,049)   (20,013)       (33,029)
  Exercise of common
   stock options and
   warrants
   (unaudited)..........    20,483    --          21        --              21
  Dividends on
   redeemable
   convertible preferred
   stock (unaudited)....       --     --      (1,269)       --          (1,269)
  Net loss (unaudited)..       --     --         --         (96)           (96)
                         ---------   ----   --------   --------       --------
Balance, September 30,
 1998 (unaudited)....... 3,285,577   $ 33   $(14,297)  $(20,109)      $(34,373)
                         =========   ====   ========   ========       ========


                            See accompanying notes.

                             NETSOLVE, INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                             SIX MONTHS ENDED
                                   YEAR ENDED MARCH 31,        SEPTEMBER 30,
                                 --------------------------  ------------------
                                  1996      1997     1998      1997      1998
                                 -------  --------  -------  --------  --------
                                                                (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss).............  $   456  $ 10,295  $(2,226) $ (1,411) $    (96)
 Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in)
  operating activities:
 Depreciation and
  amortization.................      820       776      863       391       667
 (Gain) loss on disposition of
  property and equipment.......       (7)       29      (20)       (1)       (6)
 Gain on sale of discontinued
  operations...................      --    (10,615)    (341)     (151)      --
 Change in assets and
  liabilities:
  (Increase) decrease in
   accounts receivable, net....     (251)   (1,628)     992     1,284    (1,327)
  Increase in inventory,
   deposits, prepaid expenses
   and other...................      (75)     (478)    (409)     (425)     (291)
  Increase (decrease) in
   accounts payable............      303       784     (581)   (1,463)      559
  Increase (decrease) in
   property and sales taxes
   payable and accrued
   liabilities.................     (197)      741   (1,182)     (941)       68
                                 -------  --------  -------  --------  --------
Net cash provided by (used in)
 operating activities..........    1,049       (96)  (2,904)   (2,717)     (426)
Cash flows from investing
 activities:
 Investments in certificates of
  deposit......................      --     (3,000)  (1,532)   (3,531)      441
 Transfer of funds to
  restricted cash..............      --        --    (1,646)      --       (423)
 Purchases of property and
  equipment....................   (1,025)   (1,541)  (2,236)     (833)   (1,067)
 Proceeds from sale of property
  and equipment................      307       231       34        18         4
 Proceeds from sale of
  discontinued operations......      --     12,280      --        --        --
                                 -------  --------  -------  --------  --------
Net cash provided by (used in)
 investing activities..........     (718)    7,970   (5,380)   (4,346)   (1,045)
                                 -------  --------  -------  --------  --------
Cash flows from financing
 activities:
 Proceeds from line of credit..      350       --       --        --        --
 Payments under line of
  credit.......................      --       (350)     --        --        --
 Proceeds from capital lease
  financing....................      326       218    1,706       846       562
 Payments under capital lease
  obligations..................     (517)     (514)    (257)     (113)     (328)
 Proceeds from exercise of
  common stock options and
  warrants.....................       23        26       40        10        21
                                 -------  --------  -------  --------  --------
Net cash provided by (used in)
 financing activities..........      182      (620)   1,489       743       255
                                 -------  --------  -------  --------  --------
Net increase (decrease) in cash
 and cash equivalents..........      513     7,254   (6,795)   (6,320)   (1,216)
Cash and cash equivalents,
 beginning of period...........      361       874    8,128     8,128     1,333
                                 -------  --------  -------  --------  --------
Cash and cash equivalents, end
 of period.....................  $   874  $  8,128  $ 1,333  $  1,808  $    117
                                 =======  ========  =======  ========  ========
Supplemental disclosure of cash
 flow information:
 Cash paid for interest........  $   151  $    116  $   168  $     54  $    133
                                 =======  ========  =======  ========  ========
 Income taxes paid.............  $    12  $     39  $   196  $    315  $     15
                                 =======  ========  =======  ========  ========
 Dividends on redeemable
  convertible preferred stock..  $ 2,537  $  2,530  $ 2,530  $  1,269  $  1,269
                                 =======  ========  =======  ========  ========

                            See accompanying notes.

                            NETSOLVE, INCORPORATED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1998

 INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                                 IS UNAUDITED

1. ORGANIZATION AND DESCRIPTION OF THE COMPANY

  NetSolve, Incorporated, a Delaware corporation, (the "Company") engages in the business of providing enterprise data networking management services within the U.S. These services include network design, installation and implementation coordination, and ongoing network management. The Company also resells data networking equipment manufactured by selected leading suppliers of these products. The Company's services are designed to allow its clients to selectively outsource, or "out-task" network specific tasks in order to migrate to new technology, increase network reliability, and reduce overall network costs.

  The Company also previously provided data transport services to clients. These services consisted of Private Line and Frame Relay networks (using the Company's own nationwide network, which utilized network transmission facilities leased by the Company from major carriers), as well as the resale of a major carrier's Frame Relay service offering. The data transport services business segment was discontinued in December 1996 (see Note 3).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of NetSolve, Incorporated and its wholly-owned subsidiaries, Specialized Network Services, Inc. and SNS Credit Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Inventory

  Inventory consists of purchased finished goods held for sale to customers. Inventory is stated at the lower of cost or market with cost determined on a specific identification basis.

 Property and Equipment

  Property and equipment are recorded at historical cost. Maintenance and repairs are charged to expense as incurred and betterments which increase the value or extend the useful life of the equipment are capitalized.

  Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. The Company's assets are currently depreciated over periods ranging from three to seven years. Leasehold improvements are amortized over the life of the related lease or assets, whichever is shorter. Amortization of assets recorded under capital leases is included in depreciation expense.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) 109, Accounting for Income Taxes. This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                            NETSOLVE, INCORPORATED

                              SEPTEMBER 30, 1998

 INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                                 IS UNAUDITED


 Stock-Based Compensation

  The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed in Note 5, the alternative fair value accounting provided for under SFAS 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, no compensation expense has been recognized because all of the Company's options were granted at prices equal to or in excess of the fair market value of the underlying stock at the date of grant as determined by the Board of Directors.

 Earnings Per Share

  The Company's earnings per share data are presented in accordance with SFAS 128, Earnings Per Share. Basic income (loss) per share is computed using the weighted average number of common shares outstanding. Diluted income (loss) per share is computed using the weighted average number of common shares outstanding adjusted for the incremental shares attributed to outstanding securities with the ability to purchase or convert into common stock. The treasury stock method, using the average price of the Company's common stock for the period, is applied to determine dilution from options and warrants. The if-converted method is used for convertible securities. Potentially dilutive common stock options and warrants that were excluded from the calculation of diluted income (loss) per share because their effect is antidilutive totaled 1,222,301, 1,317,224 and 1,265,861 in 1996, 1997 and
1998, respectively, and 1,303,283 and 1,469,727 for the six months ended September 30, 1997 and 1998, respectively. For all periods presented, 6,394,727 shares of convertible preferred stock were excluded from the calculation of diluted income (loss) per share as their effect is also antidilutive.

  A reconciliation of the numerators and denominators used in computing per share net loss from continuing operations is as follows:

                                                                        SIX MONTHS ENDED
                                     YEAR ENDED MARCH 31,                 SEPTEMBER 30,
                              -------------------------------------  ------------------------
                                 1996         1997         1998         1997         1998
                              -----------  -----------  -----------  -----------  -----------
   Numerator:
    Net loss from
     continuing
     operations............   $(1,585,000) $(2,462,000) $(2,732,000) $(1,731,000) $   (96,000)
    Dividends on redeemable
     convertible
     preferred stock.......    (2,537,000)  (2,530,000)  (2,530,000)  (1,269,000)  (1,269,000)
                              -----------  -----------  -----------  -----------  -----------
    Numerator for basic and
     diluted net loss per
     share from continuing
     operations............   $(4,122,000) $(4,992,000) $(5,262,000) $(3,000,000) $(1,365,000)
                              ===========  ===========  ===========  ===========  ===========
   Denominator:
    Weighted average common
     shares outstanding....     1,859,657    2,850,565    2,995,070    2,943,597    3,273,970
                              -----------  -----------  -----------  -----------  -----------
    Denominator for basic
     and diluted net loss
     per share from
     continuing
     operations............     1,859,657    2,850,565    2,995,070    2,943,597    3,273,970
                              ===========  ===========  ===========  ===========  ===========

 Revenue Recognition

  Network management services revenues are recognized in the period services are provided based upon rates established by contract. Equipment revenues are recognized in the period the equipment is shipped to the customer or upon installation, depending on contract terms. Other revenues which consist primarily of equipment maintenance services are recognized in the period services are provided.

                            NETSOLVE, INCORPORATED

                              SEPTEMBER 30, 1998

 INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                                 IS UNAUDITED


 Advertising Costs

  The Company expenses advertising costs as incurred. Advertising expense for the years ended March 31, 1996, 1997 and 1998 and the six months ended September 30, 1997 and 1998 was approximately $159,000, $242,000, $370,000,
$185,000 and $207,000, respectively.

 Research and Development

  Expenditures for research and development are expensed as incurred.

 Cash, Cash Equivalents and Certificates of Deposit

  The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents. Certificates of deposit consist of investments that mature within one year.

 Concentrations of Credit Risk

  Financial instruments which potentially expose the Company to concentrations of credit risk as defined by SFAS 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, consist primarily of cash and cash equivalents (including restricted cash), investments and accounts receivable. The Company places its temporary cash investments with FDIC-insured financial institutions in accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. The Company performs credit evaluations of its customers' financial condition when management deems it appropriate and generally requires no collateral from its customers. Concentrations of credit risk with respect to accounts receivable are generally limited due to the credit-worthiness of the customers. Accounts receivable from one reseller customer of the Company's services represented 47% of the outstanding accounts receivable balance at March 31, 1998.

  The following table summarizes the changes in the allowance for doubtful accounts for 1996, 1997 and 1998 (in thousands):

   Balance at April 1, 1995.............................................. $ 224
     Additions charged to costs and expenses.............................    59
     Write-off of uncollectible accounts.................................   (58)
                                                                          -----
   Balance at March 31, 1996.............................................   225
     Additions charged to costs and expenses.............................   205
     Write-off of uncollectible accounts.................................  (254)
                                                                          -----
   Balance at March 31, 1997.............................................   176
     Additions charged to costs and expenses.............................    80
     Write-off of uncollectible accounts.................................   (47)
                                                                          -----
   Balance at March 31, 1998.............................................   209
     Additions charged to costs and expenses.............................    25
     Write-off of uncollectible accounts.................................   (41)
                                                                          -----
   Balance at September 30, 1998......................................... $ 193
                                                                          =====

                            NETSOLVE, INCORPORATED

                              SEPTEMBER 30, 1998

 INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                                 IS UNAUDITED


 Concentrations of Revenues

  Revenues from one reseller customer of the Company's services amounted to 52% of the Company's net revenues for the year ended March 31, 1998. The Company currently is providing three different services to this customer under a single agreement with separate amendments for each service. Management believes its relationship with this customer is good and that the contract and the related amendments, which expire at various dates through December 1999, will be renewed or replaced.

 Comprehensive Income (Loss)

  In June 1997, the Financial Accounting Standards Board issued SFAS 130, Reporting Comprehensive Income. The Company adopted SFAS 130 in the six months ended September 30, 1998. There was no impact to the Company as a result of the adoption of SFAS 130, as there were no significant differences between net income (loss) and comprehensive income (loss) for all periods presented.

 Segments

  In June 1997, the Financial Accounting Standards Board issued SFAS 131, Disclosures about Segments of an Enterprise and Related Information. SFAS 131 is effective for fiscal years beginning after December 15, 1997, but is not required for interim disclosure in the first year of adoption. The Company expects that implementation of this standard will not have a material effect on its financial disclosures.

 Unaudited Pro Forma Information

  The Company's historical capital structure is not indicative of its prospective structure due to the automatic conversion of all shares of redeemable convertible preferred stock into common stock concurrent with the closing of the Company's anticipated initial public offering. Therefore, the pro forma calculations reflect the conversion of all outstanding shares of redeemable convertible preferred stock into 6,394,727 shares of common stock upon the Company's initial public offering using the if-converted method. Had the conversion of the redeemable convertible preferred stock occurred on April 1, 1997, basic and diluted net income (loss) per share would have been $(0.24) and $(0.01) for the year ended March 31, 1998 and for the six months ended September 30, 1998, respectively.

 Unaudited Interim Results

  The accompanying consolidated balance sheet as of September 30, 1998, the consolidated statements of operations and cash flows for the six months ended September 30, 1997 and 1998 and the consolidated statements of stockholders' equity (deficit) for the six months ended September 30, 1998 are unaudited. In the opinion of management, the statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of the interim periods. Operating results for the six months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending March 31, 1999.

 Reclassifications

  Certain reclassifications have been made to prior period balances to conform to the current period presentation.

3. SALE OF TRANSPORT BUSINESS SEGMENT

  In December 1996, the Company made a decision to discontinue its data transport services business segment and closed a transaction with Intermedia Communications Inc. of Florida ("Intermedia") for the sale of the Private Line portion of that segment. The sale to Intermedia was closed on December 30, 1996 at a price of $12,280,000 of which $2,000,000 was placed in an escrow account. The escrowed funds were released to the Company in November 1997.

                            NETSOLVE, INCORPORATED

                              SEPTEMBER 30, 1998

 INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                                 IS UNAUDITED


  As a part of this transaction, all customer and supplier contracts related to the Private Line portion of the business segment were assigned to Intermedia, and the capital equipment related to this portion of the business segment was sold to Intermedia. The agreement for this sale contains a non-compete provision which prohibits the Company from competing in the data transport business for five years.

  In connection with this sale, the Company agreed to provide management services to assist Intermedia in supporting the acquired customer base for a period of 12 months. These services were provided through October 1997. The Company recorded revenue of $500,000 and $715,000 in fiscal years 1997 and 1998, respectively, with respect to these services.

  To complete the discontinuance of this business segment, the Company assigned its rights and obligations to customer contracts for Frame Relay services resold by the Company, and its obligations under a supplier contract, effective October 1, 1997 to NetPlus, Inc. The purchase price was established at 25% of NetPlus' gross profit from these services (as defined in the purchase agreement) for a period of three years beginning April 1, 1998 up to a maximum of $600,000. The Company has an ongoing obligation to provide maintenance and management services, coordination of the telecommunications provisioning requirements, and billing and collection services for the sold customer base for a nominal fee over a term of 42 months. Management believes the sale or assignment of this portion of the transport business segment will have no material financial impact beyond March 31, 1998, and accordingly has not made any provision in the accompanying financial statements. Revenues in fiscal year 1998, prior to the assignment to NetPlus in October 1997, totaled approximately $1,072,000, and related costs of providing such services approximated $826,000. Revenues from this business segment were $18,408,000, $13,223,000 and $1,072,000 for the years ended March 31, 1996, 1997, and 1998, respectively.

  During the fiscal year ended March 31, 1998, upon conclusion of all remaining activities of this business segment, the Company reversed unused accruals totaling approximately $557,000 (including $250,000 which was provided to absorb potential reductions in the purchase price if billings to the sold customer base fell below levels set forth in the agreement with Intermedia).

4. REDEEMABLE CONVERTIBLE PREFERRED STOCK

  The Company had issued and outstanding shares of redeemable convertible preferred stock as follows:

                                             MARCH 31, MARCH 31, SEPTEMBER 30,
                                               1997      1998        1998
                                             --------- --------- -------------
   Series A convertible preferred stock..... 3,944,184 3,944,184   3,944,184
   Series B convertible preferred stock..... 2,450,543 2,450,543   2,450,543

  The Series A redeemable convertible preferred stock is redeemable at the option of the Board of Directors of the Company. The redemption price for each share of Series A redeemable convertible preferred stock is an amount equal to the original issue price per share ($4.00), plus $.033 per share for each month that has passed since the date of issuance (the "Premium"). The Series A redeemable convertible preferred stock was issued during April through August 1991, resulting in a per share premium of $2.614 to $2.763 at March 31, 1998 and an aggregate redemption price of $26,541,000.

  The Series A redeemable convertible preferred stock is convertible into shares of common stock of the Company at the option of the holder at any time after the date of issuance and prior to the date of redemption. Generally, the conversion price will be the lower of the original issue price of the Series A redeemable convertible preferred stock ($4.00 per share) or the price per share of any subsequent equity financing which is

                            NETSOLVE, INCORPORATED

                              SEPTEMBER 30, 1998

 INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                                 IS UNAUDITED

less than the original issue price (there have been no such subsequent offerings through September 30, 1998). In addition, all convertible preferred stock will be automatically converted into common stock upon a public offering of the Company's common stock which results in aggregate cash proceeds in excess of $10,000,000 and at an offering price of at least $6.00 per share. The Company has reserved 3,944,184 shares of common stock for issuance upon conversion of the Series A redeemable convertible preferred stock.

  In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, holders of all the Series A redeemable convertible preferred stock shall be entitled to receive an amount per share equal to the sum of the original issue price plus the Premium prior and in preference to any distribution of the Company's assets to holders of common stock. In the event of a consolidation or merger in which the holders of all series of convertible preferred stock hold less than 51% of the new entity, such consolidation or merger shall, at the option of each holder, be deemed to be a liquidation. If the assets of the Company are insufficient to satisfy the full amount of liquidation preference, then the Company's assets will be distributed among the holders of the Series A redeemable convertible preferred stock pari passu with holders of any other series of redeemable convertible preferred stock.

  Holders of Series A redeemable convertible preferred stock are entitled to annual per share dividends of $.40 when and as declared by the Company's Board of Directors. Such dividends are not cumulative. Dividends on redeemable convertible preferred stock are prior and in preference to any declaration or payment of any dividend on the Company's common stock. Dividends must be declared and paid on all series of redeemable convertible preferred stock if declared or paid on any series of redeemable convertible preferred stock. No dividends have been declared to date.

  The holders of all series of redeemable convertible preferred stock are entitled to one vote for each share of common stock into which such redeemable convertible preferred stock could then be converted.

  The Series A redeemable convertible preferred stock purchase agreement contains various covenants, restrictions and provisions, including a restriction on the payment of dividends on the Company's common stock other than dividends payable solely in common stock of the Company. In addition, this agreement restricts the Company's ability to make loans or advances to, or investments in securities and obligations of, other entities and provides restrictions as to the repurchase of outstanding shares of capital stock except pursuant to the terms of any shareholder agreements with employees of the Company or the redemption of redeemable convertible preferred stock.

  The Series B redeemable convertible preferred stock has redemption and conversion rights, liquidation preferences and voting rights identical to those of the Series A redeemable convertible preferred stock except that the Board of Directors' option to redeem the Series B redeemable convertible preferred stock prior to March 31, 1999 requires the consent of at least two-thirds of the then outstanding shares of the Series B redeemable convertible preferred stock. Additionally, the Series B redeemable convertible preferred stock purchase agreement contains covenants, restrictions and provisions similar to those described above in the Series A redeemable convertible preferred stock purchase agreement. The Series B redeemable convertible preferred stock has a per share premium of $1.986 to $2.155 at March 31, 1998 and an aggregate redemption price of $15,074,000. The Company has reserved 2,450,543 shares of common stock for issuance upon conversion of the Series B redeemable convertible preferred stock.

                            NETSOLVE, INCORPORATED

                              SEPTEMBER 30, 1998

 INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                                 IS UNAUDITED


5. STOCKHOLDERS' EQUITY (DEFICIT)

 Stockholder Repurchase Rights

  The Company has entered into stockholder agreements with certain stockholders, and with all employees and consultants who have received grants of options pursuant to the Company's stock option plans. These agreements generally grant the Company certain repurchase rights with respect to common stock purchased by the stockholders. The percentage of shares subject to repurchase generally decreases by 25% on the first anniversary of the granting of a stock option and quarterly (at 6.25% per quarter) thereafter. The Company's repurchase rights are exercisable upon termination of employment of the employee or consultant. The agreements also provide the Company a right of first refusal on the sale of any shares issued pursuant to the agreements. At March 31, 1998, total outstanding options subject to repurchase rights were 543,524.

 Stock Option Plans

  In November 1988, the Company adopted a stock option plan providing for the granting of options to purchase shares of the Company's common stock to key employees, directors, officers and consultants as designated by the Company's Board of Directors. As of March 31, 1998, an aggregate of 2,601,976 shares was approved for issuance under the Plan. The Plan provides for the issuance of both Incentive Stock Options ("ISOs") as well as options not qualifying as ISOs within the meaning of the Internal Revenue Code of 1986, as amended. Under the terms of the Plan, the option price per share of ISOs may not be less than 100% of the fair market value of the Company's common stock per share at date of grant. Options may not be granted with a term exceeding 10 years and are immediately exercisable. Shares acquired pursuant to the exercise of options are subject to certain vesting and repurchase requirements as set forth above.

  In July 1997, the Company adopted a long-term incentive compensation plan. This plan is a comprehensive, stock-based incentive compensation plan, providing for discretionary awards of incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, bonus stock and other stock-based awards. All awards will be made in, or based on the value of, the Company's common stock. The plan will be administered by the Compensation Committee of the Company's Board of Directors, which consists entirely of outside directors. Regular, full-time employees of the Company, as well as directors of, and consultants to, the Company will be eligible to participate in, and receive awards under the plan. The maximum number of shares of common stock for which awards may be granted under the plan is 600,000. The price payable upon exercise of an option which is intended to constitute an incentive stock option may not be less than 100% of the fair market value of the common stock at the time of grant. There were approximately 47,000 options granted under this plan during the fiscal year ended March 31, 1998.

  The Company has also granted non-qualified options other than pursuant to the above plans. None of these options were exercised in fiscal 1998. At March 31, 1998, such options outstanding totaled 3,250 shares representing grants to two outside directors at exercise prices of $.80 and $1.20 per share.

  At March 31, 1998 the Company had reserved 2,563,593 shares of common stock for issuance upon exercise of all options.

 Statement of Financial Accounting Standards No. 123

  Pro forma information regarding net income (loss) is required by SFAS 123, and has been determined as if the Company had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated as of the date of grant using a minimum value option pricing model with

                            NETSOLVE, INCORPORATED

                              SEPTEMBER 30, 1998

 INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                                 IS UNAUDITED

weighted-average risk free interest rates for 1996, 1997, 1998 and the six months ended September 30, 1998 of 6.01%, 6.45%, 5.69% and 5.55%, respectively; no dividends; and a weighted-average expected life of the option of five years.

  The minimum value option valuation model with a near zero volatility results in an option value similar to the option value that would result from using the Black-Scholes option valuation model with a near zero volatility. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and which are fully transferable. In addition, option valuation models in general require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's stock options have characteristics significantly different than those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The impact on the pro forma results which follow may not be representative of compensation expense in future periods when the effect of the amortization of multiple awards may be reflected in the amounts. The Company's pro forma net loss from continuing operations (net of income taxes) and pro forma basic and diluted net loss per share follows:

                                                                     SIX MONTHS
                                    YEAR ENDED MARCH 31,                ENDED
                             -------------------------------------  SEPTEMBER 30,
                                1996         1997         1998          1998
                             -----------  -----------  -----------  -------------
                                                                     (UNAUDITED)
   Pro forma net loss from
    continuing operations..  $(1,592,000) $(2,501,000) $(2,779,000)   $(194,000)
   Pro forma basic and
    diluted net loss per
    share..................  $     (0.86) $     (0.88) $     (0.93)   $   (0.06)

  A summary of the Company's stock option activity under the Plan(s) and related information follows (since options under the Plan(s) are immediately exercisable, outstanding exercisable options at the end of the period are shown both in total and for vested amounts which would not be subject to repurchase if exercised):

                            MARCH 31, 1996       MARCH 31, 1997       MARCH 31, 1998     SEPTEMBER 30, 1998
                          -------------------- -------------------- -------------------- --------------------
                                     WEIGHTED-            WEIGHTED-            WEIGHTED-            WEIGHTED-
                                      AVERAGE              AVERAGE              AVERAGE              AVERAGE
                                     EXERCISE             EXERCISE             EXERCISE             EXERCISE
                           OPTIONS     PRICE    OPTIONS     PRICE    OPTIONS     PRICE    OPTIONS     PRICE
                          ---------  --------- ---------  --------- ---------  --------- ---------  ---------
                                                                                             (UNAUDITED)
Outstanding--beginning
 of period..............  1,473,850    $0.22   1,745,087    $0.35   2,005,859    $0.81   2,007,647    $1.03
 Granted................    396,850    $0.83     582,500    $2.10     388,844    $2.57     517,824    $6.98
 Exercised..............    (27,573)   $0.29     (96,963)   $0.27    (124,633)   $0.30     (20,483)   $1.05
 Canceled...............    (98,040)   $0.36    (224,765)   $0.82    (262,423)   $1.96     (42,794)   $2.34
                          ---------    -----   ---------    -----   ---------    -----   ---------    -----
Outstanding and
 exercisable--end of
 period--total..........  1,745,087    $0.35   2,005,859    $0.81   2,007,647    $1.03   2,462,194    $2.26
                          =========    =====   =========    =====   =========    =====   =========    =====
Outstanding and
 exercisable--end of
 period--vested.........    959,178    $0.24   1,188,793    $0.27   1,464,123    $0.53   1,429,519    $0.53
                          =========    =====   =========    =====   =========    =====   =========    =====
Weighted-average fair
 market value of options
 granted during the
 period.................               $0.21                $0.52                $0.64                $1.69

                            NETSOLVE, INCORPORATED

                              SEPTEMBER 30, 1998

 INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                                 IS UNAUDITED


  Exercise prices for options outstanding at March 31, 1998 are as follows:

                                                                  WEIGHTED-
                                                                   AVERAGE
                                                                  REMAINING
                                            EXERCISE             CONTRACTUAL
                          OPTIONS          PRICE RANGE              LIFE
                         ---------         -----------           -----------
                         1,099,953         $0.20-$0.30               5.4
                            75,300         $0.40-$0.50               3.3
                           119,300         $0.80-$1.20               6.8
                           391,500         $1.70-$2.10               8.5
                           324,844         $2.30-$2.80               9.6

 Warrants

  The Company has issued warrants to purchase up to 88,750 shares of Series A and Series B redeemable convertible preferred stock in connection with certain equipment financing leases. These warrants are exercisable at a price of $4.00 per share and expire in 2000 and 2002. Additional warrants to purchase up to 28,750 shares of common stock at an exercise price of $.01 per share were issued under the anti-dilution provisions of the warrants for Series A and B redeemable convertible preferred stock and expire in 2002. In addition, the Company has issued a warrant to a bank to purchase up to 25,000 shares of Series B redeemable convertible preferred stock at an exercise price of $4.00 per share and a warrant to purchase up to 25,000 shares of common stock at an exercise price of $.01 per share. The warrants issued to the bank expire in 2000.

6. INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes as of March 31 are as follows:

                                                        1997         1998
                                                     -----------  -----------
   Deferred tax liabilities:
     Installment sale income deferred for tax
      purposes...................................... $   740,000  $       --
                                                     -----------  -----------
   Gross deferred tax liabilities...................     740,000          --
                                                     -----------  -----------
   Deferred tax assets:
     Tax carryforwards..............................   6,626,000    6,923,000
     Depreciable assets.............................     142,000      159,000
     Accruals, reserves and other...................     606,000      365,000
                                                     -----------  -----------
   Gross deferred tax assets........................   7,374,000    7,447,000
   Valuation allowance..............................  (6,634,000)  (7,447,000)
                                                     -----------  -----------
   Net deferred taxes............................... $       --   $       --
                                                     ===========  ===========

  The valuation allowance increased by approximately $813,000 during the year ended March 31, 1998 primarily as a result of the Company's operating losses which were not benefited. The valuation allowance decreased by approximately $3,671,000 during the year ended March 31, 1997.

                            NETSOLVE, INCORPORATED

                              SEPTEMBER 30, 1998

 INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                                 IS UNAUDITED


  As of March 31, 1998, the Company had federal net operating loss carryforwards of approximately $18,222,000 which will expire beginning in 2004, if not utilized. The Company has alternative minimum tax credit carryforwards of $177,000 which do not expire. Utilization of the net operating losses and credit carryforwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses before utilization.

  Significant components of the benefit for income taxes attributable to continuing operations are as follows:

                                                   YEAR ENDED MARCH 31,
                                              ---------------------------------
                                                1996        1997        1998
                                              ---------  -----------  ---------
   Current................................... $(618,000) $(1,257,000) $     --
   Deferred..................................       --           --    (297,000)
                                              ---------  -----------  ---------
                                              $(618,000) $(1,257,000) $(297,000)
                                              =========  ===========  =========

  Income tax expense (benefit) is included in the financial statements as follows:

                                                  YEAR ENDED MARCH 31,
                                             ---------------------------------
                                               1996        1997        1998
                                             ---------  -----------  ---------
   Continuing operations.................... $(618,000) $(1,257,000) $(297,000)
   Discontinued operations..................   628,000    1,527,000    297,000
                                             ---------  -----------  ---------
                                             $  10,000  $   270,000  $     --
                                             =========  ===========  =========

  The tax benefit attributed to continuing operations in each of the years ended March 31, 1996, 1997 and 1998 results from the application of SFAS 109 to the sale of discontinued operations (see Note 3). It is not expected that similar tax benefits will be available to reduce future losses, if any.

  The Company's benefit for income taxes attributable to continuing operations differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34% to income before income taxes as a result of the following:

                                                      YEAR ENDED MARCH 31,
                                                      -----------------------
                                                       1996    1997    1998
                                                      ------  ------  -------
   Federal statutory rate............................   34.0%   34.0%    34.0%
   Operating losses in excess of discontinued
    operations.......................................    --      --     (26.8)
   Permanent differences and other...................   (5.9)   (0.2)     2.6
                                                      ------  ------  -------
   Total benefit.....................................   28.1%   33.8%     9.8%
                                                      ======  ======  =======

7. DEFINED CONTRIBUTION PLAN

  Effective December 1, 1988, the Company adopted a 401(k) plan for all full-time employees who have reached age 21 and completed certain service requirements. Employer contributions may be made by the Company at the discretion of the Board of Directors. No such employer contributions have been made to date.

                            NETSOLVE, INCORPORATED

                              SEPTEMBER 30, 1998

 INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                                 IS UNAUDITED


8. COMMITMENTS AND CONTINGENCIES

  The Company leases equipment and office space under noncancelable operating leases. Future minimum lease payments under these leases as of March 31, 1998, are as follows:

   YEAR ENDED MARCH 31,
   --------------------
     1999........................................................... $1,451,000
     2000...........................................................  1,519,000
     2001...........................................................  1,504,000
     2002...........................................................  1,573,000
     2003...........................................................  1,572,000
                                                                     ----------
   Total minimum lease payments..................................... $7,619,000
                                                                     ==========

  Total rental expense was approximately $547,000, $563,000, $639,000, $330,000 and $642,000 for the years ended March 31, 1996, 1997 and 1998 and the six month periods ended September 30, 1997 and 1998, respectively.

9. CAPITAL LEASES

  The Company leases various computer, networking and other equipment under capital lease arrangements. The following is a schedule by years of future minimum lease payments under these capital leases together with the present value of the net minimum lease payments as of March 31, 1998.

   YEAR ENDED MARCH 31,
   --------------------
     1999........................................................... $  779,000
     2000...........................................................    703,000
     2001...........................................................    439,000
     2002...........................................................    178,000
                                                                     ----------
   Total minimum lease payments.....................................  2,099,000
   Less amount representing interest................................   (362,000)
                                                                     ----------
   Present value of net minimum lease payments......................  1,737,000
                                                                     ----------
   Less current portion.............................................   (591,000)
                                                                     ----------
   Non-current obligation........................................... $1,146,000
                                                                     ==========

10. RESTRICTED CASH

  At March 31, 1998, the Company had purchased irrevocable letters of credit totaling $645,000 in favor of a lessor under a capital lease for equipment representing seventy-five percent (75%) of the amount financed. These letters of credit decline annually by 25%-33% of the original amount as long as no event of default has occurred. These letters of credit are collateralized by certificates of deposit.

  Under the lease agreement covering the Company's headquarters facility, the Company is required to purchase an irrevocable letter of credit which it intends to collateralize with a certificate of deposit in the amount of $1,000,000. The requirement for the letter of credit extends through the earlier of the expiration of the lease (November 2003) or four consecutive quarters of profitability.

                            NETSOLVE, INCORPORATED

                              SEPTEMBER 30, 1998

 INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                                 IS UNAUDITED


11. SUBSEQUENT EVENT

  On September 30, 1998, the Board of Directors authorized the filing with the Securities and Exchange Commission that would permit the sale of shares of the Company's common stock in connection with a proposed initial public offering.

  On September 30, 1998, the Board of Directors approved, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of common stock to 25,000,000.

  On September 30, 1998 the Board of Director approved, subject to stockholder approval, an amendment to the Company's Long-Term Incentive Plan increasing the shares authorized under such plan to 1,350,000.

[The inside back cover contains the following:]

[1. The background of the page consists of a photograph of a computer terminal and keyboard.]

[2.  The following text appears at the top of the page:]

     NetSolve Customers and Locations

[3. A map of the continental United States appears in the middle of the page. Dots on the map illustrate locations of NetSolve's end users.]

[4.  The following text appears below the map:]

     More than 375 companies currently use our services to manage more than 4800 network sites. We furnish our network management services remotely 24 hours per day, seven days per week from our Network Management Center in Austin, Texas. We market our services through relationships with resellers as well as through our direct sales force.

[5. A diagram at the bottom of the page consists of a pyramid with the NetSolve name and logo at the top. Lines lead downward from the NetSolve name and logo to each of the following:]

             Direct Customers                          Resellers

     [Lines lead downward from Direct Customers to each of the following:]

     Entertainment     Financial Services     High Technology     Manufacturing

     [Lines lead downward from Resellers to each of the following:]

     Carriers     Internet Service Providers     Value-Added Resellers

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than the underwriting discounts and commissions payable by the registrant in connection with the sale of the Common Stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee. The Selling Stockholders will bear none of the expenses of this offering other than the underwriting discounts and commissions applicable to the shares of common stock to be sold by them.

   Securities and Exchange Commission filing fee...................... $ 15,267
   National Association of Securities Dealers, Inc. filing fee........    5,675
   Nasdaq National Market listing fee.................................   88,500
   Blue Sky fees and expenses.........................................    7,500
   Printing and engraving expenses....................................  125,000
   Legal fees and expenses............................................  250,000
   Accounting fees and expenses.......................................  185,000
   Transfer agent and registrar fees..................................   15,000
   Miscellaneous......................................................   58,058
                                                                       --------
     Total............................................................ $750,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers, as well as other employees and agents. A corporation may indemnify those individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation). The individuals specified may be indemnified in those actions, suits or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. Additionally, in a criminal action or proceeding, these individuals may be indemnified only if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of actions or suits by or in the right of the corporation, except that:

  . indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions or suits; but

  . if the person seeking indemnification has been found liable to the corporation in respect of any claim, issue or matter, no indemnification shall be made except to the extent a specified court determines the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The indemnification under the statute is in addition to any other indemnification that may be granted by a corporation's charter, by laws, disinterested director vote, agreement or otherwise.

  NetSolve's Bylaws provide that NetSolve shall indemnify its directors and officers, and may indemnify its employees and agents, to the fullest extent permitted by law. NetSolve believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

  In addition to the protection directors receive under NetSolve's By-laws, the DGCL and the indemnity agreements, NetSolve's Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . improper payments of dividends or improper stock repurchases or redemptions as provided in Section 174 of the DGCL; or

  . any transaction from which the director derived an improper personal benefit.

  NetSolve has entered into agreements that indemnify its directors and executive officers for certain expenses (including attorneys' fees) and, in some instances, judgments, fines and settlement amounts they incur in certain actions or proceedings. These actions or proceedings include any action by or in the right of NetSolve, arising out of their services as a director or officer of NetSolve, any subsidiary of NetSolve or any other company or enterprise to which the person provides the services at the request of NetSolve. NetSolve believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of NetSolve where indemnification will be required or permitted. NetSolve is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

  Reference is also made to Section 8 of the Underwriting Agreement among the Company, the Selling Stockholders and the Underwriters, filed as Exhibit 1.1 to this Registration Statement, for a description of indemnification arrangements between the Company, the Selling Stockholders and the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since October 1, 1995, NetSolve has issued and sold unregistered securities as follows:

  Common Stock Issued Pursuant to Exercise of Warrants by Certain
Investors. In December 1997 and January 1998, NetSolve issued and sold an aggregate of 229,934 shares of common stock to various unaffiliated entities and individuals upon the exercise of outstanding warrants at an exercise price of $0.01 per share. The warrants had been issued in October 1992 and February 1993, in connection with the sale of 229,934 shares of NetSolve's Series B Preferred Stock under NetSolve's Series B Preferred Stock Purchase Agreement. Each of the warrant holders was a party to such agreement.

  The sales and issuance of these securities were exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) on the basis that the transactions did not involve public offerings.

  Stock Options Granted to Employees. The Company has granted options to purchase its common stock to its employees under the 1988 Stock Option Plan and the Long-Term Incentive Compensation Plan as follows:

                                              NUMBER OF
                      NUMBER OF                 SHARES                    WEIGHTED AVERAGE
                       OPTION                 SUBJECT TO                 EXERCISE PRICE OF
DATE OF GRANT         GRANTEES                 OPTIONS                    OPTIONS GRANTED
-------------         ---------               ----------                 ------------------
  11/16/95                 5                    35,500                          1.70
   1/18/96                 6                    13,250                          1.90
   4/18/96                11                   119,000(1)                       2.10
   7/18/96                34                   224,500(2)                       2.10
  10/17/96                 8                    58,500                          2.10
   2/13/97                14                   180,500(3)                       2.10
   4/29/97                19                    57,000                          2.10
   7/14/97                16                   101,640                          2.30
  10/16/97                15                    48,804                          2.80
    2/4/98                26                   181,400(4)                       2.80
   4/22/98                13                    57,080(5)                       2.80
   7/21/98                45                   460,744(6)                       7.50

--------
(1) The options granted include grants to the following executive officers: a grant of 40,000, at an exercise price of $2.10 to Kenneth Kieley and a grant of 50,000 at an exercise price of $2.10 to Craig Tysdal.
(2) The options granted include a grant to the following executive officer: a grant of 20,000 at an exercise price of $2.10 to Michael Turner.
(3) The options granted include a grant to the following executive officer: a grant of 120,000 at an exercise price of $2.10 to Robert Pojman.
(4) The options granted include a grant to the following executive officer: a grant of 120,000 at an exercise price of $2.80 to Christopher Buffum.
(5) The options granted include a grant to the following executive officer: a grant of 25,000 at an exercise price of $2.80 to Terrence Cheng.
(6) The options granted include grants to the following executive officers: a grant of 25,000 at an exercise price of $7.50 to Terrence Cheng, a grant of 50,000 at an exercise price of $7.50 to Kenneth Kieley, a grant of 50,000 at an exercise price of $7.50 to Robert Pojman, and a grant of 200,000 at an exercise price of $7.50 to Craig Tysdal.

  The sales and issuances of these securities were exempt from registration under the Securities Act pursuant to either Rule 701 promulgated thereunder, or pursuant to Section 4(2), on the basis that the transactions did not involve public offerings.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (a) Exhibits

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     1.1     Form of Underwriting Agreement.
     3.1     Composite of Existing Restated Certificate of Incorporation of the
             Company, together with all amendments thereto.
     3.2     Form of Certificate of Amendment to be filed.
     3.3     Form of Restated Certificate of Incorporation of the Company, as
             amended, to be in effect upon the closing of this offering.
     3.4     By-laws of the Company.
     4.1     Specimen Form of Common Stock Certificate of the Company.*
     5.1     Opinion of Worsham, Forsythe & Wooldridge, L.L.P.*
    10.1     Contract Services Agreement between AT&T Corp. and the Company, dated December 21, 1995, together with amendments relating thereto.
    10.2     Lease between CarrAmerica Realty, L.P., t/a Riata Corporate Park, as Landlord, and the Company, as Tenant, dated as of September 30,
             1997, relating to Riata Corporate Park.
    10.3     Master Lease Agreement between Leasing Technologies International
             Inc., as Lessor and the Company, as Lessee, dated October 30,
             1995, relating to certain items of equipment.
    10.4     Master Lease Agreement between Trimarc Financial, as Lessor, and the Company, as Lessee, dated as of January 30, 1998, relating to certain items of equipment.
    10.5     Asset Acquisition Agreement between Intermedia Communications Inc.
             and the Company, dated as of December 30, 1996.
    10.6     Series B Preferred Stock Purchase Agreement, dated as of October
             19, 1992, together with all amendments relating thereto.
    10.7     Form of Indemnification Agreement.*
    10.8     1988 Stock Option Plan, as amended.
    10.9     Long-Term Incentive Compensation Plan.
    10.10    Form of Proprietary Information and Inventions Agreement entered into between the Company and each officer.
    10.11    Offer Letter from the Company to Craig S. Tysdal, dated August 12,
             1993.
    10.12    Offer Letter from the Company to Christopher D. Buffum, dated
             January 29, 1998.
    10.13    Offer Letter from the Company to Terrence Cheng, dated April 15,
             1998.
    10.14    Stock Option Agreement with Howard D. Wolfe.
    10.15    Shareholder Agreement with Howard D. Wolfe.
    22.1     Subsidiaries of the Company.
    23.1     Consent of Ernst & Young LLP, Independent Auditors.
    23.2     Consent of Worsham, Forsythe & Wooldridge, L.L.P. (included in
             Exhibit 5.1).*
    24.1     Power of Attorney (included on page II-6).
    27.1     Financial Data Schedule.

--------
* To be filed by amendment.

 (b) Financial Statement Schedules

  All schedules are omitted because they are not applicable or the required information is shown in the Company's Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               POWER OF ATTORNEY

  Each director and/or officer of the registrant whose signature appears below hereby appoints the Agent for Service named in this registration statement as his attorney in fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereof also appoints such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin, State of Texas, on October 15, 1998.

                                          Netsolve, Incorporated

                                                  /s/ Craig S. Tysdal
                                          By: _________________________________
                                                      CRAIG S. TYSDAL,
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and with date indicated.

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

       /s/ Craig S. Tysdal             Principal Executive         October 15, 1998
______________________________________  Officer and Director
   (CRAIG S. TYSDAL, PRESIDENT AND
       CHIEF EXECUTIVE OFFICER)

      /s/ Kenneth C. Kieley            Principal Financial         October 15, 1998
______________________________________  Officer and Principal
 (KENNETH C. KIELEY, VICE PRESIDENT--   Accounting Officer
FINANCE, CHIEF FINANCIAL OFFICER
         AND SECRETARY)


      /s/ J. Michael Gullard           Director                    October 15, 1998
______________________________________
 (J. MICHAEL GULLARD, CHAIRMAN OF THE
                BOARD)

     /s/ C. Richard Kramlich           Director                    October 15, 1998
______________________________________
        (C. RICHARD KRAMLICH)

        /s/ Joel P. Adams              Director                    October 15, 1998
______________________________________
           (JOEL P. ADAMS)

     /s/ Howard D. Wolfe, Jr.          Director                    October 15, 1998
______________________________________
        (HOWARD D. WOLFE, JR.)

        /s/ C. V. Prothro              Director                    October 15, 1998
______________________________________
           (C. V. PROTHRO)

       /s/ H. Leland Murphy            Director                    October 15, 1998
______________________________________
          (H. LELAND MURPHY)

                                       Director
______________________________________
          (JOHN S. MCCARTHY)


                                                     EXHIBIT INDEX

 EXHIBIT NO.                                          DESCRIPTION                                           PAGE NO.
 -----------                                          -----------                                           --------
     1.1     Form of Underwriting Agreement.
     3.1     Composite of Existing Restated Certificate of Incorporation of the Company, together with all amendments thereto.
     3.2     Form of Certificate of Amendment to be filed.
     3.3     Form of Restated Certificate of Incorporation of the Company, as amended, to be in effect upon the closing of this offering.
     3.4     By-laws of the Company.
     4.1     Specimen Form of Common Stock Certificate of the Company.*
     5.1     Opinion of Worsham, Forsythe & Wooldridge, L.L.P.*
    10.1     Contract Services Agreement between AT&T Corp. and the Company, dated December 21, 1995, together with amendments relating thereto.+
    10.2     Lease between CarrAmerica Realty, L.P., t/a Riata Corporate Park, as Landlord, and the
             Company, as Tenant, dated as of September 30, 1997, relating to Riata Corporate Park.
    10.3     Master Lease Agreement between Leasing Technologies International Inc., as Lessor and
             the Company, as Lessee, dated October 30, 1995, relating to certain items of equipment.
    10.4     Master Lease Agreement between Trimarc Financial, as Lessor, and the Company, as Lessee,
             dated as of January 30, 1998, relating to certain items of equipment.
    10.5     Asset Acquisition Agreement between Intermedia Communications Inc. and the Company, dated as of December 30, 1996.
    10.6     Series B Preferred Stock Purchase Agreement, dated as of October 19, 1992, together with all amendments relating thereto.
    10.7     Form of Indemnification Agreement.*
    10.8     1988 Stock Option Plan, as amended.
    10.9     Long-Term Incentive Compensation Plan.
    10.10    Form of Proprietary Information and Inventions Agreement entered into between the Company and each officer.
    10.11    Offer Letter from the Company to Craig S. Tysdal, dated August 12, 1993.
    10.12    Offer Letter from the Company to Christopher D. Buffum, dated January 29, 1998.
    10.13    Offer Letter from the Company to Terrence Cheng, dated April 15, 1998.
    10.14    Stock Option Agreement with Howard D. Wolfe.
    10.15    Shareholder Agreement with Howard D. Wolfe.
    22.1     Subsidiaries of the Company.
    23.1     Consent of Ernst & Young LLP, Independent Auditors.
    23.2     Consent of Worsham, Forsythe & Wooldridge, L.L.P. (included in Exhibit 5.1).*
    24.1     Power of Attorney (included on page II-6).
    27.1     Financial Data Schedule.

--------
* To be filed by amendment.
+ Certain information has been omitted from this exhibit. The omitted information has been filed separately with the Commission with a request for confidential treatment.